Exhibit 10.1

Execution Version

Amended and Restated

Limited Liability Company Operating Agreement

of

FLORIDA PROGRESS, LLC

A Florida Limited Liability Company

Dated as of March 3, 2026

TABLE OF CONTENTS

i

ii

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Exhibit A: Defined Terms

Exhibit B: Restricted Transferees

Exhibit C: Board Approval Matters

Exhibit D: Form of Promissory Note

Exhibit E: Form of Membership Interest Transfer Power

Schedule A: Register of Members as of March 3, 2026

Schedule 7.1(a): Existing Affiliate Transactions

Schedule 11.5(f): Investor Representations

iv

AMENDED AND RESTATED LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

OF

FLORIDA PROGRESS, LLC

This Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of Florida Progress, LLC, a Florida limited liability company (the “Company”), dated as of March 3, 2026 (the “Effective Date”), is executed and entered into by and among the Company, Progress Energy, Inc., a North Carolina corporation (“Progress Energy”), and Peninsula Power Holdings L.P., a Delaware limited partnership (“New Investor”), and, solely for the purposes of Section 4.2(j), Peninsula Power FinCo L.P., a Delaware limited partnership (“New Investor Parent”).

RECITALS

WHEREAS, the Company was originally organized as Florida Progress Corporation, a Florida corporation, pursuant to the Articles of Incorporation filed with the Secretary of State of the State of Florida on January 21, 1982, and converted into a Florida limited liability company pursuant to the Articles of Conversion and Articles of Organization (the “Articles”) filed with the Secretary of State of the State of Florida on August 1, 2015, pursuant to (a) Section 605.1042 et seq. of the Florida Revised Limited Liability Company Act (the “LLC Act”), (b) Section 607.1112 et seq. of the Florida Business Corporation Act (the “Business Corporation Act”) and (c) the execution of that certain Limited Liability Company Operating Agreement of the Company, dated as of August 1, 2015, as amended and restated February 19, 2025 (the “Original Agreement”);

WHEREAS, immediately prior to the Effective Date, Progress Energy was the sole member of the Company and held the sole Interest (as defined in the Original Agreement) in the Company;

WHEREAS, as of the date hereof, the Company owns one hundred percent (100%) of the issued and outstanding membership interests of Duke Energy Florida, LLC, a Florida limited liability company (“DEF”);

WHEREAS, Progress Energy, the Company and New Investor entered into that certain Investment Agreement, dated as of August 4, 2025 (the “Investment Agreement”), pursuant to which, (a) upon the First Closing (as defined herein), the Company issued 9.19 Common Units to New Investor on the date hereof and (b) subject to the terms and conditions set forth therein, upon Subsequent Closings (as defined herein), the Company will issue a number of Common Units to New Investor on dates determined pursuant to the terms thereof;

WHEREAS, as of the date hereof, Progress Energy owns 90.81% of the Common Units and New Investor owns 9.19% of the Common Units; and

WHEREAS, the parties hereto desire to amend and restate the Original Agreement in its entirety to reflect the admission of New Investor as a Member in the Company, and to amend and restate the terms and conditions of the governance and operation of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I

Definitions; Interpretation

Section 1.1             Definitions. Capitalized terms used in this Agreement but not defined in the body hereof shall have the meanings ascribed to them in Exhibit A hereto.

Section 1.2             Interpretation.

(a)            When a reference is made in this Agreement to an Article, Section, clause or Exhibit, such reference shall be to an Article, Section or clause of, or Exhibit to, this Agreement unless otherwise indicated, and the words “Agreement,” “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits) and not merely to the specific section, paragraph or clause in which such word appears. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and do not in any way affect the meaning or interpretation of this Agreement. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, shall be deemed to refer to the Effective Date. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. Unless otherwise expressly provided herein, references to any agreement or document shall be a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include reference to all exhibits, schedules and other documents or agreements attached thereto or incorporated therein, including waivers or consents. Unless otherwise expressly provided herein, references to any Person include the successors and permitted assigns of that Person. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control. As used in this Agreement: (i) the term “including” and words of similar import mean “including, without limitation” unless otherwise specified, (ii) “$” and “dollars” refer to the currency of the United States of America, (iii) “or” shall include both the conjunctive and disjunctive and (iv) “any” shall mean “one or more.” Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days. The dollar thresholds set forth in Section 7.1(a) and Section 7.1(m) shall be increased annually on each January 1 from and after the First Closing for inflation by the change in the Consumer Price Index for the immediately preceding twelve- (12-) month period.

(b)            The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)            No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

Article II

Organization

Section 2.1             Formation; Continuation; Amendment and Restatement. The Company was originally organized as a Florida corporation upon the filing of the Articles of Incorporation with the Secretary of State of the State of Florida and was converted to a Florida limited liability company upon the filing of the Articles with the Secretary of State of the State of Florida on August 1, 2015, in conformity with the LLC Act and the Business Corporation Act. The Company is and shall continue to be a limited liability company organized pursuant to the LLC Act. The Members ratify the organization and formation of the Company and continue the Company, pursuant to the terms and conditions of this Agreement. This Agreement amends and restates in its entirety and supersedes the Original Agreement, effective as of the Effective Date. The Company and, if required, each of the Members, or a Person duly authorized to act on behalf of any such Member or Members, shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, continuation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Florida.

Section 2.2             Name. The name of the Company is “Florida Progress, LLC” and its business shall continue to be carried on in such name with such variations and changes as the Board deems necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted. In the event that the Board changes the name of the Company, it shall notify each of the Members.

Section 2.3             Business Purpose. The Company is formed for the purposes of, either on its own behalf or through its Subsidiaries: (a) owning and operating a public utility engaged in the generation, transmission, distribution and sale of electricity within the State of Florida through the ownership and operation of Qualifying Core Assets under the regulation of the FPSC, FERC and NRC, (b) owning and operating unregulated renewable energy generation facilities within the State of Florida, and (c) exercising powers that are necessary, appropriate, advisable or incidental to or for the purposes of its business described in this Section 2.3. The Company shall not take any action, or cause or permit any of its Subsidiaries to take any action that is inconsistent with the purposes of its business described in this Section 2.3, without the prior written consent of Progress Energy and each Investor 4.9% Member.

Section 2.4             Registered Office and Agency. The address of the registered office of the Company in the State of Florida is 1200 South Pine Island Road, Plantation, FL 33324, and the name of the registered agent is CT Corporation System.

Section 2.5             Company Property; Membership Interests. No real or other property of any kind, tangible or intangible, of the Company or any of its Subsidiaries shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company or such applicable Subsidiary, as the case may be. Without limiting the foregoing, all trade secrets, intellectual property and other business assets used or developed by the Company or its Subsidiaries are and shall be owned and Controlled only by the Company or its Subsidiaries, as applicable.

Section 2.6             Term. The term of the Company commenced on the date of filing of the Articles with the Secretary of State of the State of Florida and shall continue in perpetuity unless the Company is sooner dissolved in accordance with the terms of this Agreement or the LLC Act.

Section 2.7             Organizational and Fictitious Name Filings. The Company shall, from time to time, register the Company as a foreign limited liability company and file such fictitious or trade name statements or certificates in such jurisdictions and offices as the Board considers necessary or appropriate. The Company may do business under any fictitious business name deemed necessary or desirable. The Board shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any state or jurisdiction (other than Florida) in which the Company engages in business, and continue the Company as a limited liability company to protect the limited liability of the Members as contemplated by the LLC Act and to accomplish the purpose of the Company.

Section 2.8             Tax Treatment. The Members intend for the Company to be treated as an association taxable as a corporation for U.S. federal income Tax purposes (and analogous state and local income Tax purposes), and the Company shall make any elections and file any necessary documentation in order for the Company to be treated as an association taxable as a corporation for U.S. federal income Tax purposes (and analogous state and local income Tax purposes). Notwithstanding anything to the contrary contained herein, the Company shall not change or otherwise alter the Company’s treatment as an association taxable as a corporation for U.S. federal income Tax purposes (and analogous state and local income Tax purposes) unless otherwise determined by the Board and with the prior written consent of Progress Energy and each Investor 4.9% Member. The Company and each Member shall file all Tax Returns and shall take all Tax and financial reporting positions in a manner consistent with this treatment. Neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise.

Article III

Members; Membership Interests

Section 3.1             Members. The names and addresses of the Members shall be set forth on the Register of Members.

Section 3.2             Register of Members.

(a)            Ownership of Membership Interests shall be evidenced by certificates, but ownership in the Company shall be exclusively evidenced and determined by entry in the Register of Members. A copy of the Register of Members setting forth the name, address, number of Units issued to such Member (including the date of issuance) and Company Percentage Interest of each Member as of the date hereof is attached as Schedule A hereto, and the Company shall amend Schedule A from time to time as necessary to reflect accurately Transfers undertaken in compliance with this Agreement.

(b)            Each certificate and the Register of Members shall bear a legend on the face thereof in the following form:

“TRANSFER IS SUBJECT TO RESTRICTIVE LEGENDS ON BACK.”

and shall bear a legend on the reverse side thereof substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION THEREFROM IS AVAILABLE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(c)            If any Units are registered under the Securities Act, then the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Units without the first sentence of the legend set forth above endorsed thereon. If any Units cease to be subject to any and all restrictions on Transfer set forth in this Agreement, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Units without the second sentence of the legend set forth above endorsed thereon.

(d)            Without any further act, vote or approval of any Member or any other Person, the Company shall issue, and the Members shall cooperate to cause the Company to issue, a new certificate in place of any certificate previously issued to the holder of the Units represented by such certificate, as reflected on the Register of Members of the Company: (i) if such holder is a Member, if such Member makes proof by affidavit, in form and substance that is customary and reasonable, that such previously issued certificate has been lost, stolen or destroyed and, in the case of New Investor, the Secured Parties consent to the issuance of such new certificate and (ii) if the Secured Parties with respect to such certificate make proof by affidavit, in form and substance that is customary and reasonable, that such previously issued certificate has been lost, stolen or destroyed.

Section 3.3             Membership Interests. The Company is authorized to issue, subject to the terms and conditions set forth herein, Classes of Membership Interests as follows: (a) Common Units and (b) subject to Section 7.1(e) and Section 7.1(f), any other Class of Membership Interests. Each Unit shall constitute and shall remain a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the States of Florida and New York and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (and each Unit shall be treated as such a “security” for all such purposes, including perfection of the security interest therein under Articles 8 and 9 of each applicable Uniform Commercial Code).

Section 3.4             Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a Member.

Section 3.5             Cessation of Interest. A Member shall automatically cease to be a Member upon Transfer of all of such Member’s Membership Interests in accordance with this Agreement and the removal of such Member’s name from the Register of Members. Immediately upon any such Transfer, the Company shall cause such Member’s name to be removed from the Register of Members.

Section 3.6             Other Business of the Members; Corporate Opportunities.

(a)            The Members and their respective Affiliates (subject to compliance with Section 3.6(b) in the case of Progress Energy and its Affiliates) may engage in, invest in, provide financing to, possess an interest in or otherwise be involved in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company and its Subsidiaries, and neither the Company nor any other Member shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company and its Subsidiaries, shall not be deemed wrongful or improper.

(b)            In the event that Progress Energy or any of its Affiliates (other than the Company and its Subsidiaries) identifies a “greenfield” or “brownfield” asset acquisition, development or expansion opportunity primarily involving or primarily related to the generation, transmission, distribution and sale of electricity to or for the public in the State of Florida (regulated or unregulated) (“Business Opportunity Assets”), whether such opportunity is structured as either (x) an acquisition of assets or (y) an acquisition of equity of any Person for which the Fair Market Value of such Business Opportunity Assets is no more than one billion dollars ($1,000,000,000) (a “Company Business Opportunity”), then such Company Business Opportunity shall be presented by Progress Energy to the Board for pursuit by the Company prior to Progress Energy or any of its Affiliates (other than the Company and its Subsidiaries) undertaking such Company Business Opportunity. Only if the New Investor Designees on the Board do not vote in favor of the Company pursuing such Company Business Opportunity, then Progress Energy or its Affiliate (as applicable) will have the right to pursue the Company Business Opportunity without further involvement of the Company; provided, for the avoidance of doubt, that the New Investor Designee’s or New Investor’s consent is not required for the Company to pursue such Company Business Opportunity unless otherwise required pursuant to this Agreement. In the event that Progress Energy or any of its Affiliates (other than the Company and its Subsidiaries) consummates a transaction that does not constitute a Company Business Opportunity but involves a Person that, prior to such transaction, would itself participate in projects that would satisfy the definition of Company Business Opportunity, any Person that becomes an Affiliate of Progress Energy as a result of such transaction (any such person, an “Unrestricted Affiliate”) shall not be deemed an Affiliate of Progress Energy for the purposes of this Section 3.6(b); provided that following any such transaction the Members shall cooperate in good faith to negotiate and implement a corporate opportunity policy for the Company with respect to the business activities of the Unrestricted Affiliates.

(c)            In the event that any Member or its Affiliates (other than the Company and its Subsidiaries) become the Beneficial Owner(s) of fifty percent (50%) or more of the total voting power or equity interests of any Person (other than the Company and its Subsidiaries) involved in the generation, transmission, distribution and sale of electricity to or for the public in the State of Florida (such Person, a “Florida Utility”), each Member agrees that none of the directors, managers or officers of such Florida Utility or its Subsidiaries shall serve as directors, managers or officers of the Company or its Subsidiaries.

(d)            Except as provided in Section 3.6(b), the Company and each Member expressly acknowledge and agree that (i) none of the Members nor any of their respective Affiliates or Representatives shall have any duty to communicate or present an investment or business opportunity to the Company in which the Company may, but for the provisions of this Section 3.6, have an interest or expectancy (a “Corporate Opportunity”), and (ii) none of the Members nor any of their respective Affiliates or Representatives (even if such Person is also an officer or Manager of the Company) shall be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company expressly renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company.

Article IV

Capital Contributions; Additional Membership Interests

Section 4.1             Issuance of Units.

(a)            Common Units. At the First Closing, the Interest in the Company held by Progress Energy was converted into and became, without any action of the part of the Company or Progress Energy, 90.81 Common Units. At the First Closing, the Company issued 9.19 Common Units to New Investor. Following the First Closing, Progress Energy holds 90.81 Common Units (representing a 90.81% Company Percentage Interest) and New Investor holds 9.19 Common Units (representing a 9.19% Company Percentage Interest). At Subsequent Closings, the Company will issue the number of Common Units contemplated by the Investment Agreement to New Investor. For the avoidance of doubt, any issuance of Units pursuant to the Investment Agreement is deemed hereby approved by the Board, and no further approval or consent of the Board or any Member shall be required for such issuance(s).

(b)            Additional Capital Contributions. Except as specifically set forth in this Article IV, no Member shall be required to make any additional contribution of property or money to the Company.

(c)            Issuance of Additional Units. Except for Units issued pursuant to the Investment Agreement or in accordance with Section 4.2 and Section 4.4, the Company shall not, and the Members shall take all actions as may be reasonably necessary to ensure that the Company does not, issue any new Units, or any securities convertible into Units or other Equity Interests (“New Units”), to any Person other than the Members (such other Person, a “Third-Party Investor”) or to the Members other than in accordance with their respective Company Percentage Interests or in accordance with Section 4.4. For the avoidance of doubt, any New Units issued in accordance with this Article IV shall be subject to the terms and conditions of this Agreement to the same extent as any Units outstanding as of the date hereof.

(d)            After the Effective Time, the Company shall issue no additional Membership Interests or admit any additional Members except as expressly set forth in this Agreement or pursuant to the Investment Agreement.

(e)            Notwithstanding anything to the contrary contained herein (including anything contained in Section 4.2 or Section 4.3) and except in the case of any issuance of Units in satisfaction of a Specified Loan Amount, in no event shall the Company issue any Units (including any New Units) to the extent the issuance thereof would result in Progress Energy owning less than eighty percent (80%) of the Units or Progress Energy’s Company Percentage Interest being less than eighty percent (80%), in each case, without the consent of Progress Energy (which consent shall be in Progress Energy’s sole discretion). Any issuance of Units other than in strict accordance with this Section 4.1(e) shall be void ab initio. To the extent any issuance of Units is voided pursuant to this provision, the Company and the applicable Members will make the necessary reissuances and reimbursements to reverse the voided issuance.

Section 4.2             Additional Capital Contributions.

(a)            In the event that the Company requires additional funding for the purpose of paying for Necessary Expenses or the development or acquisition of Qualifying Core Assets, the Board may determine to request that the Members make additional capital contributions to the Company (each, an “Additional Capital Contribution”) and, subject to Section 4.2(e), authorize the issuance of New Units in connection therewith (“ACC Units”) in accordance with the procedures set forth in this Section 4.2; provided that the Board shall not issue any Capital Call Notices for Excess Capital Contributions prior to the Final Closing. Subject to the express provisions of this Section 4.2 and the terms of the ECL, no Member shall have any obligation to make Additional Capital Contributions to the Company pursuant to this Section 4.2.

(b)            If the Board determines to request that the Members make Additional Capital Contributions to the Company in accordance with Section 4.2(a), the Company shall issue a written request (a “Capital Call Notice”) to each of the Members for the making of such Additional Capital Contributions (a “Capital Call”). The Capital Call Notice shall specify (i) the total amount of Additional Capital Contributions requested from all Members (“Total Capital Call Amount”), (ii) the amount of the Additional Capital Contribution requested from each Member (with respect to each Member, its “Proportionate Contribution Entitlement”) which, with respect to each Member, shall equal such Member’s Company Percentage Interest multiplied by the Total Capital Call Amount, (iii) whether the purpose of such Capital Call is (A) to fund Necessary Expenses required by the Company during the period covered by such Capital Call Notice, together with a brief description of any such Necessary Expenses or (B) for the development or acquisition of Qualifying Core Assets, together with a brief description of such Qualifying Core Assets; provided that any such Capital Call Notice may specify one or more of the foregoing purposes, and in the event that a Capital Call Notice specifies more than one purpose, the Board shall also specify which portions of the Total Capital Call Amount and the corresponding Proportionate Contribution Entitlements are attributable to each of the purposes specified therein, (iv) the funding date for such Capital Call (the “Capital Call Request Funding Date”), which Capital Call Request Funding Date shall not be earlier than (x) with respect to a Mandatory Capital Contribution, the date that is twenty (20) days and (y) with respect to an Excess Capital Contribution, the date that is forty-five (45) days, in each case following the date on which such Capital Call Notice is delivered to the Members, (v) which portions of the requested Additional Capital Contributions, if any, constitute a Mandatory Capital Contribution or an Excess Capital Contribution, in each case, to the extent applicable and (vi) in the case of an Excess Capital Contribution only, the Fair Market Value per Unit. For the avoidance of doubt, the Board shall be permitted to issue more than one Capital Call Notice on any particular date.

(c)            New Investor shall be required to fund its Proportionate Contribution Entitlement in connection with any Capital Call for a Mandatory Capital Contribution up to the Annual Remaining Distribution Amount. In the event New Investor fails to fund its Proportionate Contribution Entitlement as provided in the first sentence of this Section 4.2(c), the Company shall be entitled to enforce New Investor’s obligation to fund such Mandatory Capital Contribution up to the Annual Remaining Distribution Amount in addition to the other remedies provided by Law (with the New Investor Designees abstaining from determining any such enforcement). For the avoidance of doubt, in no event shall the Company be entitled to enforce New Investor’s obligation to fund any such portion of a Mandatory Capital Contribution to the extent it would cause New Investor to make capital contributions in excess of the Annual Remaining Distribution Amount.

(d)            Notwithstanding anything to the contrary contained in Section 4.2(b), if there is a Mandatory Capital Call outstanding for at least five (5) Business Days on any Distribution Date with respect to a Member, such Member shall be obligated to contribute to the Company Distributable Cash actually received from the Company on such Distribution Date no later than the end of the day on such Distribution Date, if such amount of Distributable Cash is received by such Member prior to 12:00 p.m. New York time on the applicable Distribution Date or, otherwise, on the next Business Day, in an amount equal to the lesser of (i) the amount of such Member’s Proportionate Contribution Entitlement of such Mandatory Capital Contribution and (ii) the Distributable Cash actually received on such Distribution Date as an Additional Capital Contribution (a “Mandatory Reinvestment”).

(e)            If each Member makes an Additional Capital Contribution in the full amount of its Proportionate Contribution Entitlement, no ACC Units shall be issued in connection therewith and there shall be no change to any Member’s Company Percentage Interest. Each Member acknowledges that by declining to make an Additional Capital Contribution pursuant to a Capital Call in the full amount of such Member’s Proportionate Contribution Entitlement, its Company Percentage Interest may be diluted in accordance with the terms of this Section 4.2, without limitation to any other available remedies set forth in this Agreement, unless otherwise agreed by the Members.

(f)             Within (x) seven (7) days following receipt of a Capital Call Notice with respect to any Mandatory Capital Contribution (the “Mandatory Contribution Option Period”) and (y) twenty (20) days following receipt of a Capital Call Notice with respect to any Excess Capital Contribution (the “Excess Contribution Option Period”), each Member shall send a written notice to the Company with, in the case of clause (iii), a copy to each other Member, either (i) declining to make an Additional Capital Contribution pursuant to the Capital Call, (ii) agreeing to make part or all of the Member’s Proportionate Contribution Entitlement and stating what portion of the Member’s Proportionate Contribution Entitlement it shall make or (iii) solely in the case of an Excess Capital Call, requesting a Capital Contribution Loan with respect to all or a part of such Member’s Proportionate Contribution Entitlement and setting forth the amount of Additional Capital Contribution (if any) to be made by such Member (such request, a “Capital Contribution Loan Request”). Any Member that does not send a notice within the applicable Contribution Option Period shall be deemed to have declined to make any Additional Capital Contribution and declined to issue a Capital Contribution Loan Request pursuant to the Capital Call.

(g)            Within (x) three (3) days following the expiration of the Mandatory Contribution Option Period and (y) five (5) days following the expiration of the Excess Contribution Option Period, the Company shall give written notice (a “Contribution Notice”) to each Member specifying the amount of each Member’s Proportionate Contribution Entitlement and the amount of the Additional Capital Contribution that each Member agreed to make. In the event that any Member(s) have not agreed to make an Additional Capital Contribution in the full amount of its Proportionate Contribution Entitlement (each such Member, a “Non-Contributing Member”) and other Member(s) have elected to make an Additional Capital Contribution in the full amount of their respective Proportionate Contribution Entitlement (each such Member, a “Contributing Member”), then, except with respect to any amount for which a Capital Contribution Loan Request has been requested, (a) such Contributing Member(s) shall have the right to increase the amount of their respective Additional Capital Contribution to include all or any portion of the Non-Contributing Member’s Proportionate Contribution Entitlement that the Non-Contributing Member declined to make (such amount, a “Residual Contribution Amount”) in accordance with Section 4.2(h) and receive from the Company a number of additional ACC Units in accordance with Section 4.2(i) or (b) if Progress Energy is the Non-Contributing Member, then New Investor may elect, by notice to the Company (such notice, a “Withdrawal Notice”) in accordance with Section 4.2(h), to withdraw its agreement to make an Additional Capital Contribution and, upon delivery of such Withdrawal Notice, the applicable Capital Call Notice shall be deemed withdrawn and the Company shall promptly repay to New Investor any amounts contributed to the Company by New Investor in respect of such Capital Call Notice.

(h)            Within ten (10) Business Days following receipt of a Contribution Notice showing a Residual Contribution Amount (the “Residual Exercise Period”), unless New Investor has sent a Withdrawal Notice during the Residual Exercise Period, each Contributing Member shall send a written notice (a “Residual Exercise Notice”) to the Company either (i) declining to increase the amount of its Additional Capital Contribution to include any portion of the Residual Contribution Amount or (ii) exercising its right to increase its Additional Capital Contribution and stating a percentage of the Residual Contribution Amount by which it desires to increase its Additional Capital Contribution (the “Additional Elected Portion”); provided that if the sum of the proposed Additional Capital Contributions set forth in all Residual Exercise Notices exceeds the Residual Contribution Amount, then the Residual Contribution Amount shall be allocated (A) first so that each Contributing Member shall be entitled to the lesser of (x) such Contributing Member’s Additional Elected Portion and (y) such Contributing Member’s Company Percentage Interest multiplied by the Residual Contribution Amount and (B) second, if there remains any Residual Contribution Amount (if any) after the allocation in clause (A) such remaining amount shall be allocated among the Contributing Members who have not received their full Additional Elected Portion in accordance with the methodology in clause (A) mutatis mutandis in successive iterations until the full Residual Contribution Amount is allocated; provided, however, that for the avoidance of doubt, if Progress Energy delivers a Residual Exercise Notice exercising its right to increase its Additional Capital Contribution with respect to at least eighty percent (80%) of the total Residual Contribution Amount, Progress Energy’s Additional Capital Contribution shall be at least eighty percent (80%) of the total Residual Contribution Amount. If a Contributing Member does not send a Residual Exercise Notice within the Residual Exercise Period, it shall be deemed to have waived its right to increase the amount of its Additional Capital Contribution pursuant to Section 4.2(g).

(i)             At the expiration of the Contribution Option Period or the Residual Exercise Period, as applicable, any Member electing to make an Additional Capital Contribution pursuant to Section 4.2(f) or Section 4.2(h) (an “Electing Member”) shall make any such Additional Capital Contribution within (x) with respect to a Mandatory Capital Contribution, five (5) days, and (y) with respect to an Excess Capital Contribution, twenty (20) days, following its receipt of a Contribution Notice or delivery of a Residual Exercise Notice, as applicable, or within ten (10) Business Days following the receipt of any and all required regulatory approvals, whichever is later (such date, the “ACC Deadline”), and as promptly as practicable thereafter, the Company shall issue to the Electing Member in respect of any Additional Elected Portion, the amount of ACC Units that can be purchased for such funded amount at a price per ACC Unit equal to (A) in the case of a Mandatory Capital Contribution, ninety percent (90%) of the Fair Market Value of the Company per ACC Unit or (B) subject to Section 4.2(j) in the case of an Excess Capital Contribution, Fair Market Value of the Company per ACC Unit, and, in each case, the Electing Member’s and the Non-Contributing Member’s respective Company Percentage Interests shall be adjusted accordingly. For the purposes of this Section 4.2(i), the Fair Market Value of the Company shall be measured as of the date of the underlying Capital Call Notice. In addition, the Company and each Electing Member shall take all such other actions as may be reasonably necessary to complete such Additional Capital Contribution, including entering into such additional agreements as may be necessary or appropriate.

(j)             Capital Contribution Loans.

(i)            If a Member has issued a Capital Contribution Loan Request (such Member, a “Requesting Member”), each other Member (each, a “Non-Requesting Member”) shall have the right, but not the obligation, exercisable within ten (10) Business Days following receipt of a Contribution Loan Request, to (1) fund its Proportionate Contribution Entitlement in respect of such Excess Capital Contribution and (2) contribute to the Company on behalf of the Requesting Member all or part of the amount set forth in the Capital Contribution Loan Request and, to the extent a Non-Requesting Member makes such an Additional Capital Contribution on behalf of a Requesting Member in accordance with the terms of this Section 4.2(j), such Additional Capital Contribution shall be treated as a Capital Contribution Loan to the applicable Capital Contribution Loan Borrower for the amount so contributed; provided that if more than one Non-Requesting Member desires to make such Capital Contribution Loan, then each Non-Requesting Member may contribute the greater of (A) any amounts not contributed by the other Non-Requesting Members and (B) a proportional amount of the entire amount of the Excess Capital Contribution not funded by the Requesting Member based on its Company Percentage Interest relative to the Company Percentage Interest of all Non-Requesting Members desiring to make such Capital Contribution Loans. If a Non-Requesting Member exercises its rights to make a Capital Contribution Loan (such Member, the “Lending Member”), the applicable Capital Contribution Loan Borrower shall promptly (and in any event, no later than the ACC Deadline) execute a promissory note substantially in the form of Exhibit D and execute such other documents and instruments and take such further actions as are reasonably required by the Lending Member to give effect to this Section 4.2(j)(i). If within thirty (30) days after a Capital Contribution Loan Maturity Date any amount remains outstanding thereunder, then all or a portion of the outstanding amount under the Capital Contribution Loan may, at the election of the Lending Member (which shall be made in such Lending Member’s sole discretion), be deemed to be an Additional Capital Contribution made by the Lending Member, and in satisfaction of the portion of the Capital Contribution Loan so elected by the Lending Member to be converted into ACC Units (“Specified Loan Amount”), the Company shall issue to the Lending Member ACC Units in the amount that can be purchased for such Specified Loan Amount at a price per Unit equal to ninety percent (90%) of the Fair Market Value of the Company (measured as of the Capital Contribution Loan Maturity Date) per ACC Unit, and the Company Percentage Interest of each Member shall be adjusted accordingly.

(ii)           In the event a Lending Member makes a Capital Contribution Loan to New Investor Parent pursuant to Section 4.2(j)(i), New Investor Parent will be deemed to have contributed an amount equal to the Capital Contribution Loan to New Investor and New Investor will be deemed to have made an Additional Capital Contribution to the Company in an amount equal to the amount of the Capital Contribution Loan.

(iii)          If a Requesting Member has delivered a Capital Contribution Loan Request and a Non-Requesting Member elects to fund its Proportionate Contribution Entitlement and make a Capital Contribution Loan in accordance with Section 4.2(j)(i), the Requesting Member shall be deemed to have satisfied its Proportionate Contribution Entitlement in respect of the underlying Excess Capital Contribution, no ACC Units shall be issued to the Members in connection therewith and there shall be no change to any Member’s Company Percentage Interest.

(iv)          If each Non-Requesting Member elects not to make a Capital Contribution Loan in accordance with Section 4.2(j)(i), such Excess Capital Call shall be deemed to have been withdrawn by the Company and no ACC Units shall be issued to any Member in connection therewith. To the extent that any Member has already made any Additional Capital Contribution in connection with the underlying Excess Capital Call, any such amounts shall be promptly returned to such Member.

(k)            If a Member refuses or fails to timely make all or any portion of its Proportionate Contribution Entitlement of any Additional Capital Contribution (such unfunded amount, the “Unfunded Amount”) pursuant to this Section 4.2, the Company shall provide written notice thereof to the Members (such notice, a “Contribution Unfunded Amount Notice”). Other than with respect to a Mandatory Capital Contribution, notwithstanding anything to the contrary in this Section 4.2 or elsewhere in this Agreement, but subject to Section 4.2(j)(iv), on or before the thirtieth (30th) day following the date of the Contribution Unfunded Amount Notice, such Non-Contributing Member may make a contribution to the Company equal to the sum of the Unfunded Amount following which the former Non-Contributing Member shall be deemed to have cured its failure to pay its Proportionate Contribution Entitlement of any Additional Capital Contribution prior to the Capital Call Request Funding Date with respect to the applicable Capital Call Notice.

(l)             In the event that New Investor delivers a Capital Contribution Loan Request on two (2) occasions, from and after the delivery of the second Capital Contribution Loan Request, Progress Energy may (but is not required to), at its option, acquire all (but not less than all) of the Units held by the New Investor Group (the “Call Right”) by giving revocable written notice (a “Call Notice”) to New Investor within thirty (30) days following receipt of the second Capital Contribution Loan Request (the “Call Notice Period”) of its election to exercise the Call Right; provided that New Investor shall have sixty (60) days following a Call Notice to withdraw the most recent Capital Contribution Loan Request by (A) funding its Proportionate Contribution Entitlement in respect of the applicable Capital Call for any Excess Capital Contribution within such sixty- (60-) day period or (B) if Progress Energy has already made a Capital Contribution Loan in respect of such Capital Contribution Loan Request, by paying to Progress Energy the amount of such Capital Contribution Loan (including all accrued interest thereon) within such sixty- (60-) day period. If Progress Energy has delivered a Call Notice within the Call Notice Period, Progress Energy shall have one hundred and eighty (180) days from delivery of the Call Notice to consummate the purchase of New Investor’s Units pursuant to this Section 4.2(l). If Progress Energy does not deliver the Call Notice to exercise its Call Right within the applicable Call Notice Period or revokes the Call Notice prior to the consummation of the purchase of New Investor’s Units, then the Call Right shall expire solely with respect to the two (2) Capital Contribution Loan Requests giving rise to such Call Right and New Investor shall be deemed to have made no Capital Contribution Loan Requests on or prior to such time under this Section 4.2(l). The purchase price payable by Progress Energy in connection with the exercise of the Call Right shall be equal to the product of (i) the Call Value (measured as of the date of the delivery of the Call Notice to New Investor) multiplied by (ii) the New Investor Group’s Company Percentage Interest at such time (the amount equal to such product, the “Call Exercise Price”); provided that the Call Exercise Price shall in no event be less than an amount equal to (1) (x) the New Investor Group’s Company Percentage Interest, multiplied by (y) the Reference Amount less the consolidated Debt of the Company as of the date the applicable Call Notice is delivered, plus (2) the New Investor Backleverage Make-Whole Amount. If the Call Right is exercised by Progress Energy, each of Progress Energy and New Investor shall take all actions as may be reasonably necessary to consummate the transactions contemplated by this Section 4.2(l) within the Regulatory Approval Period, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary. If New Investor fails to take all actions necessary to consummate the purchase and sale of the Units held by the New Investor Group in accordance with this Section 4.2(l) prior to the expiration of the Regulatory Approval Period, then New Investor shall be deemed to be in material breach of this Agreement for purposes of Article IX and for all other purposes hereunder, and shall be deemed to have granted (and hereby grants, contingent only on the occurrence of such failure) an irrevocable appointment of any Person nominated for the purpose by Progress Energy to be the New Investor Group’s agent and attorney to execute all necessary documentation and instruments on its behalf to Transfer the New Investor Group’s Units as the holder thereof, in each case consistent with the provisions of this Section 4.2(l). At the consummation of any purchase and sale pursuant to this Section 4.2(l), New Investor shall sell to Progress Energy all of the Units owned by the New Investor Group in exchange for the Call Exercise Price. Contemporaneously with its receipt from Progress Energy of the Call Exercise Price, the New Investor Group shall Transfer to Progress Energy all of the Units owned by the New Investor Group, free and clear of all Liens. New Investor shall use commercially reasonable efforts to cooperate with and provide reasonable assistance to Progress Energy in connection with obtaining or making any necessary consents, approvals, filings and notices from Governmental Authorities to consummate the transactions contemplated by this Section 4.2(l).

(m)           With respect to any Capital Call to fund amounts for Qualifying Core Assets or Necessary Expenses during the Contribution Option Period, if the Company reasonably anticipates that such amounts are in excess of the funds reasonably available to the Company from other sources (i.e., insufficient budgeted reserves or other sources of liquidity) (for which the Contribution Notice in respect of such Capital Call shall state is pursuant to this Section 4.2(m)), Progress Energy may elect to contribute part or all of its Proportionate Contribution Entitlement of the Additional Capital Contributions in respect of the related request therefor prior to the applicable Capital Call Request Funding Date (collectively, an “Early Contribution”), and following such Early Contribution may participate in any Residual Contribution Amount process pursuant to the terms of this Section 4.2. Any Early Contribution will be treated as a capital contribution by Progress Energy in satisfaction of the Capital Call and not as a loan from such Member to the Company and be deemed to be made on the date such capital contribution would have otherwise been made if not made as an Early Contribution to the Company. For the avoidance of doubt, each other Member shall remain entitled to fund on the timelines set forth in this Agreement.

Section 4.3             Third Party Investors.

(a)            In the event that, following the ACC Deadline, the Company has not received Additional Capital Contributions from the Members in the full amount of the Mandatory Capital Contributions requested pursuant to a Capital Call, the Board may, in accordance with Section 6.7, authorize the Company to seek additional equity funds from Third-Party Investors in an amount up to the difference between the total Mandatory Capital Contributions requested and the total Additional Capital Contributions received, and to issue New Units to Third-Party Investors in connection therewith pursuant to this Section 4.3 at a price per Unit that is no lower than the price per Unit notified to Members in connection with such Capital Call.

(b)            If the Board determines to seek additional equity funds from and issue New Units to Third-Party Investors pursuant to Section 4.3(a), (i) the Company must enter into a definitive agreement with respect to such issuance within one hundred eighty (180) days following the ACC Deadline and (ii) such issuance must be completed within the Regulatory Approval Period. If such issuance has not been completed within the Regulatory Approval Period, the Company shall not thereafter issue any New Units to Third-Party Investors without first complying with all of the provisions of Section 4.2. Upon completion of any such issuance of New Units to a Third-Party Investor, the Company shall give written notice to the Members of such issuance, which notice shall specify (A) the total number of New Units issued, (B) the price per Unit at which the Company issued the New Units and (C) any other material terms of the issuance.

(c)            In the event that the Company issues New Units to one or more Third-Party Investors pursuant to this Article IV, the Members and the Company shall negotiate in good faith to amend this Agreement to the extent reasonably necessary to reflect such additional Members.

Section 4.4             Preemptive Rights.

(a)            The Company grants to each Member, and each Member shall have, the right to purchase, in accordance with the procedures set forth herein, such Member’s pro rata portion of any (i) New Units or (ii) any other Equity Interests, that are structurally senior to the Units at such time, (clauses (i) and (ii), the “Subject Interests”) which the Company or its Subsidiaries may, from time to time, propose to sell and issue (hereinafter referred to as the “Preemptive Right”); provided, however, that the Preemptive Right shall not apply with respect to Subject Interests issued or to be issued (A) in connection with any merger, consolidation, acquisition or other distribution or any similar transaction or any reorganization or recapitalization in each case where Subject Interests are issued on a pro rata basis to all Members for or in respect of previously outstanding Units, (B) in any public offering, (C) in connection with any incurrence of any Debt in accordance with Section 7.2(e) and (D) any Units issued pursuant to the Investment Agreement.

(b)            In the event that the Company or any of its Subsidiaries proposes to issue and sell Subject Interests, the Company shall notify each Member in writing with respect to the proposed Subject Interests to be issued (the “New Units Notice”). Each New Units Notice shall set forth: (i) the number of Subject Interests proposed to be issued by the Company and their purchase price; (ii) such Member’s pro rata portion of Subject Interests; and (iii) any other material term, including any applicable regulatory requirements and, if known, the expected date of consummation of the purchase and sale of the Subject Interests.

(c)            Each Member shall be entitled to exercise its right to purchase such Subject Interests by delivering an irrevocable written notice to the Company within thirty (30) days from the date of receipt of any such New Units Notice specifying the number of Subject Interests to be subscribed, which in any event can be no greater than such Member’s pro rata portion of such Subject Interests at the price and on the terms and conditions specified in the New Units Notice.

(d)            If the Members do not elect within the applicable notice periods described above to exercise their preemptive rights with respect to any of the Subject Interests proposed to be sold by the Company, the Company shall have ninety (90) days after expiration of all such notice periods to sell or to enter into an agreement to sell such unsubscribed Subject Interests proposed to be sold by the Company, at a price and on terms no more favorable to the purchaser than those offered to the Members.

(e)            No Member will be required to take up and pay for any Subject Interests pursuant to the Preemptive Right unless all Subject Interests (other than those to be taken up by the Member) are sold, whether to the other Members or pursuant to Section 4.4(d).

Article V

Distributions

Section 5.1             Distributions.

(a)            Except as otherwise provided herein and subject to the LLC Act, all Distributable Cash as of the end of a fiscal quarter shall be distributed quarterly, no later than sixty (60) days after the end of each fiscal quarter (the date on which such distribution is made, which shall not be more than sixty (60) days after the end of each fiscal quarter, the “Distribution Date”), to the Members pro rata in proportion to their respective Company Percentage Interests; provided that, for any fiscal quarter, such distribution shall be prorated based on the number of days each Member held an applicable Company Percentage Interest during such fiscal quarter; provided, further, that, for the fiscal quarter in which the First Closing occurs, (x) notwithstanding anything to the contrary in this Section 5.1(a), the distribution shall be made to the Members pro rata in proportion to their respective Company Percentage Interests, assuming that each Member owned its Company Percentage Interest as of the First Closing since the first day of such quarter and (y) Progress Energy shall provide Investor with supporting calculations for the distribution for such quarter in advance of the Distribution Date and shall consider in good faith and incorporate all mutually-agreed comments, if any, submitted by New Investor with respect to such calculations. All other distributions by the Company shall be made to the Members pro rata in proportion to their respective Company Percentage Interests. The Company shall not make any distribution of property in kind, except in connection with a dissolution of the Company pursuant to Article IX.

(b)            If, in a given fiscal quarter, the Board intends to declare a distribution pursuant to Section 5.1(a) (a “Distribution”) and to make a Mandatory Capital Call pursuant to Section 4.2(b), it shall use commercially reasonable efforts to cause such Distribution Date to align with such Capital Call Request Funding Date. The Members agree and intend that the appropriate U.S. federal income tax treatment of any Distribution (or portion thereof) made to Progress Energy or New Investor pursuant to this Section 5.1 that is recontributed to the Company as a Mandatory Reinvestment in accordance with Section 4.2(d) is not as a distribution for U.S. federal income tax purposes but rather as if the amount of such Distribution (or such portion thereof) was not distributed (the “Intended Tax Treatment”). Each of the Members and the Company shall file, and shall cause their respective Affiliates to file, their Tax Returns consistent with the Intended Tax Treatment except as otherwise required by a change in applicable Law or a determination within the meaning of Section 1313 of the Code.

(c)            At any time there is a Capital Contribution Loan outstanding, Distributable Cash distributed to the applicable Capital Contribution Loan Borrower (or, in the case of New Investor Parent, New Investor) pursuant to Section 5.1(a), which, in the case of New Investor Parent only, are in excess of (x) the Capital Call Loan Payback Threshold and (y) any reserved amounts to fund an outstanding Capital Call by the Company shall be paid by the Capital Contribution Loan Borrower (or in the case of New Investor Parent, New Investor on behalf of New Investor Parent) directly to the Lending Member until any outstanding Capital Contribution Loan made to such Capital Contribution Loan Borrower is paid in full, with such payments to be applied first to satisfy any accrued but unpaid interest with respect to such Capital Contribution Loan and then to repay any remaining principal with respect to such Capital Contribution Loan; provided that if the New Investor Financing is no longer outstanding, in the case of a Capital Contribution Loan from Progress Energy, such Distributable Cash, less any amount required to fund an outstanding Capital Call by the Company, shall be paid by the Company directly to Progress Energy to be applied to such Capital Contribution Loan. For the avoidance of doubt, any amounts used to repay Capital Contribution Loans on behalf of New Investor Parent pursuant to this Section 5.1(c) shall be deemed to have first been distributed to New Investor, then distributed by New Investor to New Investor Parent and paid to the Lending Member by the New Investor to repay the Capital Contribution Loans.

Section 5.2             Restrictions on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Units if such distribution would violate the LLC Act or other applicable Law.

Article VI

Management

Section 6.1             Management by Managers.

(a)            The Company shall be managed by a Board of Managers (the “Board”) in accordance with the LLC Act and the provisions of this Agreement, and no Member, by virtue of having the status of a Member, shall have any management power over the business and affairs of the Company or any actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company, nor shall any Member in his or her capacity as a Member, be entitled to vote on any matter other than as specifically required by the LLC Act or as expressly set forth in this Agreement, in which case each Member shall be entitled to a number of votes equal to such Member’s Company Percentage Interest at the time of such vote. The business and affairs of the Company shall be managed by the Managers elected in accordance with this Section 6.1 acting exclusively through the Board in accordance with the LLC Act and this Agreement, except as expressly delegated to any other Person by the Board or this Agreement. No Manager shall be permitted to take any action in the name of the Company without the prior approval of the Board or the Members as required by this Agreement, nor shall any Manager have any actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company unless authorized by the Board. In addition to the powers that now or hereafter can be granted under the LLC Act and all other powers granted under any other provision of the LLC Act or this Agreement (and subject to the terms and conditions set forth herein), the Board shall have full power and authority, and is hereby authorized and empowered by the Members, on behalf and in the name of the Company, to (i) do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company and (ii) subject to the terms and conditions set forth in this Agreement, delegate any and all authority or responsibility granted to the Board pursuant to this Agreement to one or more other Persons, including to any agents, officers or employees of the Board or the Company. Notwithstanding anything to the contrary herein or in any other agreement, all material matters and decisions with respect to the Company and any Subsidiary of the Company, including each of the matters set forth on Exhibit C, shall require the approval of the Board, and Progress Energy and the Company shall not permit any Subsidiary of the Company to take any action that requires such approval or any other approval required hereunder prior to such approval of the Board or any other approval required hereunder being obtained.

(b)            Except as otherwise provided by Section 6.1(c), upon the First Closing and during the term of this Agreement, the Board shall consist of eleven (11) Managers, of which two (2) Managers shall be designated by the New Investor Group (each, a “New Investor Designee”) and nine (9) Managers shall be designated by Progress Energy (each, a “Progress Energy Designee”). Each of the Members shall take all actions as may be reasonably necessary to cause the Board to consist of such number of Progress Energy Designees and New Investor Designees.

(c)            Notwithstanding anything herein to the contrary, (i) if at any time after the Final Closing the aggregate Company Percentage Interest of the New Investor Group is less than the Requisite Two-Manager Appointment Percentage, then the New Investor Group shall thereafter only have the right to designate one (1) New Investor Designee and (ii) if at any time the aggregate Company Percentage Interest of the New Investor Group decreases to less than the Requisite Manager Appointment Percentage, then the New Investor Group shall cease to have any right to designate any Managers pursuant to this Section 6.1 and, in each case of (i) and (ii) the total number of Managers constituting the entire Board shall be adjusted accordingly. In the event that the aggregate Company Percentage Interest of the New Investor Group decreases such that New Investor Group would be entitled to appoint a number of New Investor Designees that is less than the number of New Investor Designees then serving on the Board, the New Investor Group will, as promptly as practicable (but in any event, within five (5) days of such decrease), designate (in New Investor’s sole discretion) one or more New Investor Designees for removal from the Board, such that the number of New Investor Designees serving on the Board is equal to the number of New Investor Designees that the New Investor Group is entitled to appoint at such time pursuant to this Section 6.1(c), such removal or removals being effective immediately upon such designation of removal (a “New Investor Removal Designation”). If the New Investor Group fails to timely make the New Investor Removal Designation, then the Company shall provide written notice of such failure to New Investor. If the New Investor Group subsequently fails to effect such New Investor Removal Designation within twenty-four (24) hours of receipt of such written notice, Progress Energy may make the New Investor Removal Designation (in Progress Energy’s sole discretion). Each of the Members shall take all actions as may be reasonably necessary to implement the foregoing changes as promptly as practicable, including voting to remove or causing the resignation of the appropriate Manager and voting to decrease the size of the Board.

(d)            Notwithstanding any other provision of this Agreement, the Managers and Members agree that to the fullest extent permitted by the LLC Act:

(i)            Managers shall have the same fiduciary duties to the Company as directors of a corporation incorporated under the Delaware General Corporations Law. Except to the extent elimination or limitation of liability would not be permitted under the LLC Act or by applicable Law if the Company were a corporation incorporated under the Delaware General Corporations Law, no Manager shall be personally liable to the Company or its Members for monetary damages for any breach of fiduciary duty in such capacity. Any repeal or modification of this Section 6.1(d)(i) by the Members of the Company shall not adversely affect any right or protection of a Manager existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. The Managers and Members acknowledge and agree that the enforcement or exercise by an Investor Member or any New Investor Designee of any of its rights under Section 3.6(b), Section 7.1 and Section 7.3 shall in no event constitute a violation of fiduciary duties of an Investor Member or any New Investor Designee, which are hereby disclaimed in all respects with respect thereto; and

(ii)           Each Officer (in such Person’s capacity as an officer) shall have the same fiduciary duties that an officer of the Company would have if the Company were a corporation incorporated under the Delaware General Corporations Law, and the Company and its Members shall have the same rights and remedies in respect of such duties as if the Company were a corporation incorporated under the Delaware General Corporations Law and the Members were its stockholders.

(e)            Managers, as such, shall receive reimbursement for their reasonable and out-of-pocket expenses incurred in connection with their services as Managers.

Section 6.2             Removal. The Members covenant and agree that, upon the written request or motion of Progress Energy that any or all of the Progress Energy Designees be removed from the Board, they will vote their Units or act by written consent with respect to such Units so as to cause such Manager or Managers to be removed in accordance with such request or motion. The Members covenant and agree that, upon the written request or motion of the New Investor Group that any or all New Investor Designees be removed from the Board, they will vote their Units or act by written consent with respect to such Units so as to cause such Manager or Managers to be removed in accordance with such request or motion. Except as provided in Section 6.1(c), each of the Members shall have the sole power to remove or request the removal under this Section 6.2 of the Managers that were designated by such Member.

Section 6.3             Vacancies. If at any time a vacancy is created on the Board by reason of the death, removal or resignation of any Manager (except for the removal or resignation of Managers pursuant to Section 6.1 in connection with a reduction of a Member’s Company Percentage Interest), the Members shall, as promptly as practicable, vote their Units or act by written consent with respect to such Units to elect the individual designated to fill such vacancy by the Member(s) who designated such former Manager to fill such vacancy.

Section 6.4             Board Observer. (a) For so long as a Member together with its Affiliates holds an aggregate Company Percentage Interest that is greater than or equal to the Requisite Observer Appointment Percentage but less than the Requisite Two-Observer Appointment Percentage, such Member shall be entitled to appoint one person to serve as an observer of the Board (a “Board Observer”), (b) for so long as a Member together with its Affiliates holds an aggregate Company Percentage Interest that is greater than or equal to the Requisite Two-Observer Appointment Percentage but less than the Requisite Three-Observer Appointment Percentage, such Member shall be entitled to appoint two (2) persons to serve as Board Observers and (c) for so long as a Member together with its Affiliates holds an aggregate Company Percentage Interest that is greater than or equal to the Requisite Three-Observer Appointment Percentage, such Member shall be entitled to appoint three (3) persons to serve as Board Observers; provided that from and after the First Closing until the Final Closing, New Investor shall be entitled to appoint three (3) persons to serve as Board Observers whether or not New Investor holds the Requisite Observer Appointment Percentage, the Requisite Two-Observer Appointment Percentage or the Requisite Three-Observer Appointment Percentage. Any Board Observer shall have the right to receive notice of, attend and participate in all meetings of the Board and to receive all information, in each case, at the same time and in the same manner as provided to Managers; provided, however, that the Company reserves the right to withhold any information and to exclude any such Board Observers from any meeting or any portion thereof to the extent (and only to the extent) access to such information or attendance at such meeting is reasonably necessary to preserve the attorney-client or other legal privilege of the Company or result in a conflict of interest. No Board Observer shall have any voting rights with respect to any matter brought before the Board or any fiduciary obligations to the Company or the Members, but each Board Observer shall be bound by the same confidentiality obligations as the Managers as set forth in Section 14.11. A Member may cause its Board Observer to resign or appoint a replacement Board Observer from time to time by giving written notice to the Company. Subject to the proviso in the first sentence of this Section 6.4, in the event that a Member’s Company Percentage Interest decreases to less than the requisite Company Percentage Interest required for the number of Board Observers that have been appointed by such Member at such time, such Member shall immediately cause the applicable number of Board Observers to resign and the last sentence of Section 6.1(c) shall apply mutatis mutandis. Notwithstanding anything in this Agreement to the contrary, in no event shall the total number of Board Observers appointed by the New Investor Group exceed three (3).

Section 6.5             Chairman. The Board shall, from time to time, appoint one of the Managers as Chairman of the Board (the “Chairman”). For so long as Progress Energy’s Company Percentage Interest is greater than fifty percent (50%), the Chairman shall be selected by Progress Energy from among the Progress Energy Designees.

Section 6.6             Directors’ and Officers’ Insurance. The Company shall maintain directors’ and officers’ insurance coverage for the Managers so long as at least one Progress Energy Designee or New Investor Designee is on the Board.

Section 6.7             Board Action. Except to the extent otherwise required by the LLC Act, the Company shall operate pursuant to the following provisions with respect to Board action:

(a)            Regular meetings of the Board for each calendar year shall be scheduled by the Managers either prior to, or as promptly as practicable after, the beginning of each such calendar year, but in any event shall require at least ten (10) Business Days’ notice either in writing, electronically via email or telephonically (if telephonically, confirmed promptly in writing by the Company).

(b)            Special meetings of the Board shall require at least four (4) Business Days’ notice either in writing, electronically via email or telephonically (if telephonically, confirmed promptly in writing by the Company); provided that, to the extent reasonably necessary for the Board to address an emergency situation, special meetings of the Board shall require at least two (2) Business Days’ notice, and such notice period may be shortened or waived by unanimous approval of the Board.

(c)            With respect to any meeting of the Board, each Manager shall be entitled to a number of votes equal to the Company Percentage Interest of the Member(s) designating such Manager at the time of such vote divided by the number of Managers designated by such Member(s) (or (i) in the event that less than all of the New Investor Designees are present at a Board meeting, the Company Percentage Interest of the New Investor Group divided by the number of New Investor Designees present at such meeting and (ii) in the event that less than all of the Progress Energy Designees are present at a Board meeting, the Company Percentage Interest of Progress Energy divided by the number of Progress Energy Designees present at such meeting). The Chairman will not have any other vote in addition to his or her vote as a Manager.

(d)            Except as otherwise provided in this Agreement and subject to Section 7.1, action by the Board shall be taken by the affirmative vote of a majority of the Company Percentage Interest (as voted pursuant to Section 6.7(c)).

(e)            A quorum for a Board meeting shall be a majority of the Company Percentage Interest represented by the Board, which majority must include at least one New Investor Designee; provided, however, that, during such time as there is at least one New Investor Designee on the Board, if a quorum is not present at any Board meeting because of the failure of such New Investor Designee(s) to be present, then a quorum for the subsequent special or regular Board meeting shall not require that a New Investor Designee be present.

(f)             Regular Board meetings will be held at least quarterly and special meetings of the Board shall be called by the Company upon the written request of any Manager. At least four (4) regular meetings of the Board shall be held in each calendar year beginning in 2026.

(g)            Members of the Board may participate in and act at any meeting of the Board by means of a conference telephone or other communications equipment (including video conference) by means of which all persons participating in the meeting can simultaneously hear each other. Participation in such manner shall constitute attendance and presence in person at a meeting of the Person or Persons so participating.

(h)            Unless otherwise prohibited by law, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if each Manager executes a consent thereto in writing, setting forth the action so taken and the writing or writings are filed with the minutes of the proceedings of the Board.

(i)             A Manager who is present at a meeting of the Board when action is taken shall be deemed to have assented to the action taken unless: (A) he objects at the beginning of the meeting (or promptly upon his arrival) to holding such meeting or transacting business at such meeting; (B) his dissent or abstention from the action taken is entered in the minutes of such meeting; or (C) he delivers written notice of his dissent or abstention to the presiding officer of the meeting before the adjournment thereof or to the secretary immediately after the adjournment of such meeting. The right of dissent or abstention is not available to a Manager who votes in favor of the action taken.

(j)             With respect to any meeting or action or decision of the Board regarding any matter or action (an “Interested Member Matter”) in respect of (i) the enforcement by the Company of its rights under this Agreement against any Member or by any Member of its rights under this Agreement against the Company or (ii) enforcement (A) by the Company of its rights or the rights of a Subsidiary under any Affiliate Transaction or (B) by any Member or any Affiliate of a Member of its rights under an Affiliate Transaction against the Company or a Subsidiary thereof (in each case, such Member, an “Interested Member”), neither the Interested Member nor any Manager appointed by such Interested Member (the “Interested Member Manager”), if any, shall be entitled to vote or otherwise participate in any action or decision by the Board in respect of such Interested Member Matter; provided that the Interested Member Manager(s) may observe, attend or otherwise participate in any meeting of the Board for the limited purpose of expressing the views of such Interested Member Manager(s) with respect to such Interested Member Matter. Subject to the foregoing provisions of this Section 6.7(j), the attendance of the Interested Member Manager appointed by an Interested Member shall not be required in order (x) for any meeting of the Board to be duly called or convened to the extent such meeting is limited to discussing or taking action on the Interested Member Matters with respect to such Interested Member; provided that the Interested Member Manager of such Interested Member shall be entitled to prior notice of such meeting in accordance with this Agreement, or (y) for any Board action or decision to be taken with respect to the Interested Member Matters related to such Interested Member.

Section 6.8             Working Groups.

(a)            The Members agree to cause the Board to establish certain working groups of Managers (“Working Groups”), which shall provide the members of such Working Groups with a forum to discuss certain topics in smaller groups, which shall include at least the following: (i) a finance, audit and risk working group (“Finance and Audit Working Group”); (ii) a compensation working group (“Compensation Working Group”); and (iii) an operations and regulatory working group (“Operations and Regulatory Working Group”).

(b)            The duties of the Finance and Audit Working Group shall include: (i) review of the selection of the independent accountants, taking into account the independent accountants engaged by Duke and the economic efficiencies associated therewith; (ii) review of the scope of the accountants’ examination and other services; (iii) review of financial statements (including auditors’ opinions and management letters; review of financial and/or fiscal policies and policy decisions); (iv) review of the duties and responsibilities of the Officer with internal auditing responsibility; (v) review of the scope of such Officer’s work and review of the results thereof; (vi) monitoring of internal programs to ensure compliance with Laws and regulations (including political contributions and hiring of consultants for political and regulatory matters); and (vii) review of the budget and five- (5-) year financial plan of the Company and its Subsidiaries, liquidity, cash planning and treasury, financing and capital market activities and other finance matters.

(c)            The duties of the Compensation Working Group shall include review of salaries, incentives and benefits paid to Officers and the annual review of all significant financial relationships which Managers and Officers directly or indirectly have with the Company or its Subsidiaries.

(d)            The duties of the Operations and Regulatory Working Group shall include the review of plant operations, operations and maintenance, review of capital projects, environmental, health and safety matters, systems and cyber-security, regulatory strategy and rates and other operational and regulatory matters.

(e)            (i) Progress Energy shall have the right to designate four (4) or more Managers to each Working Group and (ii) (A) from and after the First Closing until the Final Closing and (B) from and after the Final Closing, for so long as the New Investor Group owns at least the Requisite Two-Manager Appointment Percentage, the New Investor Group shall have the right to designate two (2) Managers to each Working Group. Notwithstanding the foregoing, (x) if at any time after the Final Closing the aggregate Company Percentage Interest of the New Investor Group is less than the Requisite Two-Manager Appointment Percentage, then the New Investor Group shall thereafter only have the right to designate one (1) Manager to each Working Group and (y) if at any time after the Final Closing the aggregate Company Percentage Interest of the New Investor Group decreases to less than the Requisite Manager Appointment Percentage, then the New Investor Group shall cease to have any right to designate any members to any Working Groups. For so long as the New Investor Group has the right to designate at least one (1) Manager to each Working Group, one (1) Board Observer appointed by the New Investor Group shall also be permitted to attend any meeting or discussion of each Working Group.

(f)             To the extent applicable, Section 6.7 shall apply to each Working Group and its members mutatis mutandis. The Working Groups shall have only advisory powers, and the advice of the Working Groups must be ratified by the Board to be binding on the Company or the Board.

(g)            Solely if necessary to comply with the Atomic Energy Act of 1954, as amended, restrictions on foreign ownership, control or domination of an NRC licensee by a foreign entity, the Company shall establish a “Special Nuclear Committee” of the Board responsible for overseeing DEF’s activities pursuant to NRC License No. DPR-72. Such committee shall be chaired by the chairman of the Board and consist of at least three (3) other Managers, all of whom shall be Progress Energy Designees who are U.S. citizens. The Company shall maintain such committee only for so long as DEF is a licensee under License No. DPR-72 and shall disband the committee immediately upon release, transfer, or relinquishment of such license.

Section 6.9             Officers.

(a)            The Officers of the Company may be elected or removed by the Board, but shall at all times include a (i) State President — Florida, (ii) Chief Financial Officer, (iii) General Counsel — Florida, (iv) Regional SVP Power Grid Operations – Florida, (v) VP Florida Power Generation Operations and (vi) Vice President of Rates & Regulatory Strategy (in each case, or similarly titled roles or roles with substantially similar authority) and such other Officers and agents as the Board may deem appropriate (or similarly titled roles or roles with substantially similar authority); provided that the person serving as the General Counsel – Florida may also serve as the Vice President of Rates & Regulatory Strategy. The Board shall consult reasonably with New Investor prior to the election or removal of each such Officer, and New Investor will be invited to participate in any interviews of shortlisted candidates for any such office.

(b)            Subject to Section 6.9(a), (i) the Officers of the Company shall be elected by action of the Board and shall hold office until their successors are elected and qualified or until their earlier death, resignation or removal from office, and (ii) any Officer or agent of the Company may be removed, with or without cause, by the Board whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the Person so removed. Election or appointment of an Officer or agent shall not of itself create contract rights. Any vacancy in any office because of the death, resignation, removal, disqualification or otherwise, may be filled by the Board for the unexpired portion of the term.

Section 6.10           Existing Affiliate Relationships.

(a)            Subject to Section 7.1(a), the parties acknowledge that certain Affiliates of the Company provide various services to the Company and its Subsidiaries, including tax, accounting, human resources, legal, financial, information technology, regulatory, environmental, safety, construction and engineering services, and that all such services shall, to the extent consented to or permitted under Section 7.1(a), continue in the ordinary course of business following the date hereof.

(b)            Notwithstanding anything to the contrary in this Agreement, Progress Energy shall ensure, and will ensure as of the Effective Date, that all methodologies used to allocate affiliate costs to DEF are and will be consistently applied across all of Duke’s constituent businesses. Except for ordinary course amendments that do not involve changes to pricing or cost allocation methodology, Progress Energy agrees to disclose all proposed material amendments to Affiliate Transactions (including Existing Affiliate Transactions), affiliate standards and cost allocation methodology to each Investor 4.9% Member at least ten (10) Business Days before any proposed amendment, filing or submission to the FPSC for review and if such Investor 4.9% Member requests, meet with such Investor 4.9% Member to discuss the proposed changes. Investor 4.9% Members shall have the right to consent to such amendment solely to the extent provided under Section 7.1(a). All Affiliate Transactions shall be entered into and carried out in accordance with the requirements of any applicable Law or order of a Governmental Authority (including, for the avoidance of doubt, on such terms and conditions as may be required to obtain the approval of the applicable Governmental Authority in respect of such transaction).

Section 6.11           Prohibited Payments; Prohibited Transactions; Compliance.

(a)            Each of the Members shall, and will direct its respective Affiliates to, comply fully with all applicable anti-corruption, anti-money laundering, anti-terrorism and economic sanction and anti-boycott laws, including international anti-corruption conventions such as the United Nations Convention Against Bribery, and the United States Foreign Corrupt Practices Act, and in each case, any applicable implementing legislation (“Anti-Corruption Laws”).

(b)            Each of the Members has not and will not, either directly or indirectly, make a Prohibited Payment or engage in a Prohibited Transaction with respect to its obligations under this Agreement and will direct its respective Affiliates not to make, either directly or indirectly, a Prohibited Payment or engages in a Prohibited Transaction with respect to their respective obligations under this Agreement.

(c)            Each of the Members agrees to notify the other Members upon gaining knowledge that a Prohibited Transaction or Prohibited Payment related to the obligations set forth in this Agreement may have occurred and to cooperate in good faith with each other to determine whether a Prohibited Transaction or Prohibited Payment has occurred.

(d)            The Company and its Subsidiaries shall use reasonable best efforts to (i) implement and maintain appropriate policies and procedures and (ii) procure or ensure that they, and any of their employees, officers, directors, managers, agents or any third party acting on their behalf or for their benefit (collectively “Relevant Parties”) conduct their businesses in conformity with applicable Laws and regulations, including Anti-Corruption Laws and Laws relating to money laundering, sanctions measures or embargos, export transactions, foreign investment and national security (collectively, the “Applicable Laws”).

(e)            The Company shall promptly notify New Investor of (i) the initiation by any Governmental Authority of any investigation or any enforcement, regulatory or other proceeding in relation to any material violation of Applicable Laws against any of the Relevant Parties and (ii) of the outcome, when resolved, of any such investigation or proceedings.

Section 6.12           Transfers. Subject to and in compliance with the provisions of this Agreement, including Article XI, a Member shall have the right to assign or Transfer any of its rights under this Agreement to the transferee that, directly or indirectly, acquires such Member’s Units in the Company (including, for the avoidance of doubt, the right to appoint Managers or Board Observers should such transferee hold the applicable Company Percentage Interest as required hereunder following the consummation of such Transfer).

Article VII

Certain Investor Protections

Section 7.1             Major Decisions. Notwithstanding anything to the contrary in this Agreement, the Company shall not, and shall not permit its Subsidiaries to, and no Member shall take any action to permit or cause the Company or its Subsidiaries to, directly or indirectly (whether by merger, consolidation or otherwise), enter into or effectuate any of the following actions (each, except to the extent such action is required to be taken under Applicable Overriding Law and no alternatives to the taking of such action exist under applicable Law, a “Major Decision”), in each case, without the prior affirmative vote of a majority of the Managers constituting the entire Board at such time at a duly convened meeting at which a quorum is present or pursuant to a unanimous written consent, in each case, in accordance with Section 6.7, and (i) in the case of the items marked in their title “Manager Matter,” which majority of the Board shall include at least one New Investor Designee, (ii) in the case of the items marked in their title “Investor 4.9% Matter,” the affirmative prior written consent of each Investor 4.9% Member, and (iii) in the case of the items marked in their title “Investor Matter,” the affirmative prior written consent of each Investor Member; provided that with respect to any item that requires the consent of an Investor Member and is a Major Decision solely because it adversely affects an Investor Member in a manner different from another Person, only the consent of the adversely affected Investor Member shall be required for such item under this Section 7.1:

(a)            Affiliate Transactions (Investor 4.9% Matter): Any new transactions, contracts or agreements (and any amendments, restatements, modifications or changes to any existing transactions contracts or agreements) (i) between the Company or any Subsidiary of the Company, on the one hand, and any Member or any Affiliate of a Member (other than the Company and its Subsidiaries), on the other hand or (ii) between the Company or any Subsidiary of the Company and any third party, the benefits of which accrue to any Member or any Affiliate of a Member (other than the Company and its Subsidiaries) other than in its capacity as a Member of the Company (each, an “Affiliate Transaction”) other than Affiliate Transactions entered into on terms that, are no less favorable in the aggregate to the Company (or the relevant Subsidiary party) than reasonably would be obtainable from an unaffiliated third party and which involve revenues or expenditures of less than ten million dollars ($10,000,000) per contract, agreement, transaction or series of related transactions individually and less than fifty million dollars ($50,000,000) in the aggregate for any Fiscal Year for all such Affiliate Transactions (it being acknowledged and agreed that (A) the Investor Members shall be deemed to have consented to (x) the Affiliate Transactions existing as of the date hereof that are set forth in Schedule 7.1(a) to this Agreement (on the terms in effect on the date hereof), including any transactions contemplated therein or services provided thereunder (the “Existing Affiliate Transactions”) and (y) the Existing Promissory Note, for purposes of this Section 7.1; (B) transactions pursuant to and in accordance with the Existing Affiliate Transactions and amounts outstanding under the Existing Promissory Note will not be counted toward the ten million dollar ($10,000,000) and fifty million dollar ($50,000,000) thresholds set forth in this Section 7.1(a)); and (C) no prior written consent of the Investor Members will be required with respect to any amendments to the Existing Affiliate Transactions made in the ordinary course of business unless and only to the extent such amendment would disproportionately adversely affect the Company or DEF (relative to other regulated electric utilities owned by Progress Energy or its Affiliates (other than the Company and DEF)) in any material respect;

(b)            Dispositions (Manager Matter): Any disposition (including by conveyance, lease or otherwise), whether in a single transaction or a series of related transactions, of (i) material assets of the Company or its Subsidiaries, but only if such disposition materially and adversely affects the Member who designated such Manager, in its capacity as a Member of the Company, in a manner different from Progress Energy or the other Members of the Company (which shall be determined by taking into account such Investor 9.9% Member’s financing arrangements, to the extent known to the Company and related to the Investor Member’s investment therein) or (ii) all or substantially all of the assets of the Company or DEF; provided that the foregoing shall not be applicable to any transaction effected in compliance with Article XI;

(c)            Mergers, Recapitalizations and Other Business Combinations Involving Disparate Treatment: Any merger, reorganization, recapitalization, consolidation, disposition, or other business combination involving the Company or DEF, on the one hand, and any other Person (other than the Company’s wholly-owned Subsidiaries), on the other hand:

(i)            (Investor Matter) in which the consideration offered or received in respect of the Units held by the Investor Member differs in kind or amount from the consideration offered or received in respect of such Units held by any other holders of such Units, or

(ii)           (Investor Matter) that results (including by Progress Energy’s exercise of a Drag Along Right) in the Investor Member directly owning operating assets or owning Equity Interests in an entity that is not classified as an association taxable as a corporation for U.S. federal income tax purposes;

(d)            Mergers, Recapitalizations and Other Business Combinations Involving a Disposition of Investor Member Units (Investor 4.9% Matter): Any merger, reorganization, recapitalization, consolidation or other business combination involving the Company or DEF, on the one hand, and any other Person (other than the Company’s wholly-owned Subsidiaries), on the other hand, that results in a disposition in whole or in part of Units held by the Investor 4.9% Member; provided that the foregoing shall not be applicable to any transaction effected in compliance with Article XI;

(e)            Amendments to Organizational Documents (Investor 4.9% Matter): Any amendment or modification to the Organizational Documents of (i) the Company (including, for the avoidance of doubt, this Agreement), (ii) DEF or (iii) the Company’s other Subsidiaries, solely for purposes of this subclause (iii), amendments or modifications that would materially adversely impact such Investor Member’s rights under this Agreement;

(f)             Disproportionate and Adverse Amendments to Organizational Documents (Investor Matter): Any amendment or modification to the Organizational Documents of the Company (including, for the avoidance of doubt, this Agreement) or DEF that disproportionately and adversely affects the Investor Member relative to the other Members; provided that it is agreed that any amendment to Section 4.2(a) shall be understood to disproportionately and adversely affect the Investor Member relative to the other Members;

(g)            Adverse Amendments to the Tax Sharing Agreement (Investor 4.9% Matter): Any amendment or modification to the Tax Sharing Agreement to the extent the amendment or modification relates to, and materially and adversely affects, the Company or any of its Subsidiaries in a manner different from the other Subsidiaries of Duke that are parties to the Tax Sharing Agreement; provided that for the avoidance of doubt, the foregoing shall not apply to any amendment or modification that is related or attributable solely to adding or removing members other than the Company or its Subsidiaries from the Tax Sharing Agreement;

(h)            Dissolution or Bankruptcy (Investor 4.9% Matter): Any proposal to dissolve or wind up the Company or any of its Subsidiaries or any filing by the Company or any of its Subsidiaries of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal or state insolvency law, or the filing of an answer consenting to or acquiescing in any such petition, or the making of any general assignment for the benefit of its creditors of all or substantially all of the assets of the Company or any of its Subsidiaries;

(i)             Capitalization (Manager Matter): Any variation to the rights attaching to Equity Interests of the Company, or any repurchase or redemption of Equity Interests from any Member other than any repurchase or redemption of Equity Interests effected on a pro rata basis from all holders of Equity Interests;

(j)             Entity Classification Elections (Investor 4.9% Matter): Making an election (other than an initial election) for the entity tax classification of any Subsidiary, but only if such election materially and adversely affects the Investor 4.9% Member, in its capacity as a Member of the Company in a manner different from Duke, Progress Energy or the other Members;

(k)            IPO (Manager Matter): Effecting or making any decisions relating to any proposed initial public offering of Equity Interests of the Company or any of its direct or indirect Subsidiaries (or a successor, including by merger, conversion or other reorganization, to any of the foregoing);

(l)             Tax Matters (Investor 4.9% Matter):

(i)            effecting any merger, consolidation, or other reorganization, recapitalization or business combination in which the acceptance of any of the consideration offered in respect of the Units or other Equity Interests of the Company held by an Investor 4.9% Member would result in an Investor 4.9% Member, or any direct or indirect owner of an Investor 4.9% Member, (A) incurring any income that is effectively connected with the conduct of a U.S. trade or business or “unrelated business taxable income,” in each case, within the meaning of the Code (but excluding Section 897 thereof), (B) having a permanent establishment in the United States, or (C) engaging in any “commercial activity” as defined in Section 892(a)(2)(A)(i) of the Code; or

(ii)           taking any action that would reasonably be expected to (A) result in an Investor 4.9% Member, or any direct or indirect owner of an Investor 4.9% Member, incurring any income that is effectively connected with the conduct of a U.S. trade or business or “unrelated business taxable income,” in each case, within the meaning of the Code (but excluding Section 897 thereof) or (B) cause an Investor 4.9% Member to hold directly any asset or assets that would result in an Investor Member, or any direct or indirect owner of an Investor 4.9% Member, engaging in any “commercial activity” as defined in Section 892(a)(2)(A)(i) of the Code;

provided that in each case the foregoing shall not apply to any action relating to or arising out of the Company’s or its Subsidiaries’ classification or treatment under Section 897 of the Code;

(m)           Capital Expenditures (Manager Matter): (i) with respect to the Regulated Business, capital expenditures by the Company and its Subsidiaries in respect of the acquisition or development of businesses or assets that are not Acceptable New Qualifying Core Assets and (ii) with respect to the Other Business, capital expenditures exceeding three hundred fifty million dollars ($350,000,000); or

(n)            adopting any resolution in furtherance of the foregoing actions or agreeing, committing or delegating authority to take any of the foregoing actions.

Section 7.2             Permitted Material Business Deviation Decisions. Each of the following actions by the Company or its Subsidiaries (except to the extent such action is required to be taken under Applicable Overriding Law and no alternative to the taking of such action exists under applicable Law) shall be deemed a “Permitted Material Business Deviation Decision”; provided that with respect to Section 7.2(g), only the affected Investor Member may be considered a Put Right Member under Section 7.3 (subject to the provisions therein):

(a)            Dispositions: Any disposition (including by conveyance, lease or otherwise), whether in a single transaction or a series of related transactions, of Units, Equity Interests, businesses or other assets of the Company or its Subsidiaries, or retirement of assets of the Company or its Subsidiaries, in each case, where the value of such Units, Equity Interests, businesses or assets exceeds two and one-half percent (2.5%) of the Reference Amount; provided that the foregoing shall not be applicable to any transaction effected in compliance with Section 11.5;

(b)            Acquisitions: Any acquisition, whether in a single transaction or a series of related transactions, of Equity Interests, businesses or other assets where the value of such Equity Interests, businesses or other assets exceeds two and one-half percent (2.5%) of the Reference Amount; provided that the foregoing shall not be applicable to any acquisition of Equity Interests, businesses or other assets that are Acceptable New Qualifying Core Assets;

(c)            Classes of Membership Interests: The creation of any Class of Membership Interests other than Common Units, or the issuance or sale of any Equity Interests of the Company or any of its Subsidiaries;

(d)            Distributions: Entry into any transaction, agreement, commitment or understanding that would materially alter the Company’s authority to make distributions;

(e)            Debt: The incurrence of new Debt (or the refinancing of existing Debt) by the Company or its Subsidiaries, if, after giving pro forma effect to such incurrence and the application of the proceeds therefrom, (i) the long-term unsecured Debt of the Company or any of its Subsidiaries (solely to the extent that any such Subsidiaries have Debt outstanding) would reasonably be expected to be rated lower than (x) BBB by Standard & Poor’s Ratings Services (or its successors), (y) BBB by Fitch Ratings, Inc. (or its successors) or (z) Baa2 by Moody’s Investors Service Inc. (or its successors) or is unrated or (ii) the Consolidated Net Leverage Ratio would exceed the Debt Layer by five percent (5%) or more, pro forma for such incurrence or refinancing;

(f)             Joint Ventures: Entering into any joint venture, partnership or similar agreement; unless, the aggregate amount of cash, property or other assets anticipated to be contributed by the Company and its Subsidiaries to such joint venture or partnership is less than two and one-half percent (2.5%) of the Reference Amount;

(g)            Litigation Affecting an Investor Member: Decisions relating to the conduct (including the settlement) of any litigation, administrative, or criminal proceedings to which the Company or its Subsidiaries are a party where such proceedings could reasonably be expected to have an adverse effect on such Investor 9.9% Member or its Affiliates (other than solely in its (or if applicable, their) capacity as an investor in the Company); provided that, for the avoidance of doubt, the foregoing shall not be applicable to any ordinary course regulatory proceedings (including rate cases) that do not involve claims of criminal conduct or intentional violations of applicable Law; or

(h)            adopting any resolution in furtherance of the foregoing actions or agreeing, committing or delegating authority to take any of the foregoing actions.

For the avoidance of doubt, the parties agree and acknowledge that the Major Decisions are intended as an Investor-protection mechanism for the Investor Member (in its capacity as an investor in the Company) and not to provide the Investor Member with any right to direct the day-to-day operations of the business of the Company or its Subsidiaries.

Section 7.3             Put Right.

(a)            The Company shall notify each Manager in writing at least ten (10) Business Days prior to any Board meeting called to approve a Permitted Material Business Deviation Decision. Such notice shall include a summary of the action to be taken and shall state that such action is a Permitted Material Business Deviation Decision. Copies of such notice shall also be provided to each Investor 9.9% Member. Any action by written consent circulated to the Board members that contemplates the approval of a Permitted Material Business Deviation Decision shall also include a summary of the action and state clearly that such action is a Permitted Material Business Deviation Decision.

(b)            If an action constituting a Permitted Material Business Deviation Decision either (i) is taken without having been previously approved by the Board or (ii) is approved by the Board but at least one Manager designated by the applicable Investor 9.9% Member did not affirmatively vote in favor of such Permitted Material Business Deviation Decision, then such Investor 9.9% Member shall be a “Put Right Member” for purposes of this Agreement and the earlier of (i) the taking of such Permitted Material Business Deviation Decision and (ii) the approval of such Permitted Material Business Deviation Decision shall constitute a “Put Triggering Event.” The Company shall notify each Investor 9.9% Member promptly (and in any event within ten (10) Business Days) of the Company becoming aware of a Put Triggering Event, which notice shall include the facts and circumstances giving rise to such Put Triggering Event in reasonable detail and, if the occurrence of such Put Triggering Event was inadvertent, the Company shall so state in such notice.

(c)            At any time during the one hundred eighty- (180-) day period beginning when a Put Right Member first becomes aware of a Permitted Material Business Deviation Decision, such Put Right Member shall have the right (the “Put Right”), but not the obligation, to deliver one (1) written notice to Progress Energy and the Company (a “Put Exercise Notice”) of the Put Right Member’s decision to require Progress Energy to purchase all of the Units then held by such Put Right Member and its Affiliates (in each case, the “Put Group Member” and such Units, “Put Units”), in accordance with and subject to the conditions and limitations set forth in this Section 7.3 (such purchase and sale of the Put Units, the “Put Sale”), in which case Progress Energy will be required to purchase the Put Units in the Put Sale, in accordance with and subject to the conditions and limitations set forth in this Section 7.3. The date of receipt of such Put Exercise Notice by Progress Energy is referred to as the “Put Exercise Date.” Notwithstanding the foregoing, if no later than the thirtieth (30th) day after the Put Triggering Event has occurred, either (A) the Put Right Member consents in writing to the taking of the applicable Permitted Material Business Deviation Decision or (B) Progress Energy and the Company take reasonable and appropriate steps, to the reasonable satisfaction of the Put Right Member, to rescind any approval of the Permitted Material Business Deviation Decision and to restore the state of the Company and its Subsidiaries to the condition they would have been in had the Permitted Material Business Deviation Decision not occurred without any adverse consequences (economic or otherwise) to the Company or the Put Right Member, then the Put Right Member shall not have a Put Right in respect of such Permitted Material Business Deviation Decision, and any Put Exercise Notice in respect of such Permitted Material Business Deviation Decision shall be ineffective.

(d)            Subject to Section 7.3(f), a Put Exercise Notice shall obligate Progress Energy (or at Duke’s option, an Affiliate thereof, other than the Company or any of its Subsidiaries) to purchase, and each Put Group Member to sell, the Put Units for a purchase price equal to the FMV of the Put Units as of immediately prior to the Put Triggering Event (the “Valuation Date”), without taking into account the Put Triggering Event and assuming closing of the Put Sale seventy-five (75) days after the Put Exercise Date (as may be adjusted in accordance with Section 7.3(d)(iii), the “Put Price”). The Put Price shall be determined between Progress Energy, on the one hand, and, on the other hand, each Put Right Member separately from and independent of any other Put Right Member, in each case in accordance with the procedures below:

(i)            Within fifteen (15) days following the Put Exercise Date, (A) Progress Energy shall determine its assessment of the Put Price using each of the DCF Valuation, the Precedent Transactions Method Company Valuation, the Comparison Method Company Valuation and the Put Price Floor and provide its calculations with respect thereto and identify the highest thereof that would constitute the Put Price under such valuation (the “Progress Energy FMV Valuation”) to the Put Right Member, and (B) the Put Right Member shall determine its assessment of the Put Price using each of the DCF Valuation, the Precedent Transactions Method Company Valuation, the Comparison Method Company Valuation and the Put Price Floor, and provide its calculations with respect thereto and identify the highest thereof that would constitute the Put Price under such valuation (the “Put Member FMV Valuation” and together with the Progress Energy FMV Valuation, the “Member FMV Valuations”) to Progress Energy. If the determination of the Put Price in accordance with the highest Put Member FMV Valuation is within ten percent (10%) of the Put Price as determined in accordance with the highest Progress Energy FMV Valuation, then, for the purposes of determining the Put Price in accordance with Section 7.3(d)(iv)(1), the Put Price will be the average of such determinations.

(ii)           If the Put Price is not determined pursuant to Section 7.3(d)(i), then:

(1)            within twenty-five (25) days following the Put Exercise Date, Progress Energy and the Put Right Member shall jointly select a nationally recognized independent valuation firm which has not been engaged by either Progress Energy and its Affiliates or the Put Right Member and its Affiliates during the five- (5-) year period prior to the Put Exercise Date (an “Acceptable Valuation Arbiter”) to determine the Put Price; provided that if Progress Energy and the Put Right Member are unable to agree on an Acceptable Valuation Arbiter, they shall each select an Acceptable Valuation Arbiter and the two (2) Acceptable Valuation Arbiters shall mutually agree upon a final Acceptable Valuation Arbiter to determine the Put Price. The Acceptable Valuation Arbiter selected in accordance with this Section 7.3(d)(ii)(1) is referred to as the “Valuation Arbiter”;

(2)            each of Progress Energy and the Put Right Member shall submit their respective Member FMV Valuations to the Valuation Arbiter, and each Member will receive copies of all information provided to the Valuation Arbiter by the other Member; and

(3)            the Valuation Arbiter shall determine the Put Price in accordance with this Section 7.3(d) and deliver its determination in a detailed written report addressed to the Company, Progress Energy and the Put Right Member and such determination shall be final, conclusive and binding. In rendering its decision, the Valuation Arbiter shall determine which of the applicable Put Price determinations of Progress Energy and the Put Right Member (using the highest Put Member FMV Valuation and the highest Progress Energy FMV Valuation) is closer, in the aggregate, to the Valuation Arbiter’s corresponding independent determination of the Put Price in accordance with the definitions herein (which report shall include a worksheet setting forth the material calculations used in arriving at such determination), and, (x) if the Put Price determination of neither Progress Energy nor the Put Right Member is closer to the Valuation Arbiter’s determination, then the Put Price will be the average of the Put Price valuations determined by Progress Energy and the Put Right Member, and such averaged value shall be the final Put Price and (y) if either Progress Energy’s or the Put Right Member’s determination of the Put Price is closer to the Valuation Arbiter’s determination, then such closer Put Price shall be the final Put Price. The Valuation Arbiter shall allocate the fees and costs incurred by its assessment of the Put Price pursuant to this Section 7.3(d). If the Valuation Arbiter determines the Put Price pursuant to Section 7.3(d)(ii)(3)(x), the fees and expenses of the Valuation Arbiter shall be borne equally by Progress Energy and the Put Right Member. If the Valuation Arbiter determines the Put Price pursuant to Section 7.3(d)(ii)(3)(y), the Member whose positions were determined to not be closer shall pay the fees and costs associated with the Valuation Arbiter’s assessment.

(iii)          The final Put Price as determined in accordance with this Section 7.3(d) shall be (A) adjusted to account for any distributions or capital contributions paid during the period between the Valuation Date and the closing of the Put Sale, except to the extent such distributions or any other capital contributions were reflected in the determination of the Put Price and (B) shall expressly exclude any capital contributions made as a result of or in connection with the Put Triggering Event.

(iv)         Solely for purposes of this Section 7.3:

(1)            “FMV” for the Put Units means a dollar amount equal to the highest of (i) the Company Percentage Interest represented by the Put Units multiplied by the Comparison Method Company Valuation, (ii) the Company Percentage Interest represented by the Put Units multiplied by the Precedent Transactions Method Company Valuation or (iii) the Company Percentage Interest represented by the Put Units multiplied by the DCF Valuation; provided that, in any event, the Put Price as determined pursuant to this Section 7.3 shall not be less than the sum of (x) the aggregate amount of cash invested or contributed by the Put Group Members to the Company in respect of the Put Units (including, for the avoidance of doubt, the Investment Agreement Purchase Price), plus the New Investor Backleverage Make-Whole Amount, minus (y) the amount of Distributions or any support payments pursuant to Section 13.1 in respect of the Put Units (the “Put Price Floor”).

(2)            “DCF Valuation” means a dollar amount equal to the sum of (a) the net present value, as of the Valuation Date, of the projected levered free cash flows of DEF for the Valuation Term, as set forth in the Financial Forecast (as may be adjusted by a Member when determining the DCF Valuation) plus (b) the net present value, as of the Valuation Date, of the Terminal Value of DEF, in each case discounted to present value using the Discount Rate. For purposes of this definition: (i) “Valuation Term” means the period covered by the Financial Forecast, as may be adjusted by a Member when determining the DCF Valuation; (ii) “Terminal Value” means the value of DEF at the end of the Valuation Term, calculated using a perpetuity growth method, exit multiple method, or such other method as is customarily used in financial valuations or as otherwise determined by a Member when determining the DCF Valuation; and (iii) “Discount Rate” means the rate or rates specified in the Financial Forecast or such other rate as otherwise determined by a Member when determining the DCF Valuation.

(3)            “Precedent Transactions Method Company Valuation” shall mean a dollar amount equal to the value of all the Units of the Company assuming that the Company was sold in its entirety to a buyer at an implied price to last-twelve-months (“LTM”) earnings multiple equal to the median of the highest quartile (in terms of price to LTM earnings multiples paid, based on the prior twelve months of the latest available public filings as of the time of announcement of the relevant transaction) of transactions involving (x) a change of control of a Publicly Traded Electric Utility or (y) a minority investment in a Publicly Traded Electric Utility or its direct or indirect subsidiary holding one or more rate-regulated electric utilities, pursuant to which consideration of at least one billion dollars ($1,000,000,000) is paid by the investor for the acquired Equity Interests, in each case, completed at any time during the ten- (10-) year period immediately preceding the Valuation Date.

(4)            “Comparison Method Company Valuation” shall mean a dollar amount equal to the value of all of the Units of the Company assuming that the Company was sold in its entirety to a buyer at an implied price to LTM earnings multiple equal to one hundred five percent (105%) of the median of the highest quartile of Publicly Traded Electric Utilities (in terms of price to LTM earnings multiples, based on the prior twelve (12) months of the latest available public filings as of the Valuation Date), assessed as of the Valuation Date.

(5)            “Publicly Traded Electric Utility” means a company whose primary business is comprised of one or more rate-regulated electric utilities in the United States and whose principal class of shares are listed and traded on a nationally recognized stock exchange in the United States.

(e)            Such Put Group Members and Progress Energy and shall be required to consummate such Put Sale within the Regulatory Approval Period. In addition, Progress Energy and the Put Group Members shall take all other actions as may be reasonably necessary to consummate such Put Sale, it being agreed that the only representations and warranties that may be required of the Put Group Members and Progress Energy shall be the Investor Representations. The parties shall use commercially reasonable efforts to cooperate with and provide reasonable assistance to Progress Energy and the Put Group Members in connection with obtaining or making any necessary consents, approvals, filings and notices from Governmental Authorities to consummate the Put Sale. Upon the closing of a Put Sale, Progress Energy shall pay the Put Price by wire transfer of immediately available funds to the account or accounts that such Put Group Member shall designate to Progress Energy at least five (5) Business Days prior to such closing.

(f)             The existence of a Put Triggering Event, a Put Exercise Notice or a pending Put Sale shall not, in and of itself, relieve or excuse any party from its ongoing duties and obligations under this Agreement. Progress Energy may assign its rights to purchase the Put Units in respect of which a Put Right Member has exercised its Put Right to any Person who is not a Prohibited Transferee; provided, however, that Progress Energy shall at all times remain liable for the obligations of such assignee and that no such assignment (i) may be made to the Company or any of its Subsidiaries if, following the purchase of the Put Units the Company will have any Members other than Progress Energy or (ii) shall delay, prevent or hinder the consummation of the closing of the Put Sale.

(g)            At any time within fifteen (15) days after the determination of the final Put Price in accordance with Section 7.3(d), an Investor 9.9% Member may deliver written notice to Progress Energy and the Company that it is irrevocably withdrawing its Put Exercise Notice, and, if such notice is so delivered, such Investor 9.9% Member shall no longer be required to sell, and Progress Energy shall no longer be obligated to purchase, or arrange for the purchase of, the Put Units in connection with such withdrawn Put Exercise Notice.

Article VIII

Books and Bank Accounts; Tax Matters

Section 8.1             Maintenance of Books and Records; Access; Financial Reports.

(a)            The books and records (including Tax Returns and any supporting work papers and other documentation related thereto) of the Company shall be maintained at the principal offices and place of business of the Company. The Company shall at all times maintain a financial forecast for the Company and its Subsidiaries with sufficient details, in a form mutually agreed by the Members, acting reasonably, in Microsoft Excel format based on reasonable assumptions (“Financial Forecast”) and update such Financial Forecast on a reasonably periodic basis consistent with past practice, which shall in any event occur at least two (2) times in any Fiscal Year and upon request by the New Investor Group, with reasonable advance notice (which shall be at least sixty (60) days’ notice), no more than one (1) additional time in any Fiscal Year (except as otherwise mutually agreed by Progress Energy and the New Investor Group, it being understood that the New Investor Group will not make such additional requests unless it has a good faith belief that such update is appropriate). To the extent requested by a Member, the Company shall meet with such Member to discuss and analyze the assumptions and inputs underlying the Financial Forecast and provide reasonable supporting documentation in connection therewith. The Members shall have the right to, at reasonable times during normal business hours and upon reasonable notice, inspect the books and records (including Tax Returns and any supporting work papers and other documentation related thereto) of the Company and its Subsidiaries. Upon request, the Company shall as soon as practicable provide each Member with such other information relating to the Company and its Subsidiaries or their respective operations as such Member may reasonably request from time to time.

(b)            Each of Progress Energy and the Company shall, and shall cause its respective Subsidiaries to, and shall cause the Representatives of the Company and its Subsidiaries to, use commercially reasonable efforts to provide customary support reasonably requested by New Investor in connection with the arrangement, syndication, marketing and consummation of the New Investor Financing (and any refinancing thereof), including by: (i) providing customary information about the Company and its Subsidiaries reasonably required to be included in customary materials for rating agency presentations, bank information memoranda, private placement memoranda, offering memoranda and similar customary marketing documents reasonably required in connection with the New Investor Financing (and any refinancing thereof); (ii) to the extent customary and reasonable, cooperating with the due diligence requirements of the lenders or purchasers of the New Investor Financing (and any refinancing thereof), it being understood that such financing support and cooperation shall, if reasonably requested and to the extent required by the New Investor Financing, include providing information and financial data of the Company and its Subsidiaries (A) that is customarily included in a bank information memorandum or (B) in the case of an offering memorandum with respect to a marketed private placement of debt securities through one or more investment banks acting as “initial purchasers,” that would be necessary for the Company’s independent accountants to provide to such initial purchasers customary “comfort” letters (including customary “negative assurance” comfort and, if available, change period comfort) for such a private placement with respect to the financial information of the Company and its Subsidiaries included in such offering memorandum, and, if requested, “management discussion and analysis” for the most recently completed Fiscal Year and year-to-date through the end of the most recently completed calendar quarter, in each case for which financial statements have been delivered pursuant to Section 8.2, or information of the type required for the preparation of such “management discussion and analysis,” in each case subject to exceptions customary for such financings; (iii) making key personnel at Progress Energy or the Company reasonably available for the purposes of a reasonable number of management presentations and answering reasonable due diligence queries (at reasonable times and locations mutually agreed and with reasonable advance notice) (it being understood that any such meeting may take place via videoconference or web conference at Progress Energy and the Company’s option); (iv) reasonably assisting in obtaining credit ratings of the New Investor Financing (or any refinancing thereof); (v) to the extent required by any sources providing New Investor Financing, providing customary authorization letters authorizing the distribution of information to prospective financing sources, subject to customary terms and conditions; and (vi) taking such other customary actions as are reasonably requested by New Investor to facilitate the arrangement, syndication, marketing and consummation of the New Investor Financing; provided that (x) Progress Energy, the Company, any of their respective Subsidiaries or any of their respective Affiliates shall not have any liability of any kind or nature resulting from the use of information contained in marketing information materials or otherwise in all activity undertaken in connection with the arrangement, syndication, marketing and consummation of the New Investor Financing and (y) New Investor shall reimburse Progress Energy for any documented out-of-pocket fees and expenses incurred by Progress Energy, the Company and their respective Subsidiaries in connection with the foregoing. Nothing in this Section 8.1(b) will require Progress Energy or the Company or any of their respective Representatives to (i) pay any fee or incur any other liability in connection with the New Investor Financing, (ii) waive or amend any terms of this Agreement or agree to pay or reimburse any expenses for which it has not received prior reimbursement or is not otherwise indemnified on behalf of New Investor, (iii) approve, execute or deliver any definitive agreement in connection with the New Investor Financing, (iv) give any indemnities in connection with the New Investor Financing, (v) take any action that, in the good faith determination of Progress Energy or the Company, would unreasonably interfere with the conduct of the business or operations of Progress Energy, the Company or any of their respective Affiliates or create an unreasonable risk of damage or destruction to any property or assets of Progress Energy, the Company or any of its Affiliates, (vi) except as contemplated with respect to any authorization letters, adopt resolutions approving the definitive agreements, documents and instruments pursuant to which the New Investor Financing is obtained, (vii) (1) without limiting the obligations of the Company under Section 8.1 or Section 8.2, prepare financial statements or financial metrics which Progress Energy has not historically prepared, including standalone financial statements, (2) without limiting the obligation of the Company under Section 8.1, provide any financial projections or pro forma financial statements or (3) provide any financial information with respect to a month or fiscal period that has not yet ended or has ended less than forty-five (45) days (or ninety (90) days in the case of a fiscal year-end) prior to the date of such request, (viii) take any action that would conflict with, violate or result in a breach of or default (with or without notice, lapse of time or both) under the organizational documents of Progress Energy or the Company or any contract or law (including with respect to privacy of employees) to which it or its property (or its Affiliates or their respective properties) is bound, (ix) cause or be reasonably expected to cause any representative of Progress Energy or the Company to incur any personal liability, or (x) deliver or cause the delivery of any legal opinions.

(c)            The Company shall cooperate, and Progress Energy shall, and shall cause its Affiliates to cooperate, with any Member, its Affiliates and their respective advisers (acting on their behalf) in connection with (i) any proposed Transfer that is permitted by or undertaken in accordance with the terms of this Agreement, including the taking of customary actions reasonably requested by the Member or potential acquirors, transferees or potential financing sources to the extent such acquisition, transfer or financing is not prohibited by this Agreement, including making the Company and its Subsidiaries’ properties, books and records, and other assets reasonably available for inspection by such potential acquirors, transferees or potential financing sources, establishing a physical or electronic data room including materials customarily made available to potential acquirors, transferees or potential financing sources (as applicable) in connection with such processes and making Managers, Officers, personnel and its other employees reasonably available for presentations, interviews and other diligence activities, in each case subject to customary confidentiality provisions and (ii) the provision of information reasonably requested by a Member in response to a reasonable concern regarding compliance with the obligations set forth in Section 6.11; provided that Progress Energy and its Affiliates shall be reimbursed for any documented out-of-pocket fees and expenses incurred in connection with their cooperation pursuant to this Section 8.1(c).

(d)            Notwithstanding anything herein to the contrary, neither Progress Energy nor the Company shall be obligated to provide to any Investor Member, in such Investor member’s capacity as Member, any record or information (i) relating to the negotiation and consummation of the transactions contemplated by this Agreement and the Investment Agreement, including confidential communications with financial and other advisors and legal counsel representing the Company or its Affiliates, (ii) that is subject to an attorney-client or other legal privilege, (iii) relating to any joint, combined, consolidated or unitary Tax Return that includes Duke or any of its Subsidiaries (other than the Company and its Subsidiaries) (or any supporting work papers or other documentation related thereto), so long as each Member receives a Tax Return or comparable documentation or material Tax information that relates solely to the Company and its Subsidiaries and contains all material Tax information found in any other Tax Return filed by Duke in respect of the Company and its Subsidiaries for the corresponding period, or (iv) the provision of which to such Investor Member would violate any applicable Laws or regulatory requirements; provided that with respect to clauses (ii) and (iv), the Company shall use commercially reasonable efforts to, together with such Member(s), develop an alternative to permit such inspection of or to disclose such information on a basis that does not jeopardize such privilege or violate any applicable Laws and regulatory requirements.

Section 8.2             Financial Reports. The Company shall deliver the following to each Investor 2.5% Member:

(a)            within thirty (30) days after the end of each month, unaudited monthly management accounts and/or financial reports (including an analysis of such financial results and a summary of operations) for the Company and its Subsidiaries, as prepared by the management of the Company and consistent with those provided for Duke internal reporting purposes;

(b)            within forty five (45) days after the end of each of the first three (3) quarterly accounting periods in each Fiscal Year, consolidated statements of earnings and cash flows of the Company and its Subsidiaries for such fiscal quarter and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter, along with the relevant schedules to such statements, in each case, prepared in accordance with GAAP;

(c)            (A) within seventy-five (75) days after the end of each Fiscal Year, audited consolidated statements of earnings and cash flows of DEF for such Fiscal Year and consolidated balance sheets of DEF as of the end of such Fiscal Year and (B) within ninety (90) days after the end of each Fiscal Year, audited consolidated statements of earnings and cash flows of the Company and its Subsidiaries for such Fiscal Year and consolidated balance sheets of the Company as of the end of such Fiscal Year, in each case, along with the relevant schedules to such statements; provided that New Investor shall reimburse the Company for all documented out-of-pocket audit fees incurred in connection with obtaining such audited consolidated statements of the Company;

(d)            (A) at least thirty (30) days prior to the commencement of each Fiscal Year, a draft of the consolidated annual budget of the Company and its Subsidiaries for such Fiscal Year (such annual budget to include budgeted statements of earnings and sources and uses of cash and balance sheets) and a draft of the five- (5-) year financial plan and capital plan of the Company and its Subsidiaries and (B) within fifteen (15) days of the Board approving such budget and such five- (5-) year financial plan and capital plan, a final version of each; and

(e)            promptly, upon reasonable notice, any information that is reasonably requested by such Investor 2.5% Member in order to (A) manage its regulatory or tax affairs or make filings with Governmental Authorities or (B) otherwise monitor its investment in the Company; provided that with respect to Clause B, the Company shall not be required to provide information that it does not otherwise prepare in the ordinary course of business or is not otherwise readily available to it.

Section 8.3             Accounts. The Company may establish one (1) or more separate bank and investment accounts and arrangements for the Company, which, if so established, shall be maintained in the Company’s name with financial institutions and firms that the Board may determine.

Section 8.4             Tax Matters.

(a)            Tax Matters Shareholder. Progress Energy is hereby designated the “Tax Matters Shareholder” of the Company and its Subsidiaries. Except as otherwise provided in this Agreement, the Tax Sharing Agreement, and the Investment Agreement, the Tax Matters Shareholder may, in its sole discretion, make or refrain from making any Tax elections allowed under applicable Law for the Company or any of its Subsidiaries. The Tax Matters Shareholder shall prepare and file or cause to be prepared and filed any Tax Return required to be filed by or with respect to the Company or its Subsidiaries. Notwithstanding any other provision of this Agreement or the Investment Agreement, the Tax Matters Shareholder shall be entitled to control in all respects, and no Investor Member or its Affiliates shall have the right to participate in, any Tax Proceeding with respect to any Tax Return of the Company or any of its Subsidiaries.

(b)            Cooperation. Each Investor Member shall, and shall cause its Affiliates to, provide to Duke and its Subsidiaries (including the Company and its Subsidiaries) such cooperation, documentation and information as any of them reasonably may request in connection with (i) filing any Tax Return, amended Tax Return or, subject to Section 8.4(c)(ii), claim for refund, (ii) determining a liability for Taxes or (iii) preparing for or conducting any Tax Proceeding. As reasonably requested by an Investor 2.5% Member, as soon as reasonably practicable following the end of each quarterly accounting period in each Fiscal Year, the Company shall provide to each Investor 2.5% Member (A) a reasonable estimate of the earnings and profits of the Company as computed for U.S. federal income tax purposes for such quarter and (B) an estimate of the expected earnings and profits of the Company as computed for U.S. federal income tax purposes for the entire taxable year or years which includes such quarter.

(c)            Withholding.

(i)            The Company and each of its Subsidiaries may withhold and pay over to the IRS (or any other relevant Tax authority) such amounts as it is required to withhold or pay over, pursuant to the Code or any other applicable Law, on account of a Member, including in respect of distributions made pursuant to Section 5.1, and, for the avoidance of doubt, the amount of any such distribution or other payment to a Member shall be net of any such withholding. To the extent that any amounts are so withheld and paid over, such amounts shall be treated as paid to the Person(s) in respect of which such withholding was made. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding Tax pursuant to an applicable income Tax treaty, or otherwise, the Member shall furnish the Company or Subsidiary of the Company, as applicable, with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding Tax agents. Each Member agrees that if any information or form provided pursuant to this Section 8.4(c) expires or becomes obsolete or inaccurate in any respect, the Member shall update such form or information or promptly notify the Company or its Subsidiary, as applicable, in writing of its inability to do so.

(ii)           Notwithstanding anything to the contrary in this Agreement, at the First Closing and from time to time as reasonably requested by the Company, New Investor shall provide to the Company a properly completed IRS Form W-9 sufficient to establish New Investor’s U.S. federal Tax status for purposes of Chapter 3 and Chapter 4 of the Code and certifying that New Investor (or if New Investor is a disregarded entity for U.S. federal income tax purposes, its regarded owner) is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(iii)          Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Company and each of the other Members from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding Taxes.

(d)            Survival. Notwithstanding anything herein to the contrary, the provisions of this Section 8.4 shall survive the termination of this Agreement.

Section 8.5             Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement and U.S. federal income tax purposes shall be the calendar year unless otherwise determined by the Board.

Article IX

Dissolution

Section 9.1             Dissolution Events. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following (each, a “Dissolution Event”):

(a)            a majority vote of the Board and unanimous consent of the Members to dissolve the Company in accordance with the LLC Act; or

(b)            entry of a decree of judicial dissolution of the Company under the LLC Act.

Section 9.2             Distributions on Dissolution.

(a)            The Members hereby appoint Progress Energy to act as the liquidator (the “Liquidator”) upon the occurrence of a Dissolution Event, and in such capacity, Progress Energy shall supervise the liquidation of the Company. Upon the occurrence of a Dissolution Event, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs. The Liquidator will (i) prepare or cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution and shall provide a copy of such statement to all of the Members and (ii) proceed diligently and in good faith, and in an orderly, businesslike and commercially reasonable manner, to wind up the affairs of the Company and make final distributions as provided herein and in the LLC Act. The Liquidator may sell, and will use commercially reasonable efforts to obtain the best possible price for, any or all Company property, including to the Members. In no event, without the approval of the Members, will a sale to a Member be for an amount that is less than Fair Market Value.

(b)            Upon the winding up of the Company, the Company’s assets shall be distributed:

(i)            first, to the satisfaction of the debts, liabilities and obligations of the Company (including any such obligations owing to any Member) and the expenses of liquidation or distribution (whether by payment or reasonable provision for payment and discharge thereof, including by the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the Liquidator may reasonably determine in accordance with the LLC Act), other than liabilities to Members or former Members for distributions; and

(ii)           second, to the Members in accordance with the provisions of Section 5.1; provided that, for the avoidance of doubt, any amount that would otherwise be distributed to a Capital Contribution Loan Borrower (or, if New Investor Parent, New Investor) pursuant to this Section 9.2(b)(ii), which in the case of New Investor Parent, is in excess of the Capital Call Loan Payback Threshold, shall instead be paid by the Company directly to the Lending Member on behalf of Capital Contribution Loan Borrower to the extent necessary to repay any Capital Contribution Loan (together with accrued interest thereon) made to such Capital Contribution Loan Borrower. Any amounts used to repay Capital Contribution Loans pursuant to this Section 9.2(b)(ii) shall be treated as distributions by the Company to the Capital Contribution Loan Borrower (or, if New Investor Parent, New Investor).

(c)            The distribution of cash and property to a Member in accordance with the provisions of this Section 9.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member on its Membership Interests in the Company of all the Company’s property and constitutes a compromise to which all Members have consented. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return Capital Contributions of each Member, such Member shall have no recourse against the Company or any other Member.

Section 9.3              No Withdrawal by Members. Except (i) as expressly provided in this Agreement, and (ii) following and in connection with a Transfer by a Member of all of its Units in compliance with this Agreement, a Member may not withdraw from the Company prior to its dissolution and winding up. No Membership Interest is redeemable or repurchasable by the Company at the option of a Member. Except as expressly provided in this Agreement, no event affecting a Member (including death, bankruptcy or insolvency) shall affect its obligations under this Agreement or affect the Company.

Article X

Indemnification

Section 10.1            Non-Liability of Members. The Members of the Company are not personally liable for the acts or debts of the Company, nor is private property of the Members subject to the payment of Company debts.

Section 10.2            Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Company. Subject to Section 10.4, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a Manager or Officer of the Company, or is or was a Manager or Officer of the Company serving at the request of the Company as a director, manager, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 10.3            Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Company. Subject to Section 10.4, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a Manager or Officer of the Company, or is or was a Manager or Officer of the Company serving at the request of the Company as a director, manager, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which a court of competent jurisdiction shall deem proper.

Section 10.4            Authorization of Indemnification. Any indemnification under this Article X (unless ordered by a court) shall be made by the Company (a) only as authorized in the specific case upon a determination that indemnification of the present or former Manager or Officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 10.2 or Section 10.3, as the case may be, and (b) to the fullest extent permitted by the LLC Act. Such determination shall be made, with respect to a person who is a Manager or Officer at the time of such determination, (i) by a majority vote of the Managers who are not parties to such action, suit or proceeding, even though less than a quorum and (ii) by a committee of such Managers designated by a majority vote of such Managers, even though less than a quorum, (c) if there are no such Managers, or if such Managers so direct, by independent legal counsel in a written opinion or (d) by the Members. Such determination shall be made, with respect to former Managers and Officers, by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that a present or former Manager or Officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 10.5            Good Faith Defined. For purposes of any determination under Section 10.4, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Company or another enterprise, or on information supplied to such person by the Officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The provisions of this shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 10.2 or Section 10.3, as the case may be.

Section 10.6            Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 10.4, and notwithstanding the absence of any determination thereunder, any Manager or Officer may apply to any court of competent jurisdiction for indemnification to the extent otherwise permissible under Section 10.2 or Section 10.3. The basis of such indemnification by a court shall be a determination by such court that indemnification of the Manager or Officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 10.2 or Section 10.3, as the case may be. Neither a contrary determination in the specific case under Section 10.4 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Manager or Officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 10.6 shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the Manager or Officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 10.7            Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by a Manager or Officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Manager or Officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Article X. Such expenses (including attorneys’ fees) incurred by former Managers and Officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

Section 10.8            Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Formation, this Agreement or any other agreement or vote of stockholders or disinterested Managers or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified in Section 10.2 and Section 10.3 shall be made to the fullest extent permitted by the LLC Act. The provisions of this Article X shall not be deemed to preclude the indemnification of any person who is not specified in Section 10.2 or Section 10.3 but whom the Company has the power or obligation to indemnify under the provisions of the LLC Act, or otherwise.

Section 10.9            Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a Manager or Officer of the Company, or is or was a Manager or Officer of the Company serving at the request of the Company as a director, manager, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of this Article X.

Section 10.10          Certain Definitions. For purposes of this Article X, references to “the Company” shall include, in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, managers or officers, so that any person who is or was a director, manager or officer of such constituent entity, or is or was a director, manager or officer of such constituent entity serving at the request of such constituent entity as a director, manager or officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article X with respect to the resulting or surviving entity as such person would have with respect to such constituent entity if its separate existence had continued. The term “another enterprise” as used in this Article X shall mean any other company or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Company as a director, manager or officer, employee or agent. For purposes of this Article X, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a Manager, Officer, employee or agent of the Company which imposes duties on, or involves services by, such Manager or Officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article X.

Section 10.11          Survival of Indemnification and Advancement of Expenses. To the fullest extent permitted by the LLC Act, the indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Manager or Officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 10.12          Limitation on Indemnification. Notwithstanding anything contained in this Article X to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 10.6), the Company shall not be obligated to indemnify any Manager or Officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board.

Section 10.13          Indemnification of Employees and Agents. The Company may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company and employees or agents of the Company that are or were serving at the request of the Company as a director, manager, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, similar to those conferred in this Article X to Managers and Officers of the Company.

Section 10.14          Investor Indemnitors. The Company hereby acknowledges that the Managers indemnified under this Article X may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Members and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Manager in his or her capacity as such are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Manager in his or her capacity as such are secondary), (b) that it shall be required to advance the full amount of expenses incurred by any such Manager in his or her capacity as such and be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Manager in its capacity as such to the extent legally permitted and as required by this Agreement, without regard to any rights such Manager may have against the Investor Indemnitors and (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any Manager with respect to any claim for which such Manager has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Manager under this Article X against the Company.

Article XI

Transfers

Section 11.1            General Restrictions.

(a)             Each Member agrees that it shall Transfer Units, directly or indirectly, only in compliance with, and to the extent permitted by, this Agreement. For the avoidance of doubt, an “indirect” Transfer of Units shall include any transaction or series of related transactions pursuant to which any Person becomes the Beneficial Owner of any Units that were not Beneficially Owned by such Person immediately prior to the consummation of such transaction or transactions. Any attempted Transfer other than in strict accordance with this Agreement shall be null and void and of no force or effect whatsoever, and the purported transferee shall have no rights as a Member or otherwise in or to the Units. The Company shall not register the Transfer of any Units made in violation of the provisions of this Agreement.

(b)            Each Member shall not Transfer Units unless it shall have represented to the other Member(s), and such other Member(s) within seven (7) Business Days following such representation shall not have in good faith asserted a reasonable basis for disputing the representation, that neither the disposition by such transferor, the acquisition by the transferee nor the holding by the transferee of the Units will result in a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. Any Units that are the subject of a Transfer in accordance with the preceding sentence shall not be subject to any further Transfer unless such Transfer (regardless of the number of times the Units are the subject of a Transfer) would satisfy the preceding sentence as if the Person proposing to Transfer them were the transferring Member.

Section 11.2            Permitted Transfers. Section 11.3, Section 11.4, Section 11.5 and Section 11.6 shall not apply to any Transfer:

(a)             by any Member at any time of all or any portion of its Units to any of such Member’s Affiliates; provided that (i) any required regulatory approvals or other third-party consents or approvals are obtained prior to such Transfer and (ii) such Affiliate executes a counterpart to this Agreement and agrees to be bound by all of its terms to the same extent as the transferring Member. Any Affiliate that receives Units shall Transfer such Units back to the transferring Member (or an Affiliate thereof) if at any time such Affiliate is no longer an Affiliate of such Member;

(b)            by the Pledge Parties of Pledged Interests to any Secured Party under Section 11.9; or

(c)             by any Secured Party (or any of its agents, appointees, trustees or receivers) in exercising its rights under any collateral documentation governing or pertaining to the Pledged Interests; provided that, (i) any such Secured Party (or any of its agents, appointees, trustees or receivers) is not a Restricted Transferee and any such proposed transfer of Units would not otherwise be prohibited by Section 11.7(a) or (c), and (ii) following any exercise of foreclosure or similar rights, such Secured Party may not further Transfer such Pledged Interests without first complying with the restrictions set forth in this Article XI.

Section 11.3            Lock-up Period. Except for Transfers permitted by Section 11.2, notwithstanding anything contained herein to the contrary, a Member may not Transfer all or any portion of its Units prior to the fifth (5th) anniversary of the Effective Date (the “Lock-up Period”).

Section 11.4            Right of First Offer.

(a)             Following the expiration of the Lock-up Period, if any Member (the “Selling Member”) desires to Transfer all or any portion of its Units (other than a Transfer by Progress Energy of more than fifty percent (50%) of the outstanding Units) to any Person other than an Affiliate of such Member (a “Third-Party Purchaser”), it shall first deliver to the Company and each other Member (each, a “Non-Selling Member”) written notice (a “ROFO Notice”) setting forth its intent to make such Transfer and the number of Units proposed to be Transferred (the “Offered Units”). Each Non-Selling Member shall have the right to make a binding offer to purchase all, but not less than all, of the Offered Units (it being understood that the Non-Selling Members may submit a joint offer to purchase all, but not less than all of the Offered Units), by written notice (an “Offer Notice”) delivered by such Non-Selling Member(s) to the Selling Member within thirty (30) days following its receipt of a ROFO Notice (the “Offer Period”), which Offer Notice shall specify the purchase price and other material terms and conditions proposed by the Non-Selling Member(s).

(b)            The Selling Member shall notify each Non-Selling Member of its acceptance (an “Acceptance Notice”) or rejection (a “Rejection Notice”) of such Non-Selling Member’s offer within thirty (30) days following its receipt of an Offer Notice (the “Acceptance Period”). If the Selling Member does not send an Acceptance Notice or a Rejection Notice within the Acceptance Period, the offer proposed by such Non-Selling Member(s) shall be deemed rejected by the Selling Member.

(c)             If the Selling Member accepts the price and terms set forth in the Offer Notice delivered by a Non-Selling Member or Non-Selling Members within the Acceptance Period, then such Non-Selling Member(s) shall be required to enter into a definitive agreement to purchase all such Offered Units covered by such Offer Notice within ten (10) Business Days following its receipt of the Acceptance Notice, with such purchase to be consummated within the Regulatory Approval Period. In addition, each Member shall take all other actions as may be reasonably necessary to consummate such purchase and sale, including entering into such additional agreements as may be necessary or appropriate.

(d)            If all Non-Selling Members either (x) failed to deliver an Offer Notice to the Selling Member during the Offer Period with respect to any Offered Units, or (y) have received a Rejection Notice or neither received an Acceptance Notice nor a Rejection Notice within the Acceptance Period with respect to any Offered Units, then the Selling Member shall be free to Transfer all but not less than all of such Offered Units to a Third-Party Purchaser; provided that (i) if one or more Offer Notice(s) were delivered by Non-Selling Members to the Selling Member during the Offer Period with respect to any Offered Units, the Transfer of such Offered Units must be effected at a price equal to or higher than one hundred percent (100%) of the highest price contained in all Offer Notices delivered by the Non-Selling Members and on price-related terms and conditions that are no less favorable, in the aggregate, to the Selling Member, than the price-related terms and conditions set forth in the Offer Notice providing for such highest price (excepting the inclusion of customary representations and warranties given to the Third-Party Purchaser that would not customarily be given to an existing Member), (ii) the Selling Member must enter into a definitive agreement with respect to the Transfer of such Offered Units within one hundred eighty (180) days following the expiration of the applicable Offer Period (if no Non-Selling Members delivered an Offer Notice to the Selling Member during the Offer Period) or within one hundred eighty (180) days following the earlier of (A) the applicable Non-Selling Member’s receipt of a Rejection Notice or (B) the expiration of the Acceptance Period, as applicable (if the applicable Offer Notice was delivered by any Non-Selling Member(s) to the Selling Member during the Offer Period) and (iii) the Transfer of such Offered Units must be consummated within the Regulatory Approval Period. If the Transfer of such Offered Units has not been consummated within the Regulatory Approval Period, such Offered Units shall again become subject to all restrictions of this Section 11.4.

Section 11.5            Drag Along Rights.

(a)             Following the expiration of the Lock-up Period, in the event that Progress Energy desires to Transfer, in any single transaction or series of related transactions, all, but not less than all, of the Units owned by the Progress Energy Holders (so long as such Units constitute more than fifty percent (50%) of the outstanding Units) to any Third-Party Purchaser that is not an Affiliate of Progress Energy (in such context, a “Drag Along Purchaser”), then, subject to the satisfaction of the conditions set forth in Section 11.5(f), Progress Energy shall have the right (a “Drag Along Right”) to require all Investor Members to Transfer all of their respective Units to the Drag Along Purchaser in accordance with the procedures set forth in this Section 11.5 (such Transfer that complies with the requirements of this Section 11.5, a “Drag Along Sale”) at the per Unit price (which shall be payable in cash) and otherwise on the same terms and conditions as the Transfer of Units by the Progress Energy Holders to the Drag Along Purchaser (with each Investor Member participating in such Transfer on a pro rata basis in proportion to their respective Company Percentage Interest, relative to the aggregate Company Percentage Interests of Progress Energy and the other Investor Members).

(b)            Following satisfaction of its obligations pursuant to Section 11.4, Progress Energy may exercise its Drag Along Right pursuant to this Section 11.5 by providing written notice of its election to do so to each Investor Member (a “Drag Along Notice”), which notice shall identify the Drag Along Purchaser and specify the proposed price per Unit and all other material terms and conditions of the Drag Along Sale, including the anticipated closing date of the Drag Along Sale.

(c)             The Drag Along Sale must be consummated within the Regulatory Approval Period applicable to the Transfer by the Progress Energy Holders to the Drag Along Purchaser. No Investor Member shall Transfer or agree to Transfer any Units to any Person other than the Drag Along Purchaser during the period between the date it receives a Drag Along Notice and the conclusion of such Regulatory Approval Period. If the Drag Along Sale shall not have been consummated during such Regulatory Approval Period, all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to the Units owned by the Members shall again be in effect.

(d)            In the event that Progress Energy exercises its Drag Along Right pursuant to this Section 11.5, each Investor Member shall take all customary and reasonable actions as may be reasonably necessary to consummate the Drag Along Sale, including making the Investor Representations and entering into such definitive agreements as are customary for transactions of the nature of the proposed Transfer.

(e)            The Investor Members agree to (i) vote in favor of the transaction or transactions with the Drag Along Purchaser, (ii) take such other actions as may be required to effect such transaction and (iii) take all actions to waive any dissenters, appraisal or other similar rights with respect thereto.

(f)             Notwithstanding anything to the contrary in this Agreement, Progress Energy shall not have the right to exercise its Drag Along Right unless (i) the total consideration paid to New Investor in connection with such Drag Along Sale would cause New Investor to achieve at least an eleven percent (11%) IRR on each Common Unit, (ii) subject to clause (i), the Investor Member receives in such Drag Along Sale the same consideration per Unit, in the same form, and otherwise on the same terms and conditions as are applicable to the sale of Units by the Progress Energy Holders, (iii) the liability of each Investor Member in such Drag Along Sale is several and not joint and several with any other Member, (iv) the maximum liability of each Investor Member in the Drag Along Sale is capped in the aggregate at the portion of the purchase price received by such Investor Member, (v) no Investor Member shall be subject to any non-competition covenants or non-solicitation covenants (other than customary non-solicitation of senior employees with carve-outs permitting general solicitations and any hiring therefrom), (vi) no Investor Member shall be subject to liability in connection with the Drag Along Sale in excess of its pro rata share of the liability except with respect to Investor Representations and (vii) no Investor Member will be required to make any representations and warranties in connection with such Drag Along Sale, other than the individual representations and warranties on a several basis and solely as to itself set forth on Schedule 11.5(f) (the “Investor Representations”), nor shall any Investor Member be required to make representations relating to the Company or any other Member. The parties shall use commercially reasonable efforts to cooperate with and provide reasonable assistance to Progress Energy and each Investor Member participating in the Drag Along Sale in connection with obtaining or making any necessary consents, approvals, filings and notices from Governmental Authorities to consummate a Transfer contemplated by this Section 11.5.

(g)            Progress Energy shall not have the right to exercise its Drag Along Right hereunder in connection with any transaction or series of related transactions resulting in a Duke Change of Control.

Section 11.6            Tag-Along Rights.

(a)             In the event that (i) any Progress Energy Holder (the “Progress Energy Seller”) desires to Transfer, in any single transaction or series of related transactions, an amount of its Units equal to or greater than four and nine-tenths percent (4.9%) of the total Units outstanding (the “Direct Tag Threshold”) to any Third-Party Purchaser or (ii) any direct or indirect transfer, in any single transaction or series of related transactions, of any Units (or any indirect interest therein) to a Third-Party Purchaser results in Progress Energy no longer Controlling the Company (or, in the event of a direct or indirect transfer of the equity interests of Progress Energy (or any direct or indirect interest therein), Duke no longer Controlling Progress Energy), and the Progress Energy Seller cannot or has not elected to exercise any Drag Along Right it may have with respect to such transfer pursuant to Section 11.5, each Investor Member shall have the right (a “Tag-Along Right”) to participate in such transfer and require that all or a portion of its Units be Transferred to such Third-Party Purchaser in accordance with the procedures set forth in this Section 11.6 (such Transfer, a “Tag-Along Sale”) at the per Unit price and otherwise on the same terms and conditions as the Transfer of the Units by such Person to such Third-Party Purchaser; provided that the Direct Tag Threshold shall cease to apply to any proposed Transfers by the Progress Energy Seller and New Investor’s exercise of the Tag-Along Right hereunder once the Progress Energy Seller has Transferred twenty percent (20%) of the total Units outstanding to Third-Party Purchasers from and after the date of this Agreement.

(b)            At least thirty (30) Business Days prior to the Tag-Along Completion Date of any Transfer in connection with which an Investor Member has a Tag-Along Right pursuant to Section 11.6(a), and after satisfying its obligations pursuant to Section 11.4, the Progress Energy Seller shall deliver to each Investor Member a written notice (a “Tag-Along Offer Notice”) of the proposed Transfer, which notice shall (i) identify the Third-Party Purchaser, the aggregate number of Units the Third-Party Purchaser has offered to purchase (including whether the Third-Party Purchaser will purchase all Units proffered), the proposed price per Unit, the expected date of consummation of the proposed Transfer (“Tag-Along Completion Date”) and all other material terms and conditions of the proposed Transfer, (ii) contain a representation that the Third-Party Purchaser has been informed of the Tag-Along Right provided for in this Section 11.6, (iii) contain a representation that no consideration, tangible or intangible, is being provided to the Progress Energy Seller that is not reflected in the price to be paid per Unit to each Investor Member exercising its Tag-Along Rights hereunder and (iv), if and to the extent the proposed Transfer by the Progress Energy Seller pursuant to this Section 11.6 is an indirect Transfer of the Equity Interests of Progress Energy, contain a good faith allocation of the aggregate purchase price for such Units indirectly Transferred in connection therewith (the “Indirect Transfer Allocation”).

(c)            An Investor Member may exercise its Tag-Along Right by delivering a written notice (a “Tag-Along Election Notice”) of its election to do so within twenty (20) Business Days following its receipt of a Tag-Along Offer Notice (the “Tag-Along Offer Period”). An Investor Member that has delivered a Tag-Along Offer Notice within the Tag-Along Offer Period shall be termed a “Tag-Along Investor” hereunder. The Tag-Along Election Notice shall specify the Tag-Along Portion and specify whether the Tag-Along Investor disagrees with the Indirect Transfer Allocation (if applicable), in which case the procedure set forth in Section 11.6(h) shall apply. Progress Energy Seller shall procure that the Third-Party Purchaser purchases such Tag-Along Investor’s Tag-Along Portion in addition to the Units proposed to be Transferred by the Progress Energy Seller to the Third-Party Purchaser. For purposes of this Section 11.6, “Tag-Along Portion” means, with respect to each Tag-Along Investor, (i) in the case of a Tag-Along Sale described under Section 11.6(a)(i), a number of Units up to (A) the total number of Units held by the Tag-Along Investor multiplied by (B) a fraction, the numerator of which is the total number of Units proposed to be transferred to the Third-Party Purchaser by the Progress Energy Seller and the denominator of which is the total number of Units held by the Progress Energy Seller, in each case, determined on the date of the Tag-Along Election Notice, and (ii) in the case of a Tag-Along Sale described under Section 11.6(a)(ii), all of the Units held by the Tag-Along Investor.

(d)            If an Investor Member fails to deliver a Tag-Along Election Notice within the Tag-Along Offer Period, such Investor Member shall be deemed to have waived its Tag-Along Right with respect to such Transfer, and the Progress Energy Seller may make the proposed Transfer without any further obligation to such Investor Member; provided that (i) such Transfer must be effected at a price per Unit that is no greater than the price per Unit set forth in the Tag-Along Offer Notice and on terms and conditions that are no more favorable, in the aggregate, to the Progress Energy Seller than the terms and conditions set forth in the Tag-Along Offer Notice and (ii) such Transfer must be consummated within the Regulatory Approval Period. If such Transfer shall not have been consummated during the Regulatory Approval Period, all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to the Units owned by the Members shall again be in effect and the Progress Energy Seller shall be required to again deliver a Tag-Along Offer Notice and the Progress Energy Seller and the Investor Members shall comply with the provisions of this Section 11.6.

(e)             The closing of any Transfer by the Tag-Along Investor(s) shall take place simultaneously with the closing of the Tag-Along Sale by the Progress Energy Seller. The parties shall cooperate with, and provide reasonable assistance to, the Progress Energy Seller and each Investor Member participating in the Tag-Along Sale in connection with obtaining or making any necessary consents, approvals, filings and notices from Governmental Authorities to consummate a Transfer contemplated by this Section 11.6.

(f)             In the event that an Investor Member exercises its Tag-Along Right pursuant to this Section 11.6, such Investor Member shall take all actions as may be reasonably necessary to consummate the Tag-Along Sale, including making the Investor Representations and entering into such definitive agreements as are customary for transactions of the nature of the proposed Transfer; provided that (i) the liability of each of the Progress Energy Seller and each Tag-Along Investor shall be several and not joint and several, (ii) the maximum liability of each Tag-Along Investor to provide for its pro rata share of the indemnification by the Company shall be capped at the portion of the purchase price received by such Tag-Along Investor, as applicable, in such Transfer, (iii) no Tag-Along Investor shall be subject to any non-competition covenants or non-solicitation covenants (other than customary non-solicitation of senior employees with carve-outs permitting general solicitations and any hiring therefrom), (iv) no Tag-Along Investor shall be subject to liability in excess of its pro rata share of the liability except with respect to Investor Representations, and (v) no Tag-Along Investor will be required to make any representations and warranties in connection with such Transfer, other than the Investor Representations.

(g)            In the event that a Tag-Along Election Notice is delivered, the Progress Energy Seller and the Tag-Along Investors shall pay their respective pro rata share (based on the number of Units to be Transferred) of expenses reasonably incurred by them in connection with a consummated Transfer of Units pursuant to the Tag-Along Right and only to the extent such expenses were incurred in connection with the Transfer of Units and not otherwise paid by the Company or the Third-Party Purchaser; provided that in connection with any consummated Transfer of Units pursuant to the Tag-Along Right involving an indirect Transfer of the Equity Interests of Progress Energy, only expenses directly associated with the sale of the Company and its Subsidiaries shall be allocated between the Progress Energy Seller and the Tag-Along Investors pursuant to this Section 11.6(g) (and not any expenses associated with the sale of any other entity or assets).

(h)            If any Tag-Along Investor has notified the Progress Energy Seller in its Tag-Along Election Notice that it disagrees with the Indirect Transfer Allocation (such notice, an “Indirect Transfer Allocation Objection Notice”), then such Tag-Along Investor and the Progress Energy Seller will use commercially reasonable efforts to resolve the disputed matter(s) within the fifteen- (15-) day period following the delivery of the Indirect Transfer Allocation Objection Notice. If, at the end of the fifteen- (15-) day resolution period, such Tag-Along Investor and the Progress Energy Seller are unable to resolve any disagreement between them with respect to the Indirect Transfer Allocation, then the Progress Energy Seller and the Tag-Along Investor shall each select a nationally recognized independent valuation firm (the “Valuation Expert”) and the two Valuation Experts shall mutually agree upon a final Valuation Expert to resolve the Indirect Transfer Allocation. Each party will deliver simultaneously to the Valuation Expert (A) the Indirect Transfer Allocation, the Indirect Transfer Allocation Objection Notice and other information relating to the disputed matter(s) as the Valuation Expert may request and (B) such party’s proposed resolution of the disputed matter(s) and any materials it wishes to present to justify the resolution it so presents. Such Tag-Along Investor and Progress Energy Seller will each be afforded the opportunity to discuss the disputed matter(s) with the Valuation Expert, and each party will receive copies of all information provided to the Valuation Expert by the other party. The Valuation Expert, acting as an expert and not as an arbitrator, will have fifteen (15) days to carry out a review and prepare a written statement of its determination regarding the disputed matter(s) (including a statement regarding the Valuation Expert’s determination of the prevailing party in any such disputed matter) which determination will be final and binding upon such Tag-Along Investor and the Progress Energy Seller. In rendering its decision, the Valuation Expert shall determine which of the positions of the Tag-Along Investor or the Progress Energy Seller submitted to the Valuation Expert is, in the aggregate, more accurate (which report shall include a worksheet setting forth the material calculations used in arriving at such determination), and, based on such determination, adopt either the position of the Tag-Along Investor or the position of the Progress Energy Seller with respect to the Indirect Transfer Allocation. Any fees and expenses of the Valuation Expert incurred in resolving the disputed matter(s) will be borne by the party whose positions were not adopted by the Valuation Expert. Notwithstanding the procedures set forth herein, in no event shall the delivery of the Indirect Transfer Allocation Objection Notice and the procedures that follow interfere with or delay entry into the agreement with respect to or consummation of the Transfer, so long as (i) the agreement for the consummation of such Transfer provides that if within five (5) Business Days following the determination of the Indirect Transfer Allocation, the Tag-Along Investor provides notice to Progress Energy that it does not wish to proceed with the Transfer of its Units, the Tag-Along Investor’s Tag-Along Election Notice shall be deemed rescinded and the Tag-Along Investor shall not be required to consummate the Transfer and (ii) to the extent the Tag-Along Investor does wish to proceed with the Transfer of its Units following the determination of the Indirect Transfer Allocation, adequate assurance of the payment of the consideration payable in such Transfer is provided to the Tag-Along Investor.

Section 11.7            Other Prohibited Transfers; Additional Transfer Implications.

(a)            Notwithstanding anything herein to the contrary, no Member shall directly or indirectly transfer any Units (i) to any Prohibited Transferee or (ii) to the extent such transfer would result in a violation of any Law.

(b)            Notwithstanding anything herein to the contrary, (i) an Investor Member shall not Transfer (disregarding clause (b) of the definition of “Transfer” for purposes of this Section 11.7(b)(i)) any Units to any Person (or its successors) set forth on Exhibit B or any Person known by the transferring Member to be an Affiliate thereof (any such person, a “Restricted Transferee”) and (ii) solely in the event of a Transfer of a percentage of outstanding Units less than a New Investor’s Company Percentage Interest at the time of such Transfer, Progress Energy, shall not Transfer any Units to any Person (or its successors) set forth on Exhibit B or any Person known by the transferring Member to be an Affiliate thereof. Exhibit B may be updated by Progress Energy one time within the thirty- (30-) day period immediately prior to January 1st each year (with an effectiveness of the next occurring January 1st); provided, however, that no such update shall be effective if (and only to the extent that) (i) it would list on Exhibit B the name of (x) any Person that is a financial investor (including sovereign wealth funds, pension funds and infrastructure funds but excluding activist investors), (y) any proposed transferee (or Affiliate of such proposed transferee) previously notified by an Investor Member to Progress Energy or the Company within the prior ninety (90) days (for the avoidance of doubt, notice of only one such proposed transferee may be provided by an Investor Member during any ninety- (90-) day period) or (z) the then-existing collateral agent under the New Investor Financing, (ii) it would result in more than fourteen (14) Persons being listed on Exhibit B or (iii) if it occurs during the twelve (12) months immediately following such time as any Investor Member notifies the Company in good faith that it has commenced a process to Transfer all of its Units or during the period from and after the time that any Investor Member notifies the Company that it has entered into a definitive agreement to Transfer its Units until the earlier of (A) the closing of the transactions contemplated by such definitive agreement or (B) the termination of such definitive agreement; provided that, with respect to clause (iii), Progress Energy shall have the right to update Exhibit B immediately following the expiration of such twelve- (12-) month period with an effectiveness of the first date of the next occurring month.

(c)            Whenever contractual, regulatory or governmental approval is required to effect a direct or indirect Transfer that would otherwise be permitted hereunder, the parties agree to use commercially reasonable efforts to proactively obtain such approval.

(d)            Notwithstanding anything to the contrary in this Agreement, to the extent any direct or indirect transfer of Units by an Investor Member to another Person would result in such Person having the right to directly or indirectly designate a Manager or a Board Observer pursuant to Section 6.1 or Section 6.4, respectively, the Investor Member shall provide the Company with written notice of the identity of any such transferee at least fifteen (15) days prior to the consummation of any direct or indirect transfer of Units to such Person.

Section 11.8            Binding Effect on Transferees. Transfers of Units shall be made by a Member by surrender of the certificate or certificates representing such Units, properly endorsed or accompanied by proper instruments of transfer. Notwithstanding anything herein to the contrary, prior to the Transfer by a Member of Units (or any other securities exercisable, exchangeable or convertible into Units) to any Person (including an Affiliate), other than a Transfer of all outstanding Units, the transferring Member shall cause the transferee to execute and deliver such documents as may be necessary to make such Person a party hereto and pursuant to which such Person executes a counterpart to this Agreement in which it agrees to be bound by all of its terms to the same extent as the transferring Member effective on the date of the Transfer of the Units, whereupon the transferee shall be admitted as a Member of the Company. In the event that a Member Transfers less than all of its Units to a Third-Party Purchaser in accordance with this Article XI, the Members and the Company shall negotiate in good faith to amend this Agreement to the extent reasonably necessary to reflect the addition of such Member.

Section 11.9            Consent to Pledges.

(a)             Notwithstanding anything to the contrary herein or in any agreements, documents or instruments executed in connection herewith (collectively, the “LLC Documents”), each Member hereby agrees and consents for all purposes under this Agreement (including this Article XI) and any other LLC Document to the following:

(i)            The pledge of the entirety or any portion of Units (“Pledged Interests”) owned by the New Investor Group or any of its Affiliates (“Pledge Parties”) to any Secured Parties as collateral security for any Secured Obligations, which Pledged Interests shall be subject to the rights of such Secured Parties (or other Person upon a foreclosure, sale or other transfer as permitted under any collateral documentation governing or pertaining to such pledge), and the Pledge Parties or any of them intend that they shall make a fully effective, valid and enforceable grant to such Secured Parties of a security interest in all of such Pledge Parties’ right, title and interest in and to the Pledged Interests, whether arising under or in connection with the Articles of Formation, this Agreement, the LLC Act or otherwise, including: (x) all of such Pledge Parties’ right to participate in profits, losses and distributions under this Agreement, their Units, the LLC Documents and the LLC Act including redemptions, liquidating payments, distributions, returns of capital, interest, withdrawals and all other payments (collectively, the “Economic Rights”); (y) all of such Pledge Parties’ rights and powers as Members under applicable Law and this Agreement and any other LLC Document, including rights to designate members of the Board, to approve Major Decisions, to exercise all other voting and other consent rights under this Agreement, the LLC Documents and the LLC Act and to participate in the operation or management of the business and affairs of the Company (collectively, the “Approval Rights”); and (z) all of such Pledge Parties’ “limited liability company interest” under the LLC Act and their respective ownership interest, including their respective status as a Member (and the right to be admitted as a Member) under this Agreement, the LLC Documents and the LLC Act including the rights to Transfer or require the Transfer of any their respective Units (the “Ownership Interests”);

(ii)           The execution and delivery of a transfer power to such Secured Parties, a form of which is attached hereto as Exhibit E; and

(iii)          The execution and filing of UCC filings, and/or all such other documents, registration, recordings and financing statements as are necessary or appropriate for such Secured Parties to perfect their rights pursuant to such collateral documents.

(b)            Notwithstanding any other provision of this Agreement, subject to Section 11.7, without any further consent or action of any Person, at any time on and after a notice from any Secured Parties or any Person acquiring the rights of such Secured Parties, pursuant to the exercise by such Secured Parties or such other Person of their rights as a secured party under the Uniform Commercial Code or other applicable Law, such Secured Parties or Person acquiring the rights of such Secured Parties shall have the right, power and authority to: (i) exercise the Approval Rights in their own name or in the name of the applicable Pledge Parties as attorney-in-fact, and the applicable Pledge Parties shall not have the right to exercise the Approval Rights, except with the prior written consent of such Secured Parties, (ii) replace the applicable Pledge Parties as a member of the Company, and upon execution of a counterpart to this Agreement (and without the necessity of compliance with any other provisions set forth herein relating to substitution of members) be deemed admitted as a Member of the Company immediately before New Investor or such Affiliate thereof ceases to be a Member; provided that, in no event shall such Secured Parties or any such other Person be deemed to have assumed any liability of the applicable Pledge Parties arising prior to such admission as a substitute member of the Company by virtue of such admission and (iii) otherwise succeed to all of the Economic Rights, Approval Rights, Ownership Interests and other rights of the applicable Pledge Parties with respect to its Units.

Article XII

Representations and Warranties; Covenants

Section 12.1            Member Representations and Warranties. Each Member hereby represents and warrants, severally and not jointly, to the Company and to the other Member as follows:

(a)            The Member possesses all requisite capacity, power and authority necessary to enter into this Agreement and to carry out the terms and provisions hereof and the transactions contemplated hereby.

(b)            The execution and delivery of this Agreement, and the performance by the Member of its obligations hereunder, have been duly authorized by the Board of Managers or other similar governing body of the Member and upon due authorization, execution and delivery by the other parties, will constitute the valid and legally binding agreement of the Member, enforceable in accordance with its terms against the Member, except as enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (ii) the rules governing availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)            The execution, delivery and performance of this Agreement by the Member does not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, credit agreement, note or other evidence of Debt, lease or other agreement, license, permit, franchise or certificate, to which the Member is a party or by which it is bound or to which any of its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, or violate the Organizational Documents of the Member, or violate in any material respect any statute, regulation, law, order, writ, injunction or decree to which the Member is subject.

(d)            The Member understands that the Units have not been, and any New Units issued pursuant to this Agreement will not be (unless otherwise agreed by the parties), registered under the Securities Act and, if and to the extent the Securities Act applies, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available and pursuant to registration or qualification (or exemption therefrom) under applicable state securities laws. The Member has such knowledge and experience in financial and business matters that it is capable of evaluating the Company and the merits and risks of an investment in the Units, and the Member has the ability to bear the economic risk of its investment in the Units. The Member has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of, and other matters pertaining to, this investment, and has had access to such financial and other information concerning the Company as it has considered necessary to make a decision to invest in the Company and has availed itself of this opportunity to the full extent desired. Notwithstanding the foregoing, nothing herein shall affect the representations and warranties of Progress Energy or New Investor in the Investment Agreement.

Section 12.2            New Investor ECL.

(a)             New Investor has delivered to the Company a true, correct and complete copy of an equity commitment letter (the “ECL”) pursuant to which BSIP has agreed, subject to the terms and conditions thereof, to provide or cause to be provided the Growth Commitment Amount. The ECL provides, and will continue to provide, that the Company is an express third party beneficiary of, and is entitled to enforce, the ECL.

(b)            As of the Effective Date, the ECL has not been withdrawn (and no party thereto has indicated an intent to so withdraw), amended, restated or otherwise modified or waived, and the respective commitments contained therein have not been terminated, reduced, withdrawn, modified or rescinded in any respect, and no such amendment, restatement, modification or waiver thereto is contemplated. As of the Effective Date, the ECL is in full force and effect and constitutes the legal, valid and binding obligation of New Investor and BSIP, enforceable against Investor and BSIP in accordance with its terms (in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law)). The equity funding contemplated by the ECL is sufficient in amount to provide the New Investor Group with the funds necessary to contribute (or cause to be contributed) the Growth Commitment Amount.

Article XIII

Support Payments

Section 13.1            Distribution Shortfall. Except to the extent that any Distribution Shortfall (defined below) is attributable to the Company’s and its Subsidiaries’ compliance with an Applicable Overriding Law, in the event that the Company fails, for any fiscal quarter, to make a distribution to the Members of Distributable Cash in an amount not less than fifty-five percent (55%) of the net cash provided by operating activities of the Company and its Subsidiaries for such fiscal quarter (the “Threshold Amount”) within the ten- (10-) day period following the Distribution Date (a “Distribution Shortfall”), then Progress Energy or any of its Affiliates shall pay to New Investor an amount equal to (a) (i) the Threshold Amount less (ii) the amount of Distributable Cash actually distributed by the Company to the Members for such fiscal quarter, multiplied by (b) the New Investor Group’s Company Percentage Interest, which shall be prorated during such fiscal quarter based on the number of days such Member held an applicable Company Percentage Interest during such fiscal quarter; provided, however, that in no event shall the amount of any support payment pursuant to this Section 13.1 exceed the sum of (a) DEF Retained Earnings as of the end of such fiscal quarter, (b) 100% of consolidated net income of the Company and its subsidiaries exclusive of DEF for such fiscal quarter and (c) any retained earnings of the Company and its subsidiaries exclusive of DEF; provided, further, that, for the avoidance of doubt, no Distribution Shortfall shall be considered to exist in respect of any such excess. Notwithstanding anything to the contrary in this Agreement, Progress Energy shall not have the right to assign its obligations under this Section 13.1 in connection with a Transfer of Units unless (i) such assignment is to a Wholly-Owned Affiliate of Progress Energy, and (ii) New Investor is satisfied in its reasonable discretion that such Wholly-Owned Affiliate of Progress Energy (or, if applicable, other provider of credit support in connection with such assignment) has sufficient financial wherewithal and creditworthiness to make the support payments pursuant to Section 13.1.

Article XIV

Miscellaneous

Section 14.1            Entire Agreement. This Agreement and the Investment Agreement constitute the entire agreement and understanding of the parties in respect of the subject matter contained herein and therein and supersede all prior agreements and understandings between the parties hereto with respect to such subject matter.

Section 14.2            Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO APPLICABLE CHOICE OF LAW PROVISIONS THEREOF.

Section 14.3            Specific Performance. The parties agree that irreparable harm would occur and the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, all in accordance with Section 14.12. The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other undertaking or security in connection therewith. Each party further agrees that (a) by seeking any remedy provided in this Section 14.3, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement and (b) nothing contained in this Section 14.3 shall require any party to institute any action for (or limit any party’s right to institute any action for) specific performance under this Section 14.3 prior to exercising any other right under this Agreement.

Section 14.4            Offset; No Recourse. Neither the Company nor any Member may offset any amount due to the Company or such Member(s) or any of their respective Affiliates, as applicable, against any amount owed or alleged to be owed from another Member or its Affiliates under this Agreement, the Investment Agreement or any other Transaction Document without the written consent of such other Member. The Investment Agreement and the other Transaction Documents may only be enforced against the parties thereto solely in their capacities as such and solely with respect to the specific obligations set forth therein with respect to such party. New Investor shall have no liability (whether at law or in equity, based upon contract, tort, statute, based upon any theory that seeks to impose liability of any party hereto against its owners or Affiliates or otherwise), under this Agreement and no recourse may be had against New Investor under this Agreement, for obligations or liabilities arising under, in connection with or related to the Investment Agreement.

Section 14.5            Notices. All notices, requests, consents and other communications under this Agreement must be in writing and shall be deemed to have been duly given and effective (a) immediately (or, if not delivered or sent before 5:00 p.m. New York time on a Business Day, the next Business Day) if delivered or sent by electronic mail (to the extent no “bounce back” or similar message indicating non-delivery is received with respect thereto), (b) on the date of delivery if by hand delivery (with confirmation of receipt) (or, if not delivered on a Business Day, the next Business Day) or (c) on the first Business Day following the date of dispatch (or, if not sent on a Business Day, the next Business Day after the date of dispatch) if sent by overnight service with a nationally recognized overnight delivery service (all fees prepaid). All notices shall be delivered to the following addresses, or such other addresses as may hereafter be designated in writing by such party to the other parties:

(a)            If to New Investor:

Brookfield Asset Management
Two Allen Center
1200 Smith Street Suite 640
Houston, TX 77002

Attention:	Elisabeth Press
Email:	elisabeth.press@brookfield.com

With copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002

Attention:	Kim Hicks, P.C. Brittany A. Sakowitz, P.C. Roald Nashi, P.C.
Email:	kim.hicks@kirkland.com brittany.sakowitz@kirkland.com roald.nashi@kirkland.com

(b)            If to Progress Energy:

Progress Energy, Inc.
c/o Duke Energy Corporation
525 S. Tryon Street, DEP09A
Charlotte, NC  28202

Attention:	Greer Mendelow
Email:	greer.mendelow@duke-energy.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005

Attention:	Pankaj Sinha; Emily Prezioso Walsh
Email:	psinha@skadden.com; emily.walsh@skadden.com

(c)            If to the Company:

Florida Progress, LLC
c/o Duke Energy Florida, LLC

299 First Avenue North

St. Petersburg, FL 33701

Attention:	Maritza Iacono

Dianne Triplett
Email:	Maritza.Iacono@duke-energy.com
Dianne.Triplett@duke-energy.com

With copies (which shall not constitute notice) to:

Duke Energy Corporation
525 S. Tryon Street, DEP09A
Charlotte, NC  28202

Attention:	Greer Mendelow
Email:	greer.mendelow@duke-energy.com

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005

Attention:	Pankaj Sinha; Emily Prezioso Walsh
Email:	psinha@skadden.com; emily.walsh@skadden.com

Section 14.6            Assignment; Third-Party Beneficiaries. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties. No Member, nor the Company, shall purport to assign or Transfer all or any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in this Agreement in whole or in part except with respect to a Transfer in accordance with the terms of this Agreement and except as provided in Section 6.12. The Eligible Persons shall be express, intended third-party beneficiaries of Article X and this Section 14.6. Except for the Eligible Persons and the Secured Parties, this Agreement is not intended to confer any rights or remedies hereunder upon any other Person except the parties, it being for the exclusive benefit of the parties and their respective successors and permitted assigns. Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 14.7            Waiver. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in an instrument in writing specifically referring to this Agreement and executed and delivered by the party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The rights and remedies of the parties under this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.

Section 14.8            Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 14.9            Amendment. This Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) signed by or on behalf of all Members whose approval is required pursuant to Section 7.1(e) and Section 7.1(f). Any amendment or revision to Schedule A hereto or to the Company’s records that is made solely to reflect information regarding Members shall not be considered an amendment to this Agreement and shall not require any Board or Member approval.

Section 14.10          Termination. This Agreement shall terminate upon the earlier of (i) the unanimous consent of the Members or (ii) a Dissolution Event.

Section 14.11          Confidential Information.

(a)             General. The Company and each Member shall, and shall cause their respective Affiliates and Representatives to, keep confidential any information that it may have or acquire before or after the date of this Agreement, including any information acquired pursuant to Section 8.1 and Section 8.2, concerning the Company and its assets, business, operations, affairs, financial condition or prospects or concerning another Member or this Agreement (such information, “Confidential Information”).

(b)            Non-Disclosure. Each Member shall keep confidential and not divulge any Confidential Information, and shall use such Confidential Information only in connection with the operation of the Company and its Subsidiaries or such Member’s administration of its investment in the Company; provided that nothing herein shall prevent a Member from disclosing such Confidential Information (i) upon the order or request of any Governmental Authority, (ii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (iii) to the other Members, (iv) to such Member’s Representatives that in the reasonable judgment of such Member need to know such Confidential Information and (v) to any potential equity or debt financing sources, or otherwise to any Person in connection with obtaining any potential financing (and any refinancing thereof) incurred by such Member or a proposed transferee (eligible for such Transfer under the terms hereof) of a Member in connection with its financing or investment in the Company, as applicable (including inclusion of such information in any bank information memoranda, offering memoranda or rating agency presentations), in each case, subject to customary confidentiality restrictions in such Person’s reasonable determination. Furthermore, nothing in this Section 14.11(b) shall prevent an Investor Member from disclosing this Agreement, the subject matter of this Agreement, the financial return and other financial performance, statistical information or other similar information in connection with financing, fundraising, marketing, informational or reporting activities to or of such financing sources, Affiliates, subsidiaries, funds or affiliated investment vehicles and to the partners, members or other current or prospective investors therein, subject to customary confidentiality restrictions in such Person’s reasonable determination. In addition, the Company and each Member shall exercise all reasonable efforts to prevent any other Person from gaining access to such Confidential Information and take such protective measures as may be or become reasonably necessary to preserve the confidentiality of such Confidential Information.

(c)             Exceptions. Notwithstanding Section 14.11(a) and Section 14.11(b), the Company and each Member may disclose Confidential Information:

(i)            to any Representative of the Company or such Member; provided that such Representative has a need to know and has been informed of the confidential nature of the information pursuant to Section 14.11(d);

(ii)           to the extent required by (A) any applicable Law, rule or regulation of any Governmental Authority or regulatory agency (including any rule or regulation of the Securities and Exchange Commission), (B) any stock exchange rule or regulation or (C) any binding judgment, order or requirement of any court or other governmental authority of competent jurisdiction; provided that the Company or such Member, as the case may be, has delivered written notice to and consulted, to the extent practicable, with the other parties prior to disclosure of such Confidential Information;

(iii)          to any prospective purchaser of Units, or of any other interest in the Company and the advisers and financiers of any such Person; provided that confidentiality undertakings are obtained that are no less restrictive than those set forth in this Section 14.11;

(iv)          to the extent necessary for the performance of the Investment Agreement or any exercise by a party of its rights thereunder or hereunder; or

(v)           to the extent such Confidential Information becomes available within the public domain (otherwise than as a result of a breach of this Section 14.11).

(d)            Representatives Bound. Each party shall inform any Representative to whom it provides Confidential Information that such information is confidential and shall instruct them (i) to keep such Confidential Information confidential and (ii) not to disclose it to any Third Party (other than those Persons to whom such Confidential Information has already been disclosed in accordance with the terms of this Agreement). The disclosing party shall be responsible for any breach of this Section 14.11 by the Person to whom the Confidential Information is disclosed.

(e)            Survival. Notwithstanding anything herein to the contrary, the provisions of this Section 14.11 shall survive the termination of this Agreement for a period of three (3) years and, with respect to each Member, shall survive for a period of three (3) years following the date on which such Member is no longer a Member. The provisions of this Section 14.11 shall supersede the provisions of any non-disclosure agreements entered into by the Company (or its Affiliates) and any of the Members (or their respective Affiliates) with respect to the transactions contemplated hereby prior to the date hereof.

Section 14.12          Dispute Resolution.

(a)             Except as otherwise provided by this Agreement, any party may provide written notice to any other parties of any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof (which breach or alleged breach by a party remains uncured within ten (10) Business Days after receipt of written notice thereof from another party) or the validity or termination hereof (a “Dispute”). Upon receipt of such written notice, such Dispute shall first be attempted to be settled by good faith negotiations between the parties to the Dispute, in the form of meetings between senior-management level representatives of such parties; provided that, for the avoidance of doubt, any election by a Member or a Manager to withhold or decline consent or vote in favor or against any matter to which it has the right to consent to or vote on shall not alone be considered a “Dispute” and shall not be subject to the terms of this Section 14.12.

(b)            If the parties to the Dispute are unable for any reason to resolve a Dispute within thirty (30) days after receipt by any party of written notice of a Dispute, then any party may submit the Dispute to arbitration to be finally and exclusively resolved under the Arbitration Rules of the International Chamber of Commerce as currently in effect (the “Rules”), except as modified herein. There shall be three (3) arbitrators. If there are two (2) parties to the Dispute, each of the parties to the Dispute shall nominate one (1) arbitrator in accordance with the Rules. If there are more than two (2) parties to the Dispute, the arbitrators shall be nominated in accordance with the Rules; provided, however, that any party and its Affiliates shall be entitled to nominate only one (1) such arbitrator. The arbitrators so nominated, once confirmed by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”), shall nominate an additional arbitrator to serve as chairman, such nomination to be made within fifteen (15) days of the confirmation by the ICC Court of the second arbitrator. If the initial arbitrators shall fail to nominate an additional arbitrator within such fifteen- (15-) day period, such additional arbitrator shall be appointed by the ICC Court. Except as otherwise agreed by the parties to such Dispute, exclusive venue of arbitration shall be New York, New York, and the language of the arbitration shall be English and each of the parties hereby submits to the non-exclusive jurisdiction of the state and federal courts located in New York, New York, for preliminary relief in aid of arbitration and for the enforcement of any arbitral award. By agreeing to arbitration, the parties do not intend to deprive any national court of its jurisdiction to issue any pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings.

(c)             None of the parties or the arbitrators shall select any arbitrator for the arbitral tribunal who has any interest in the Dispute or who has, or within the immediately preceding three (3) years has had, any material economic or other material relationship with any party to the Dispute (it being agreed that, with respect to any arbitrator who does not have a current interest in the Dispute, a certification by such arbitrator as to such arbitrator’s lack of knowledge of any such material economic or other material relationship with a party to the Dispute shall be sufficient to establish the foregoing).

(d)            The arbitrators shall not have the right to award special, treble, multiple or punitive damages. The arbitral tribunal shall not be empowered to decide any dispute ex aequo et bono or amiable compositeur. The arbitration award shall be decided by majority opinion and issued in writing in the English language and shall be a reasoned award setting forth the findings of fact and conclusions upon which it is based. It may be made public only with the consent of each participating party or as may be required by law or regulatory authority or as necessary for enforcement of such award. The arbitrators shall allocate the fees and costs of the arbitration. The losing party(ies) shall pay (i) the prevailing party(ies)’ attorney’s fees and costs, including the expert fees and costs, (ii) the costs associated with the arbitration and (iii) the arbitrators’ fees and costs borne by the prevailing party(ies), in each case, as determined by the arbitrators. Each party shall bear its own fees and costs until the arbitrators determine which, if any, party is the prevailing party(ies) and the amount that is due to such prevailing party(ies). For the avoidance of doubt, the law applicable to the merits of the arbitration shall be the laws of the State of Florida.

(e)            The award rendered by the arbitrators shall be final and binding on the participating parties and, subject to the other terms and provisions hereof, shall be the sole and exclusive remedy between and among the participating parties regarding any Dispute presented to the arbitral tribunal. The award rendered by the arbitrators shall be issued no later than one hundred twenty (120) days from the signing or ratification of the Terms of Reference (as defined in the Rules) or as soon thereafter as practicable. The award shall be paid within thirty (30) days after the date it is issued and shall be paid in U.S. Dollars in immediately available funds, free and clear of any liens, Taxes or other deductions. A judgment confirming or enforcing such award may be rendered by any court of competent jurisdiction.

(f)            The arbitration shall be confidential. No party may disclose the fact of the arbitration, any award relating thereto or any settlement relating to any Dispute without the prior consent of the other party(ies); provided that such matters may be disclosed without the prior consent of the other party(ies) to lenders, auditors, Tax or other Governmental Authority or as may be required by law or regulatory authorities or as necessary to enforce any award.

(g)            Notwithstanding the existence of any Dispute, the parties shall continue to perform their respective obligations under this Agreement unless the parties otherwise mutually agree in writing. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to, nor shall it, prevent the parties from seeking temporary injunctive relief at any time as may be available under law or in equity to preserve its rights pending the outcome of any arbitration. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies. The parties agree that any issue regarding the arbitrability of any claims or disputes arising under, relating to or in connection with this Agreement is an issue solely for the arbitrators, not a court, to decide.

(h)            THE PARTIES HEREBY EXPRESSLY WAIVE ALL RIGHTS TO TRIAL BY JURY OR OTHERWISE ON ANY CLAIM, CAUSE OF ACTION, SUIT OR PROCEEDING PERMITTED UNDER THIS SECTION 14.12. THE PROVISIONS OF THIS AGREEMENT RELATING TO WAIVER OF TRIAL BY JURY SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

Section 14.13          Limitations on Liability. No Member shall be liable to the other Member for any special, treble or punitive damages.

Section 14.14          Valuation; Waiver of Appraisal Rights.

(a)            Upon request by any Investor 4.9% Member, within five (5) Business Days after receiving written notice of the Company’s or the Board’s determination in connection with any determination of Fair Market Value of Units or other assets under this Agreement, the Company shall select a nationally recognized independent valuation firm with no existing or prior business or personal relationship with the Progress Energy Designees, Progress Energy, Duke, New Investor or any of their respective Affiliates in the five- (5-) year period immediately preceding the date of engagement pursuant to this Section 14.14 (the “Independent Evaluator”) to determine such Fair Market Value. Each of the Company and New Investor shall submit their view of the Fair Market Value of the Units to the Independent Evaluator, and each party will receive copies of all information provided to the Independent Evaluator by the other party. The final Independent Evaluator’s determination of the Fair Market Value of such Units or assets shall be set forth in a detailed written report addressed to the Company and New Investor within thirty (30) days of the Company’s selection of such Independent Evaluator and such determination shall be final, conclusive and binding. In rendering its decision, the Independent Evaluator shall determine which of the positions of the Company and New Investor submitted to the Independent Evaluator is, in the aggregate, more accurate (which report shall include a worksheet setting forth the material calculations used in arriving at such determination), and, based on such determination, adopt either the Fair Market Value determined by the Company or New Investor. Any fees and expenses of the Independent Evaluator incurred in resolving the disputed matter(s) will be borne by the party whose positions were not adopted by the Independent Evaluator. For the avoidance of doubt, the calculation of the FMV of the Put Units shall be governed by the terms of Section 7.3 and not this Section 14.14.

(b)            Each Investor Member agrees that it shall not have any dissenters’ rights, appraisal rights or similar rights pursuant to the LLC Act or any other applicable Law with respect to any (i) transfer of Units by another Member or (ii) any determination of (A) Fair Market Value of the Company, Units or assets of the Company, or (B) FMV of Put Units, and, in each case, hereby waives any such rights with respect thereto.

Section 14.15          Further Actions; Cooperation. Each Member agrees to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Members and the Company in doing all things necessary, proper or advisable in connection with (a) the transactions contemplated by this Agreement and (b) obtaining or making, as applicable, any consents, approvals, filings, applications or notices from or with Governmental Authorities to the extent required by applicable Law or are otherwise reasonably necessary or prudent in connection with the businesses of the Company and its Subsidiaries; provided that to the extent any such filings or applications contemplate confidential or sensitive information of a Member (or a Member’s Affiliates), the Members shall (subject to the limitations set forth in this Agreement), in good faith, cooperate to provide the necessary or requested confidential or sensitive information in such a manner as to reasonably protect the interests of the disclosing Member, including, at the discretion of the Member from whom such information is sought, by providing it subject to a protective order, while not adversely affecting the timely consummation of the relevant filing or application.

Section 14.16          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which shall constitute one (1) and the same Agreement. The parties hereto hereby agree that this Agreement may be executed by way of electronic signatures and that the electronic signature has the same binding effect as a physical signature. For the avoidance of doubt, the parties further agree that this Agreement, or any part thereof, shall not be denied legal effect, validity or enforceability solely on the ground that it is in the form of an electronic record.

Section 14.17          Time of Essence. The parties agree that time is and will be of the essence of this Agreement in all respects.

Section 14.18          Costs and Expenses. Except as otherwise expressly provided herein or in the Investment Agreement, all legal and accounting costs, charges and expenses (including Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses. Notwithstanding the foregoing, should any litigation be commenced between the parties or their Representatives concerning any provision of this Agreement or the rights and duties of any Person hereunder, the party or parties prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and other litigation costs incurred by reason of such litigation.

Section 14.19          Public Announcements.

(a)             No public announcement or press release in connection with the execution of this Agreement shall be made or issued by or on behalf of any party without the prior written approval of all of the Members, which approval shall not be unreasonably withheld or delayed.

(b)            Notwithstanding Section 14.19(a), if a party is required to make or issue any announcement required by Law or the rules of any stock exchange to which the disclosing party is subject or by any Governmental Authority, including any such publicity, public statement or announcement described in Section 14.19(c), the disclosing party shall give the other parties reasonable opportunity to comment on such announcement or release before it is made or issued (provided that opportunity to comment shall not have the effect of preventing the party making the announcement or release from complying with its disclosure obligations).

(c)             Notwithstanding anything to the contrary in this Agreement (except Section 14.19(b)), no party (other than New Investor) shall issue any press release or similar publicity, make any public statement or announcement or deliver any marketing materials relating to New Investor’s direct or indirect investment in the Company, in each case, that includes the name “Brookfield” or derivations thereof, any trademark, trade name or service mark of New Investor or its Affiliates, information describing New Investor or its Affiliates or its business or market position or any other reference, in each case, that could reasonably be expected to otherwise be used to identify New Investor or its Affiliates without obtaining New Investor’s prior written consent, which consent shall not be unreasonably withheld.

(d)            Notwithstanding anything to the contrary in this Agreement, each Investor Member may disclose this Agreement and the subject matter of this Agreement and the financial return and other financial performance, statistical information or other similar information in connection with fundraising, marketing, informational or reporting activities to or of such Affiliates, subsidiaries, funds or affiliated investment vehicles and to the partners, members or other current or prospective investors therein, subject to customary confidentiality restrictions in such Person’s reasonable determination.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

COMPANY:

FLORIDA PROGRESS, LLC

By:	/s/ Harry K. Sideris
	Name:	Harry K. Sideris
	Title:	President and Chief Executive Officer

[Signature Page to FLORIDA PROGRESS LLCA]

NEW INVESTOR:

PENINSULA POWER HOLDINGS L.P.

By: Peninsula Power GP LLC
Its: General Partner

By: Brookfield Super-Core Infrastructure Partners GP LLC
Its: Sole Member

By: Brookfield Super-Core Infrastructure Partners GP of GP LLC
Its: Manager

By:	/s/ Elisabeth Press
Name: Elisabeth Press
Title: Senior Vice President

Solely for the purposes of Section 4.2(h),

NEW INVESTOR PARENT:

Peninsula Power FinCo L.P.

By: Brookfield Super-Core Infrastructure Partners GP LLC
Its: General Partner
By: Brookfield Super-Core Infrastructure Partners GP of GP LLC
Its: Manager

By:	/s/ Elisabeth Press
Name: Elisabeth Press
Title: Senior Vice President

[Signature Page to FLORIDA PROGRESS LLCA]

PROGRESS ENERGY:

PROGRESS ENERGY, INC.

By:	/s/ Brian D. Savoy
	Name:	Brian D. Savoy
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to FLORIDA PROGRESS LLCA]

Exhibit A
Defined Terms

“ACC Deadline” has the meaning set forth in Section 4.2(i).

“ACC Units” has the meaning set forth in Section 4.2(a).

“Acceptable New Qualifying Core Assets” means Qualifying Core Assets on which the Company reasonably expects to earn a return through rates approved by the FPSC in an amount that is no less than the Company’s then-awarded authorized rate of return.

“Acceptable Valuation Arbiter” has the meaning set forth in Section 7.3(d)(ii)(1).

“Acceptance Notice” has the meaning set forth in Section 11.4(b).

“Acceptance Period” has the meaning set forth in Section 11.4(b).

“Additional Capital Contribution” has the meaning set forth in Section 4.2(a).

“Additional Elected Portion” has the meaning set forth in Section 4.2(h).

“Affiliate” means, with respect to any Person or group of Persons, a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person or group of Persons. Notwithstanding the foregoing, for purposes of this Agreement, (a) none of the Members nor their Affiliates, by virtue of being a member of the Company or a party, shall be considered an Affiliate of the other Member or the other Member’s Affiliates, (b) no Investor Member, by virtue of being a member of the Company or a party, shall be considered an Affiliate of the Company or any of its Subsidiaries and (c) for purposes of Section 3.6(c), no Persons other than BSIP GP and its direct and indirect Subsidiaries and Controlled investment vehicles (excluding any portfolio company thereof), in each case, shall be deemed an Affiliate of New Investor. The term “Affiliated” has the correlative meaning.

“Affiliate Transaction” has the meaning set forth in Section 7.1(a).

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Annual Remaining Commitment Amount” means, as of the date of determination, an amount equal to (a) the Annual Remaining Distribution Amount, plus (b) the Remaining Growth Commitment Amount.

“Annual Remaining Distribution Amount” means, as of the date of determination, an amount equal to (a) (i) the sum of (x) the aggregate amount of Distributable Cash distributed to New Investor during the trailing twelve- (12-) month period immediately prior to any Capital Call Request Funding Date (including any Distributable Cash distributed on any such Capital Call Request Funding Date) and (y) the aggregate amount of any support payments paid to New Investor from Progress Energy or any of its Affiliates pursuant to Section 13.1 during such period, minus (b) the aggregate amount of Additional Capital Contributions funded by New Investor during the trailing twelve- (12-) month period prior to the last day of the month of the Capital Call Request Funding Date (excluding the amounts of any Additional Capital Contributions made (x) in respect of Growth Commitment Amounts and (y) on the Capital Call Request Funding Date).

Exhibit A-1

“Anti-Corruption Laws” has the meaning set forth in Section 6.11(a).

“Applicable Laws” has the meaning set forth in Section 6.11(d).

“Applicable Overriding Law” means any Law generally applicable to all electrical utilities in the State of Florida, or to the extent not generally applicable to all electrical utilities, that was not enacted, promulgated, issued or otherwise made effective as a result of any action by the Company, Progress Energy or its respective Affiliates; provided that in the case of any Law consisting of an order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter ruling of a Governmental Authority, the same shall have become final, binding and unappealable.

“Approval Rights” has the meaning set forth in Section 11.9(a)(i).

“Articles” has the meaning set forth in the Recitals to this Agreement.

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof. The term “Beneficial Owner” and “Beneficially Owned” have the correlative meaning.

“Board” has the meaning set forth in Section 6.1(a).

“Board Observer” has the meaning set forth in Section 6.4.

“BSIP” means Brookfield Super-Core Infrastructure Partners L.P., Brookfield Super-Core Infrastructure Partners (ER) SCSp, Brookfield Super-Core Infrastructure Partners (CAN) L.P., Brookfield Super-Core Infrastructure Partners (NUS) L.P., and Brookfield Super-Core Infrastructure Partners (CAN) TE L.P.

“BSIP GP” means Brookfield Super-Core Infrastructure Partners GP LLC.

“Business Corporation Act” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means a day other than a Saturday or Sunday or any other day on which banks are required to be closed or are authorized to close in New York, New York.

“Business Opportunity Assets” has the meaning set forth in Section 3.6(b).

“Call Exercise Price” has the meaning set forth in Section 4.2(l).

“Call Notice” has the meaning set forth in Section 4.2(l).

“Call Notice Period” has the meaning set forth in Section 4.2(l).

Exhibit A-2

“Call Right” has the meaning set forth in Section 4.2(l).

“Call Value” means, in connection with Progress Energy’s exercise of the Call Right in accordance with Section 4.2(l), a dollar amount equal to the average of (a) the Comparison Method Call Valuation and (b) the Precedent Transactions Call Valuation.

“Capital Call” has the meaning set forth in Section 4.2(b).

“Capital Call Loan Payback Threshold” means, (a) for any Distribution Date, the sum of (i) all scheduled cash interest expense (and ordinary course interest rate hedge settlements), scheduled fees and scheduled principal amortization in respect of the New Investor Financing, any breakage costs, termination fees or other payments that would be due and payable under any hedging arrangement required to be entered into under the New Investor Financing and any other amount under the New Investor Financing (other than any amount described in the immediately succeeding clause (ii)), plus (ii) any other amount with respect to the acceleration or enforcement of the New Investor Financing, in each case, due and payable on such Distribution Date or to be due and payable on or prior to the immediately succeeding Distribution Date; provided that for purposes of this clause (a), the Capital Call Loan Payback Threshold shall not include any make-whole premiums or penalties payable by New Investor in connection with a voluntary prepayment of the New Investor Financing and (b) (x) for any Distribution Date upon liquidation of the Company pursuant to Section 9.2(b) or (y) in connection with the receipt of proceeds from a Put Sale, Drag Along Sale, Tag-Along Sale or payment of the Call Exercise Price, in each case, an amount equal to the amount required to pay off all obligations under the New Investor Financing in full (including, for the avoidance of doubt, any unpaid accrued interest, make-whole premium and penalties).

“Capital Call Notice” has the meaning set forth in Section 4.2(b).

“Capital Call Request Funding Date” has the meaning set forth in Section 4.2(b).

“Capital Contribution” means, with respect to any Member, the amount of money and the Fair Market Value of any property contributed to the Company with respect to the Membership Interests in the Company held or purchased by such Member.

“Capital Contribution Loan” means a loan to a Requesting Member or, if New Investor is the Requesting Member, to New Investor Parent, from one or more Lending Members (such Person, the “Capital Contribution Loan Borrower”) in accordance with Section 4.2(j) that shall (a) bear interest at an interest rate equal to the then-existing ten (10) year U.S. Treasury rate plus eight percent (8%) per annum, capitalized and compounded annually, (b) be mandatorily repaid (i) at the end of each fiscal quarter solely out of that portion of Distributable Cash that, as set forth in Section 5.1, is distributed to such Capital Contribution Loan Borrower (or, if New Investor is the Non-Contributing Member, New Investor Parent), which, in the case of New Investor Parent only, is in excess of (x) the Capital Call Loan Payback Threshold and (y) any reserved amounts to fund an outstanding Capital Call by the Company, (ii) to the extent necessary, from amounts that upon liquidation of the Company pursuant to Section 9.2(b), which in the case of New Investor Parent only, are in excess of the Capital Call Loan Payback Threshold, (iii) in the case of New Investor Parent only, in connection with the receipt by New Investor of proceeds from a Put Sale, Drag Along Sale, Tag-Along Sale or payment of the Call Exercise Price that, in each case, are in excess of the Capital Call Loan Payback Threshold and (iv) out of proceeds of any Incremental Indebtedness (as defined in the New Investor Financing Documents) and (c) mature on the Capital Contribution Loan Maturity Date, but, if New Investor Parent is the Capital Contribution Loan Borrower, shall in no event be considered or deemed Debt of New Investor.

Exhibit A-3

“Capital Contribution Loan Borrower” has the meaning set forth in the definition of “Capital Contribution Loan.”

“Capital Contribution Loan Maturity Date” means, with respect to a Capital Contribution Loan, (a) if such Capital Contribution Loan is made to New Investor Parent, the date of the payment in full of the New Investor Financing that was outstanding when such Capital Contribution Loan was made (after giving effect to any refinancing or amendment and extension thereof, provided that, for the avoidance of doubt, pro forma for any such refinancing or amendment and extension, the Projected Debt Service Coverage Ratio is not less than 1.5:1.00) and (b), otherwise, the tenth (10th) anniversary of the date of issuance of such Capital Contribution Loan.

“Capital Contribution Loan Request” has the meaning set forth in Section 4.2(f).

“Chairman” has the meaning set forth in Section 6.5.

“Class” means the type of Membership Interest: (i) Common Units or (ii) any other class of Membership Interests created by the Board pursuant to Section 3.3(ii).

“Code” means the Internal Revenue Code of 1986.

“Common Member” means a holder of Common Units.

“Common Units” means Units of the Company designated on the date of issuance as “Common Units” on Schedule A representing a limited liability interest in the Company having the rights, preferences and privileges applicable to the holders of the Common Units hereunder.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Business Opportunity” has the meaning set forth in Section 3.6(b).

“Company Percentage Interest” means, with respect to any Member, the fraction, expressed as a percentage whose numerator is the total number of Common Units then held by such Member and whose denominator is the total number of issued and outstanding Common Units. The Company Percentage Interests of all Members shall at all times equal 100% in the aggregate and shall be set forth on the Register of Members.

“Comparison Method Call Valuation” means a dollar amount equal to the value of all of the Units of the Company assuming that the Company was sold in its entirety to a buyer at an implied price to LTM earnings multiple equal to the median of the upper half of Publicly Traded Electric Utilities (in terms of price to LTM earnings multiples, based on the prior twelve (12) months of the latest available public filings as of the date of delivery of the Call Notice to New Investor), assessed as of the date of delivery of the Call Notice to New Investor.

Exhibit A-4

“Comparison Method Company Valuation” has the meaning set forth in Section 7.3(d)(iv)(4).

“Compensation Working Group” has the meaning set forth in Section 6.8(a).

“Confidential Information” has the meaning set forth in Section 14.11(a).

“Consolidated Net Leverage Ratio” means with respect to the Company and its Subsidiaries as of any date of determination, the ratio (expressed as a percentage) of: (a) the sum of (i) the consolidated Debt (excluding Securitized Debt) of the Company and its Subsidiaries, minus (ii) the Company and its Subsidiaries’ consolidated cash and cash equivalents, minus (iii) any Recoverable Debt, to (b) the sum of (i) (A) the consolidated Debt (excluding Securitized Debt) of the Company and its Subsidiaries, minus (B) the Company and its Subsidiaries’ consolidated cash and cash equivalents, minus (C) any Recoverable Debt, plus (ii) the total consolidated equity (including retained earnings and paid in capital) of the Company and its Subsidiaries, determined in accordance with the accounting rules of FERC (including with respect to the Uniform System of Accounts under the Federal Power Act), as applicable; provided that, until the date that is thirty (30) days after the Final Closing, the Existing Promissory Note shall not be included in either clause (a) or (b) in any calculation of the Consolidated Net Leverage Ratio.

“Consumer Price Index” means the Consumer Price Index for All Urban Consumers (CPI-U) published by the U.S. Bureau of Labor Statistics, or any successor index thereto, which measures the average change over time in the prices paid by urban consumers for a market basket of consumer goods and services. In the event that the Consumer Price Index is discontinued or materially altered, the Board shall use a comparable index published by the U.S. government or, if no such index is available, an index that the Board agrees most closely approximates the Consumer Price Index.

“Contributing Member” has the meaning set forth in Section 4.2(g).

“Contribution Notice” has the meaning set forth in Section 4.2(g).

“Contribution Option Period” means, as applicable, the Mandatory Contribution Option Period or Excess Contribution Option Period.

“Contribution Unfunded Amount Notice” has the meaning set forth in Section 4.2(k).

“Control” means, with respect to the relationship between two or more Persons, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or otherwise. The terms “Controlled”, “Controlling” or “under common Control with” have correlative meanings.

Exhibit A-5

“Core Assets” means assets used in the generation, transmission, distribution and sale of electricity.

“Corporate Opportunity” has the meaning set forth in Section 3.6(d).

“DCF Valuation” has the meaning set forth in Section 7.3(d)(iv)(2).

“Debt” means all (a) obligations of a Person for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, including obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (b) obligations of such Person to pay any deferred purchase price, including “earn-out” payments, post-closing true-up obligations, conditional sale obligations, obligations under any title retention agreement or similar contingent obligations; (c) obligations under commodity hedging arrangements, exchange rate contracts, interest rate protection agreements or other hedging or derivatives arrangements solely to the extent such obligations would have been considered indebtedness on the Company’s balance sheet; (d) obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance, in each case to the extent drawn; (e) obligations of a Person under leases classified as capital or finance leases in its financial statements or required to be so classified in accordance with GAAP; (f) guarantees with respect to obligations of other Persons of the type referred to in clauses (a) through (e); and (g) obligations of the type referred to in clauses (a) through (f) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person, including in each case, the outstanding principal amount, any unpaid or accrued interest and any other payment obligations in respect thereof. “Debt” does not include any (A) ordinary course intercompany obligations between or among the Company and its Subsidiaries to the extent eliminated in consolidation or (B) trade accounts payable of the Company and its Subsidiaries incurred in the ordinary course of business and included in net working capital in accordance with GAAP.

“Debt Layer” means, as of any date of determination, the ratio (expressed as a percentage) of: (a) the sum of (i) short-term debt and (ii) long-term debt, to (b) the sum of (i) short-term debt, (ii) long-term debt, and (iii) common equity, as authorized in DEF’s most recent rate case at such time. For clarity, (A) the Debt Layer in DEF’s 2024 rate case was forty-seven percent (47%) and (B) for the purposes of Section 7.2(e), the terms “short-term debt,” “long-term debt” and “common equity” shall refer to such amounts that are described in DEF’s most recent rate case.

“DEF” has the meaning set forth in the Recitals to this Agreement.

“DEF Retained Earnings” means, as of the date of determination, (a) $5,753,000,000, plus (b) the aggregate amount of net income (calculated in accordance with GAAP) of DEF from and after January 1, 2025, less (c) the aggregate amount of distributions made by DEF from and after January 1, 2025.

“Direct Tag Threshold” has the meaning set forth in Section 11.6(a).

“Dispute” has the meaning set forth in Section 14.12(a).

Exhibit A-6

“Dissolution Event” has the meaning set forth in Section 9.1.

“Distributable Cash” means, as of any date, all cash, cash equivalents and liquid investments available to the Company and its Subsidiaries as of such date (other than any cash held at Duke Energy Florida Project Finance, LLC that is not permitted to be distributed in accordance with the terms of then-outstanding Securitized Debt), less (a) all Tax Sharing Payments anticipated to be due and payable in the next six (6) months and (b) all reserves that, in the reasonable, good faith judgment of the Board, are necessary or appropriate for the operation of the Company and its Subsidiaries (in each case, taking into account the maintenance of working capital requirements and including reserves for the payment of future expenses, costs, capital requirements and other financial obligations, and subject to applicable Law (including the LLC Act), regulatory requirements and the terms of any agreements providing for the Company and its Subsidiaries’ debt financing); provided, however, that in determining the amount of Distributable Cash as of any time, the Company shall use reasonable best efforts to cause its Subsidiaries to make distributions of cash to the Company on a quarterly basis in an amount not less than fifty-five percent (55%) of its Subsidiaries’ net cash provided by operating activities for the relevant period; provided, however, that in no event shall the Company have any obligation to cause DEF to distribute any amount exceeding DEF Retained Earnings as of the end of such fiscal quarter; provided, further, that (i) the Board shall determine the amount of necessary and appropriate reserves taking into account (x) the past practices of the Company and its Subsidiaries, (y) the practices of Duke’s other utilities and other similarly situated companies in the public utility industry, as applicable, and (z) the obligations of the Members to their creditors (to the extent known to the Company and related to the Member’s investment therein) and (ii) the Company shall use commercially reasonable efforts to maintain its Consolidated Net Leverage Ratio within two and one-half percent (2.5%) of the most recently approved Debt Layer.

“Distribution” has the meaning set forth in Section 5.1(b).

“Distribution Date” has the meaning set forth in Section 5.1(a).

“Distribution Shortfall” has the meaning set forth in Section 13.1.

“Drag Along Notice” has the meaning set forth in Section 11.5(b).

“Drag Along Purchaser” has the meaning set forth in Section 11.5(a).

“Drag Along Right” has the meaning set forth in Section 11.5(a).

“Drag Along Sale” has the meaning set forth in Section 11.5(a).

“Duke” means Duke Energy Corporation, a Delaware corporation.

“Duke Change of Control” means the consummation of any transaction or series of related transactions (as a result of a tender offer, share exchange, merger, business combination, reorganization, consolidation or otherwise) that results, or would if consummated result, in (a) the stockholders of Duke as of immediately prior to the consummation of such transaction ceasing to be the Beneficial Owners, directly or indirectly, of at least a majority of the issued and outstanding voting securities of Duke (or the continuing or surviving entity of such transaction) as of immediately following the consummation of such transaction or (b) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becoming the Beneficial Owner of more than fifty percent (50%) of the issued and outstanding voting securities of Duke.

Exhibit A-7

“Early Contribution” has the meaning set forth in Section 4.2(m).

“ECL” has the meaning set forth in Section 12.2.

“Economic Rights” has the meaning set forth in Section 11.9(a)(i).

“Effective Date” has the meaning set forth in the Preamble to this Agreement.

“Effective Time” means the time on the Effective Date at which this Agreement was executed and delivered by the Members.

“Electing Member” has the meaning set forth in Section 4.2(i).

“Eligible Person” means each Person entitled to indemnification pursuant to Article X.

“Equity Interests” means, with respect to any Person, (a) equity interests in such Person (including for the avoidance of doubt, in the case of the Company, Units), (b) obligations, evidences of Debt or other securities or interests, in each case, convertible or exchangeable into equity interests (including for the avoidance of doubt, in the case of the Company, Units) in such Person and (c) warrants, options or other rights to purchase or otherwise acquire equity interests (including, for the avoidance of doubt, in the case of the Company, Units) in such Person.

“Excess Capital Call” means any Capital Call that would require New Investor to make an Additional Capital Contribution in excess of the Annual Remaining Commitment Amount as of the applicable Capital Call Request Funding Date.

“Excess Capital Contribution” means any Additional Capital Contribution requested pursuant to an Excess Capital Call.

“Excess Contribution Option Period” has the meaning set forth in Section 4.2(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Affiliate Transactions” has the meaning set forth in Section 7.1(a).

“Existing Promissory Note” means (a) that certain Promissory Note, dated February 19, 2025, between the Company, as the borrower, and Progress Energy, as the lender, for an aggregate amount of $3,050,000,000, with a maturity date that is the three- (3-) year anniversary of the issue date under such Promissory Note, and (b) that certain Promissory Note, dated February 19, 2025, between the Company, as the borrower, and Progress Energy, as the lender, for an aggregate amount of $3,050,000,000, with a maturity date that is the five- (5) year anniversary of the issue date under such Promissory Note.

Exhibit A-8

“Fair Market Value” means, with respect to any asset, security or interest and subject to Section 14.14, the price at which the asset, security or interest would change hands between a willing buyer and a willing seller that are not Affiliated, neither being under any compulsion to buy or to sell, and both having knowledge of the relevant facts and taking into account the full useful life of the asset and the Financial Forecast. Fair Market Value shall be determined by the Board in accordance with the foregoing, subject to Section 14.14.

“FERC” means the Federal Energy Regulatory Commission or any successor agency thereto.

“Final Closing” means the earlier of (a) the final Subsequent Closing (as such term is defined in the Investment Agreement), following which New Investor will have acquired the Maximum Acquired Percentage (as such term is defined in the Investment Agreement) of the Common Units or (b) the Final Longstop Date.

“Finance and Audit Working Group” has the meaning set forth in Section 6.8(a).

“Financial Forecast” has the meaning set forth in Section 8.1(a).

“First Closing” has the meaning set forth in the Investment Agreement.

“Fiscal Year” has the meaning set forth in Section 8.5.

“Florida Utility” has the meaning set forth in Section 3.6(c).

“FMV” has the meaning set forth in Section 7.3(d)(iv)(1).

“FPSC” means the Florida Public Service Commission or any successor agency thereto.

“GAAP” means the generally accepted accounting principles in the United States.

“Government Official” shall mean any officer or employee or family member of an officer or employee of a government, department (whether executive, legislative, judicial or administrative), agency or instrumentality of such government, including any government-owned business, a public international organization, or any person acting in an official capacity for or on behalf of such government or any candidate for public office or representative of a political party.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, or entity and any court or other tribunal).

“Growth Commitment Amount” means two hundred fifty million dollars ($250,000,000).

“ICC Court” has the meaning set forth in Section 14.12(b).

Exhibit A-9

“Independent Evaluator” has the meaning set forth in Section 14.14(a).

“Indirect Transfer Allocation” has the meaning set forth in Section 11.6(b).

“Indirect Transfer Allocation Objection Notice” has the meaning set forth in Section 11.6(h).

“Intended Tax Treatment” has the meaning set forth in Section 5.1(b).

“Interested Member” has the meaning set forth in Section 6.7(j).

“Interested Member Manager” has the meaning set forth in Section 6.7(j).

“Interested Member Matter” has the meaning set forth in Section 6.7(j).

“Investment Agreement” has the meaning set forth in the Recitals to this Agreement.

“Investment Agreement Purchase Price” means the aggregate Closing Purchase Price (as such term is defined in the Investment Agreement) paid by the Investor Member (or its predecessors in interest) to the Company as of the time of determination pursuant to the Investment Agreement.

“Investor 2.5% Member” means any Member (other than Progress Energy and its Affiliates) who, together with such Member’s Affiliates, has an aggregate Company Percentage Interest greater than or equal to two and one-half percent (2.5%).

“Investor 4.9% Matter” has the meaning set forth in Section 7.1.

“Investor 4.9% Member” means any Member (other than Progress Energy and its Affiliates) who, together with such Member’s Affiliates, has an aggregate Company Percentage Interest greater than or equal to four and nine-tenths percent (4.9%).

“Investor 9.9% Member” means (i) from and after the First Closing until the Final Closing, New Investor and (ii) from and after the Final Closing, any Member (other than Progress Energy and its Affiliates) who, together with such Member’s Affiliates, has an aggregate Company Percentage Interest greater than or equal to nine and nine-tenth percent (9.9%).

“Investor Indemnitors” has the meaning set forth in Section 10.14.

“Investor Matter” has the meaning set forth in Section 7.1.

“Investor Member” means any Member other than Progress Energy and its Affiliates.

“Investor Representations” has the meaning set forth in Section 11.5(f).

Exhibit A-10

“IRR” means, with respect to each Common Unit, as of the time of determination, an actual annual post-tax return of the specified percentage, compounded annually, on the Capital Contribution attributable to such Common Unit. IRR with respect to each Common Unit shall be calculated assuming (a) the Capital Contribution in respect of such Unit was paid on the date it was funded as set forth in Schedule A, (b) all relevant distributions in respect of such Common Unit pursuant to Article V have been made on the date actually paid by the Company and (c) using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating IRR as reasonably determined by the Board).

“IRS” means the U.S. Internal Revenue Service and any successor thereto.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter ruling of a Governmental Authority and shall include, for the avoidance of any doubt, the LLC Act.

“Lending Member” has the meaning set forth in Section 4.2(j)(i).

“Lien” means any mortgage, deed of trust, pledge, lien (including any Tax lien), charge, claim, option, right of first refusal, equitable interest, security interest, third-party right, assignment, hypothecation, encumbrance, easement, right of way, title defect, encroachment, or other covenant, condition, agreement or arrangement that has the same or a similar effect to the granting of security or of any similar right of any kind (including any conditional sale or other title retention agreement).

“Liquidator” has the meaning set forth in Section 9.2(a).

“LLC Act” has the meaning set forth in the Recitals to this Agreement.

“LLC Documents” has the meaning set forth in Section 11.9(a).

“Lock-up Period” has the meaning set forth in Section 11.3.

“LTM” has the meaning set forth in Section 7.3(d)(iv)(3).

“Major Decision” has the meaning set forth in Section 7.1.

“Manager” means a member of the Board.

“Mandatory Capital Call” means any Capital Call that is not an Excess Capital Call.

“Mandatory Capital Contribution” means any Additional Capital Contribution requested pursuant to a Mandatory Capital Call.

“Mandatory Contribution Option Period” has the meaning set forth in Section 4.2(f).

“Mandatory Reinvestment” has the meaning set forth in Section 4.2(d).

Exhibit A-11

“Member” means a Common Member or a Person holding another Class of Units issued hereunder.

“Member FMV Valuations” has the meaning set forth in Section 7.3(d)(i).

“Membership Interests” means the entire ownership interest of a Member in the Company, including any and all rights to vote and otherwise participate in the affairs of the company, as applicable, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Necessary Expenses” means, with respect to any Capital Call, expenses of the Company or any of its Subsidiaries in connection with (a) debt service payments on the Company’s or any of its Subsidiaries’ financing (including expenses of incurring any defaults thereunder), (b) any repairs and expenditures necessary to prevent or mitigate material damage to any material assets of the Company or its Subsidiaries, (c) expenses incidental to compliance with any final orders, judgments or other proceedings or regulatory requirements and costs and expenses related thereto, (d) any expenditure necessary to avoid a material default pursuant to any material contract or agreement to which the Company or any of its Subsidiaries is a party and (e) any necessary or ancillary operating expenditures required to operate the businesses of the Company and its Subsidiaries that, in each case, are not reasonably expected to be satisfied by accessing available liquidity in a manner consistent with past practice.

“New Investor” has the meaning set forth in the Preamble to this Agreement.

“New Investor Backleverage Amount” means the aggregate amount of Debt incurred in connection with the New Investor Financing.

“New Investor Backleverage Make-Whole Amount” means, an amount equal to the excess, if any of (a) the present value, as of the date of determination, of all remaining scheduled principal and interest payments that would have been due in respect of the New Investor Backleverage Amount if fully prepaid on such date, from such date through the maturity date of the New Investor Backleverage Amount as set forth in the New Investor Financing Documents plus any accrued and unpaid commitment fees on such New Investor Backleverage Amount, over (b) the outstanding principal amount of the New Investor Backleverage Amount on such date, as determined, in good faith, by New Investor.

“New Investor Designee” has the meaning set forth in Section 6.1(b).

“New Investor Financing” means all Debt for borrowed money under all credit facilities, lines of credit, loan agreements, note purchase agreements, indentures or similar agreements incurred by New Investor from non-Affiliates in an aggregate principal amount not to exceed the greater of (a) $2,250,000,000 and (b) an amount such that the Projected Debt Service Coverage Ratio tested at the time of such incurrence is not less than 1.5:1.00 after giving pro forma effect to such incurrence and any debt repayment in connection therewith (the “New Investor Financing Cap”), as the same may be amended, amended and restated, refinanced, supplemented or otherwise modified; provided that (i) any such amendment, amendment and restatement, refinancing, supplement or other modification shall not increase the principal amount of such New Investor Financing above the New Investor Financing Cap at the time, and (ii) prior to any such refinancing of any bridge loan in place as of the Effective Date by an issuance of senior-secured notes or other long-term financing, there shall not be any outstanding Capital Contribution Loan payable by New Investor or its Affiliates unless the net cash proceeds of such refinancing are sufficient to repay all outstanding Capital Contribution Loans in full and such net cash proceeds are first applied to the repayment directly to Progress Energy of all outstanding Capital Contribution Loan in full.

Exhibit A-12

“New Investor Financing Documents” means the definitive documentation governing any New Investor Financing.

“New Investor Group” means New Investor, together with any other Persons that acquire New Investor Units, acting by a vote or written consent of the holders of a majority of the New Investor Units or otherwise by agreement among such holders.

“New Investor Parent” has the meaning set forth in the Preamble to this Agreement.

“New Investor Removal Designation” has the meaning set forth in Section 6.1(c).

“New Investor Units” means Units first issued to New Investor in accordance with this Agreement.

“New Units” has the meaning set forth in Section 4.1(c).

“New Units Notice” has the meaning set forth in Section 4.4(b).

“Non-Contributing Member” has the meaning set forth in Section 4.2(g).

“Non-Requesting Member” has the meaning set forth in Section 4.2(j)(i).

“Non-Selling Member” has the meaning set forth in Section 11.4(a).

“NRC” means the Nuclear Regulatory Commission or any successor agency thereto.

“Offer Notice” has the meaning set forth in Section 11.4(a).

“Offer Period” has the meaning set forth in Section 11.4(a).

“Offered Units” has the meaning set forth in Section 11.4(a).

“Officer” means each Person designated as an officer of the Company to whom authority and duties have been delegated pursuant to Section 6.9, subject to any resolution of the Board appointing or removing such Person as an officer or relating to such appointment or such delegation of authority or duties.

“Operations and Regulatory Working Group” has the meaning set forth in Section 6.8(a).

Exhibit A-13

“Organizational Documents” means, with respect to any corporation, partnership, limited liability company or other entity, the articles of incorporation, bylaws, limited liability company agreement, operating agreement, memorandum of association or equivalent or similar organizational documents of such entity.

“Original Agreement” has the meaning set forth in the Recitals to this Agreement.

“Other Business” means, with respect to the Company and its Subsidiaries, all portions of their respective operations and activities that do not constitute the Regulated Business.

“Ownership Interests” has the meaning set forth in Section 11.9(a)(i).

“Permitted Material Business Deviation Decision” has the meaning set forth in Section 7.2.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity, and any government or agency or political subdivision thereof.

“Pledge Parties” has the meaning set forth in Section 11.9(a)(i).

“Pledged Interests” has the meaning set forth in Section 11.9(a)(i).

“Precedent Transactions Call Valuation” means a dollar amount equal to the value of all the Units of the Company assuming that the Company was sold in its entirety to a buyer at an LTM earnings multiple equal to the median of the highest quartile (in terms of price to LTM earnings multiples paid, based on the prior twelve (12) months of the latest available public filings as of the time of announcement of the relevant transaction) of transactions involving (a) a change of control of a Publicly Traded Electric Utility or (b) a minority investment in a Publicly Traded Electric Utility or its direct or indirect subsidiary holding one or more rate-regulated electric utilities, pursuant to which consideration of at least one billion dollars ($1,000,000,000) is paid by the investor for the acquired Equity Interests, in each case, completed at any time during the ten- (10-) year period immediately preceding the date of delivery of the Call Notice to New Investor.

“Precedent Transactions Method Company Valuation” has the meaning set forth in Section 7.3(d)(iv)(3).

“Preemptive Right” has the meaning set forth in Section 4.4(a).

“Progress Energy” has the meaning set forth in the Preamble to this Agreement.

“Progress Energy Designee” has the meaning set forth in Section 6.1(b).

“Progress Energy FMV Valuations” has the meaning set forth in Section 7.3(d)(i).

Exhibit A-14

“Progress Energy Holders” means Progress Energy and any of its Affiliates that own Units.

“Progress Energy Seller” has the meaning set forth in Section 11.6(a).

“Prohibited Payment” means any offer, gift, payment, promise to pay, or authorization of the payment of any money or anything of value, directly or indirectly, to a Government Official for the purpose of either (a) influencing any act or decision of the Government Official in their official capacity, (b) inducing the Government Official to do or omit to do any act in violation of their lawful duty, (c) securing any improper advantage or (d) inducing the Government Official to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist in obtaining or retaining business or in directing business to any party.

“Prohibited Transaction” means any of the following: (a) receiving, transferring, transporting, retaining, using, structuring, diverting or hiding the proceeds of any criminal activity whatsoever, including drug trafficking, fraud or bribery of a Government Official; (b) engaging or becoming involved in, financing, or supporting financially or otherwise, sponsoring, facilitating, or giving aid to any terrorist person, activity or organization; or (c) participating in any transaction or otherwise conducting business with any Person that appears on any list issued by a United States or European Union governmental authority, the World Bank or the United Nations with respect to money laundering, terrorism financing, drug trafficking or economic or arms embargoes.

“Prohibited Transferee” means (a) any Person that appears on any list issued by a United States, Canadian or European Union governmental authority with respect to money laundering, terrorism financing, drug trafficking, or economic or arms embargos or (b) any Person who within the last five (5) years has been held liable by, or entered into a formal settlement agreement with a United States, Canadian or European Union governmental authority for violations of anti-bribery, money laundering, terrorism financing or drug trafficking laws, or for criminal violations of economic or arms embargo laws.

“Projected Debt Service Coverage Ratio” has the meaning assigned to such term in the New Investor Financing Documents, as in effect on the Effective Date.

“Proportionate Contribution Entitlement” has the meaning set forth in Section 4.2(b).

“Publicly Traded Electric Utility” has the meaning set forth in Section 7.3(d)(iv)(5).

“Put Exercise Date” has the meaning set forth in Section 7.3(c).

“Put Exercise Notice” has the meaning set forth in Section 7.3(c).

“Put Group Member” has the meaning set forth in Section 7.3(c).

“Put Member FMV Valuations” has the meaning set forth in Section 7.3(d)(i).

Exhibit A-15

“Put Price” has the meaning set forth in Section 7.3(d).

“Put Price Floor” has the meaning set forth in Section 7.3(d)(iv)(1).

“Put Right” has the meaning set forth in Section 7.3(c).

“Put Right Member” has the meaning set forth in Section 7.3(b).

“Put Sale” has the meaning set forth in Section 7.3(c).

“Put Triggering Event” has the meaning set forth in Section 7.3(b).

“Put Units” has the meaning set forth in Section 7.3(c).

“Qualifying Core Assets” means Core Assets (including necessary or ancillary expenses and working capital to support such assets) on which the Company reasonably expects (a) that the Company or its Subsidiaries are eligible to include in rate base and (b) will be eligible to earn a return through rates approved by the FPSC or FERC that are commercially reasonable (to be determined by the Board in good faith) and are not otherwise inconsistent with applicable FPSC or FERC (or such other Governmental Authority, as the case may be) rate precedent.

“Recoverable Debt” means, as of the date of determination, any amounts of Debt (other than Securitized Debt) of the Company and its Subsidiaries that are incurred to fund costs in connection with any Unforeseen Event that (a) are of the type approved for recovery by the FPSC and (b) reasonably expected to be filed for recovery within fifteen (15) months of the incurrence of such Debt; provided, however, that (A) any amounts of such Debt incurred to fund costs that are not filed for recovery within fifteen (15) months of the date such Debt is incurred shall no longer constitute “Recoverable Debt” and (B) any amounts of such Debt incurred to fund costs that have been filed for recovery and disallowed by the FPSC shall, from the date that is six (6) months after such disallowance, no longer constitute “Recoverable Debt.”

“Reference Amount” means the “System Per Books Total Period End Rate Base” set forth on the most recent DEF Earnings Surveillance Report delivered by DEF to the FPSC.

“Register of Members” means the register of Members of the Company (attached as Schedule A hereto, as amended from time to time to reflect changes in equity ownership of the Company), which register is conclusive as to the equity ownership in the Company.

“Regulated Business” means, with respect to the Company and its Subsidiaries, all portions of their respective operations and activities in the State of Florida that are subject to regulation by any Governmental Authority with jurisdiction over the generation, transmission, distribution and sale of electricity in the State of Florida.

“Regulatory Approval Period” means, with respect to any proposed Transfer of Units or issuance of New Units, the period beginning on the date a definitive agreement is executed with respect to such Transfer or issuance and ending on the date that is one hundred eighty (180) days following twenty (20) Business Days thereafter; provided, however, that in each case, such period shall be extended up to an additional ninety (90) days so long as the parties to the proposed Transfer or issuance have used and continue to use their reasonable best efforts to obtain any required regulatory approvals, but such approvals have not been obtained.

Exhibit A-16

“Rejection Notice” has the meaning set forth in Section 11.4(b).

“Relevant Parties” has the meaning set forth in Section 6.11(d).

“Remaining Growth Commitment Amount” means, as of the date of determination, with respect to New Investor, (a) the Growth Commitment Amount, minus (b) the aggregate amount of all Additional Capital Contributions made by New Investor in respect of Growth Commitment Amounts (which, for the avoidance of doubt, shall exclude any Additional Capital Contributions in respect of the Annual Remaining Distribution Amount).

“Representatives” means, with respect to any Person, such Person’s shareholders or members, and its and their respective officers, directors, managers, employees, accountants, consultants, legal counsel, financial advisors, current and prospective financing sources and other representatives and agents.

“Requesting Member” has the meaning set forth in Section 4.2(j)(i).

“Requisite Manager Appointment Percentage” means nine and nine-tenths percent (9.9%).

“Requisite Observer Appointment Percentage” means four and nine-tenths percent (4.9%).

“Requisite Three-Observer Appointment Percentage” means fifteen percent (15%).

“Requisite Two-Manager Appointment Percentage” means fifteen percent (15%).

“Requisite Two-Observer Appointment Percentage” means nine and nine-tenths percent (9.9%).

“Residual Contribution Amount” has the meaning set forth in Section 4.2(g).

“Residual Exercise Notice” has the meaning set forth in Section 4.2(h).

“Residual Exercise Period” has the meaning set forth in Section 4.2(h).

“Restricted Transferee” has the meaning set forth in Section 11.7(b).

“ROFO Notice” has the meaning set forth in Section 11.4(a).

“Rules” has the meaning set forth in Section 14.12(b).

“Secured Obligations” means any obligations or liabilities of New Investor or any of its Affiliates to any Secured Parties.

Exhibit A-17

“Secured Parties” means any Persons, or an agent therefor, that have committed to provide, and have provided, debt financing to New Investor or any of its Affiliates that is secured by New Investor’s or any of its Affiliates’ Units.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitized Debt” means (a) the Debt balance associated with the Crystal River Unit 3 retirement approved for recovery by the FPSC on September 15, 2015, and the upfront financing costs securitized in 2016 with issuance of the associated bonds pursuant to that certain Indenture by and between Duke Energy Florida Project Finance, LLC, as issuer, and the Bank of New York Mellon Trust Company, National Association, as indenture trustee and securities intermediary, dated as of June 22, 2016, as supplemented by that certain Series Supplement No. 3, dated as of June 22, 2016, that certain Series Supplement No. 4, dated as of June 22, 2016, and that certain Series Supplement No. 5, dated as of June 22, 2016 and (b) any other Debt that is subject to a securitization transaction that is specifically authorized by a Governmental Authority for recovery through rates.

“Selling Member” has the meaning set forth in Section 11.4(a).

“Special Nuclear Committee” has the meaning set forth in Section 6.8(g).

“Specified Loan Amount” has the meaning set forth in Section 4.2(j)(i).

“Subject Interests” has the meaning set forth in Section 4.4(a).

“Subsequent Closings” has the meaning set forth in the Investment Agreement.

“Subsidiary” means, with respect to the Company, any Person of which more than fifty percent (50%) of the total voting equity interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or other similar Persons), or the ability to elect a majority of the directors, managers or trustees thereof (or other similar Persons), is at the time owned or Controlled, directly or indirectly, by the Company.

“Tag-Along Completion Date” has the meaning set forth in Section 11.6(b).

“Tag-Along Election Notice” has the meaning set forth in Section 11.6(c).

“Tag-Along Investor” has the meaning set forth in Section 11.6(c).

“Tag-Along Offer Notice” has the meaning set forth in Section 11.6(b).

“Tag-Along Offer Period” has the meaning set forth in Section 11.6(c).

“Tag-Along Portion” has the meaning set forth in Section 11.6(c).

“Tag-Along Right” has the meaning set forth in Section 11.6(a).

“Tag-Along Sale” has the meaning set forth in Section 11.6(a).

Exhibit A-18

“Tax” or “Taxes” means all taxes, including all charges, fees, duties, levies or other assessments in the nature of taxes, imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, gain, use, license, transfer, environmental, production, custom duty, unemployment, corporation, capital stock, transfer, franchise, payroll, withholding, social security, minimum, estimated, ad valorem, profit, gift, severance, value added, disability, recapture, occupancy, retaliatory or reciprocal, guaranty fund assessments, credit, occupation, leasing, employment, stamp, goods and services, utility and other taxes, including any interest, penalties or additions attributable thereto.

“Tax Matters Shareholder” has the meaning set forth in Section 8.4(a).

“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, form, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis, and also including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means that certain Fifth Amended Agreement for Filing Consolidated Income Tax Returns and for Allocation of Consolidated Income Tax, dated as of December 31, 2024, by and between Duke and its Subsidiaries (including DEF and the Company), as the same may be amended.

“Tax Sharing Payments” means all payments required to be made by the Company or any of its Subsidiaries pursuant to the Tax Sharing Agreement.

“Third Party” means any Person other than Affiliate of a Member.

“Third-Party Investor” has the meaning set forth in Section 4.1(c).

“Third-Party Purchaser” has the meaning set forth in Section 11.4(a).

“Threshold Amount” has the meaning set forth in Section 13.1.

“Total Capital Call Amount” has the meaning set forth in Section 4.2(b).

“Transaction Documents” has the meaning set forth in the Investment Agreement.

“Transfer” means any direct or indirect sale, exchange, transfer, assignment, lease, license or other disposal or similar transaction, whether voluntary, involuntary or by operation of law, whether or not for value; provided, however, that (a) any sale, exchange, transfer, assignment, lease, license or other disposition of Equity Interests in a Member or any direct or indirect parent of such Member in which the Membership Interests held by such Member represent less than fifty percent (50%) of the Fair Market Value of all of the assets directly or indirectly held by such Member or such direct or indirect parent the Equity Interests of which are being disposed shall not constitute a “Transfer” for any purpose under this Agreement so long as any required authorization, approval or consent of all applicable Governmental Authorities in respect of such Transfer has been received, (b) any direct or indirect transfer of Equity Interests in Investor Member that does not result in a non-Affiliate “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) acquiring Control of the Investor Member shall not constitute a “Transfer” for any purpose under this Agreement so long as any required authorization, approval or consent of all applicable Governmental Authorities in respect of such Transfer has been received and (c) a Duke Change of Control, in each case, shall not constitute a “Transfer” for any purpose under this Agreement.

Exhibit A-19

“Unforeseen Event” means any (a) unplanned or unforeseen event, whether due to storms or extreme weather or otherwise, that causes a disruption on the operations of the Regulated Business, which disruption is beyond the reasonable control of the Company or its Subsidiaries, or (b) under-recovery of fuel costs.

“Unfunded Amount” has the meaning set forth in Section 4.2(k).

“Units” means, as applicable, (a) Common Units or (b) any other units representing any other Class of Membership Interests created by the Board pursuant to Section 3.3.

“Unrestricted Affiliate” has the meaning set forth in Section 3.6(b).

“Valuation Arbiter” has the meaning set forth in Section 7.3(d)(ii)(1).

“Valuation Date” has the meaning set forth in Section 7.3(d).

“Valuation Expert” has the meaning set forth in Section 11.6(h).

“Wholly-Owned Affiliate” of a Person means any other Person that (a) is wholly owned by such first person, (b) wholly owns such Person or (c) is wholly owned by a third Person that wholly owns both such first person and such other person. As used herein, to “wholly own” means to directly or indirectly own all of the equity and voting securities of a Person.

“Withdrawal Notice” has the meaning set forth in Section 4.2(g).

“Working Groups” has the meaning set forth in Section 6.8(a).

Exhibit A-20